UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MetLife, Inc.

(Name of Registrant as Specified In Its Charter)

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MetLife, Inc.

200 Park Avenue, New York, NY 10166

March 22, 2013

Dear Shareholder:

You are invited to attend MetLife, Inc.’s 2013 annual meeting of shareholders, which will be held on Tuesday, April 23, 2013 beginning at 11:30 a.m., Eastern Time, in the MetLife Auditorium on the 23rd floor of our offices at 1095 Avenue of the Americas, New York, New York.

At the meeting you will vote on a number of important matters described in the attached Proxy Statement. You will also act on such other matters as may properly come before the meeting.

The vote of every shareholder is important. You can ensure that your shares will be represented and voted at the meeting by signing and returning the enclosed proxy card, or by voting on the Internet or by telephone. If you choose to vote by mail, we have included a postage-paid, pre-addressed envelope to make it convenient for you to do so. The proxy card also contains detailed instructions on how to vote on the Internet or by telephone.

Sincerely yours,

Steven A. Kandarian
Chairman of the Board, President and Chief Executive Officer

MetLife, Inc.

200 Park Avenue

New York, NY 10166

Notice of Annual Meeting of Shareholders

The 2013 annual meeting of the shareholders of MetLife, Inc. will be held in the MetLife Auditorium on the 23rd floor of our offices at 1095 Avenue of the Americas, New York, New York on Tuesday, April 23, 2013 at 11:30 a.m., Eastern Time. At the meeting, shareholders will consider and vote on the following matters:

1.	the election of four Class I Directors and four Class II Directors, each for a one-year term;

2.	the ratification of the appointment of Deloitte & Touche LLP as MetLife, Inc.’s independent auditor for 2013;

3.	an advisory (non-binding) vote to approve the compensation paid to MetLife, Inc.’s Named Executive Officers; and

4.	such other matters as may properly come before the meeting.

Information about the matters to be acted upon at the meeting is contained in the accompanying Proxy Statement.

Shareholders of record of MetLife, Inc. common stock at the close of business on March 1, 2013 will be entitled to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Christine M. DeBiase
Vice President and Secretary

New York, New York

March 22, 2013

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on April 23, 2013

The Proxy Statement, the MetLife, Inc. 2012 Annual Report to Shareholders and directions to the location of the 2013 annual meeting of shareholders are available at http://investor.metlife.com by selecting the appropriate link under “Related Links.”

Proxy Statement

This Proxy Statement contains information about the 2013 annual meeting of shareholders (Annual Meeting) of MetLife, Inc. (MetLife or the Company). Proxy materials, including this Proxy Statement and the accompanying proxy card, which are furnished in connection with the solicitation of proxies by MetLife’s Board of Directors, are being mailed and made available electronically to shareholders on or about March 22, 2013.

MetLife 2013 Proxy Statement	1

Proxy Summary

New for 2013: Majority Voting in Uncontested Director Elections

Beginning this year, you will vote “for,” “against,” or “abstain” with respect to the election of each Director nominee on your proxy card. In an uncontested election, as is the case this year, a Director nominee who receives more votes cast “for” than “against” is elected. If an incumbent Director is not re-elected, the Director will be required to tender a resignation, and the Governance and Corporate Responsibility Committee and the Board of Directors will determine whether to accept or reject it. For more information, see “Vote required to elect Directors” on page 82.

This summary highlights information contained elsewhere in this Proxy Statement and does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting.

Voting Your Shares

Record date	March 1, 2013.

Voting	Shareholders as of the record date are entitled to vote. Each share of MetLife common stock (Share) is entitled to one vote for each Director nominee and one vote for each of the other proposals.

Your vote is important. Shareholders of record may vote their shares using any of the methods below. Beneficial owners whose Shares are held at a brokerage firm or by a bank or other nominee should follow the voting instructions received from such nominee. Participants in retirement and savings plans should refer to voting instructions on page 82.

Internet	www.investorvote.com/MET no later than 11:59 p.m., Eastern Time, April 22, 2013.

Telephone	1-800-652-8683 until 11:59 p.m., Eastern Time, April 22, 2013.

Mail	Complete, sign and return your proxy card by mail so that it is received by MetLife, c/o Computershare Investor Services prior to the 2013 Annual Meeting.

In Person	Attend the 2013 Annual Meeting.

Proposals for Your Vote

Proposal	Directors’ Recommendation	Vote Required (of Shares Voted)	Page Reference
1. Election of four Class I Directors and four Class II Directors to one-year terms(a)	FOR each nominee	Majority	6
2. Ratification of appointment of Deloitte & Touche LLP as MetLife’s independent auditor for 2013	FOR	Majority	24
3. Advisory vote to approve compensation paid to the Named Executive Officers	FOR	Majority	27
(a)	Second year of the three-year phase-in period to declassify the Board of Directors.

2	MetLife 2013 Proxy Statement

Director Nominees

The following table provides summary information about each Class I and each Class II Director nominee.

Nominee	Director Since	Experience and Qualifications Highlights	Independent	Current Committee Membership
				Audit	Compensation	Finance and Risk	Governance and Corporate Responsibility
R. Glenn Hubbard, Ph.D. Dean and Russell L. Carson Professor of Economics and Finance, Graduate School of Business, Columbia University	2007	- Public Policy - Academic Experience - Civic Leadership - Executive Leadership	✓			✓
Steven A. Kandarian Chairman of the Board, President and Chief Executive Officer, MetLife, Inc.	2011	- Knowledge of MetLife’s Business and Operations - Executive Leadership - Global Business Experience - Business Operations
Gen. John M. Keane (ret.) Retired General, United States Army; President, GSI, LLC	2003	- Executive Leadership - Government Service - Operations Management - Public Policy	✓	F			✓
Alfred F. Kelly, Jr. Chairman of the Board, President and Chief Executive Officer, NY/NJ Super Bowl Host Company	2009	- Executive Leadership - Global Business Experience - Business Operations	✓	✓	✓	C
James M. Kilts Founding Partner, Centerview Capital	2005	- Executive Leadership - Global Business Experience - Business Operations	✓		C
Catherine R. Kinney Retired President and Co-Chief Operating Officer, New York Stock Exchange, Inc.	2009	- Corporate Governance - Executive Leadership - Global Business Experience - Business Operations	✓	F		✓
Hugh B. Price Visiting Professor of Public and International Affairs, Princeton University	1999	- Academic Experience - Civic Leadership - Executive Leadership - Public Policy	✓	✓	✓
Kenton J. Sicchitano Retired Global Managing Director, PricewaterhouseCoopers, LLP	2003	- Accounting / Auditing - Tax and Financial Advisory - Executive Leadership - Global Business Experience - Risk Management	✓	C, F	✓	✓
				C – Chair F – Audit Committee Financial Expert

All of the current Directors, including the Class I and Class II Director nominees, attended more than 75% of the aggregate number of meetings of the Board of Directors and the Committees on which they served during 2012. See “Board Committees” beginning on page 16 for more information regarding the Board Committees and Committee membership.

MetLife 2013 Proxy Statement	3

Executive Pay for Performance

The Company’s 2012 performance included increases from 2011 in the key financial measures of Operating Earnings, Operating Earnings available to common shareholders per share (Operating Earnings Per Share), Operating Return on Equity and Operating Premiums, Fees & Other Revenues.

The Company exceeded its Business Plan goals for these measures in 2012, despite a number of economic challenges:

These performance measures should be read in conjunction with Appendix A to this Proxy Statement, which includes definitions of these terms and reconciliations to the most directly comparable measures that are based on accounting principles generally accepted in the United States of America (GAAP). Those GAAP measures are:

•	income (loss) from continuing operations, net of income tax (for Operating Earnings);

•	net income (loss) available to common shareholders per diluted common share (for Operating Earnings Per Share);

•	return on MetLife, Inc.’s common equity excluding accumulated other comprehensive income (loss) (for Operating Return on Equity); and

•	premiums, fees & other revenues (for Operating Premiums, Fees & Other Revenues).

For more information, see “Shared Financial Performance Goals” on page 37.

4	MetLife 2013 Proxy Statement

As a result of the Company’s strong operational performance, which exceeded the Company’s Business Plan goals, the amount the Company generated for annual incentives increased in 2012 compared to 2011. The Company also maintained its pay for performance practices, as illustrated below. A substantial portion of the Executive Group members’ Total Compensation for 2012 performance was variable and depended on performance or the value of Shares.

To align executive and shareholder interests, in determining Total Compensation for 2012 performance, and in expectation of future contributions to performance, the Compensation Committee allocated a greater portion of the Executive Group members’ variable compensation to Share-based incentives than it allocated to annual cash incentives:

For more information, see the Compensation Discussion and Analysis, which begins on page 29.

MetLife 2013 Proxy Statement	5

Proposal 1 — Election of Directors

The Board of Directors recommends that you vote FOR the election of the Class I and Class II Directors for a one-year term ending at the 2014 Annual Meeting.

The Directors of MetLife are individuals upon whose judgment, initiative and efforts the success and long-term value of the Company depend. As a Board, these individuals oversee MetLife’s business policies and strategies and management of the Company’s businesses by the Chief Executive Officer and the other most senior executives of the Company (Executive Officers or Executive Group).

The Board of Directors currently has 13 members, with one current member, David Satcher, retiring from the Board as of the 2013 Annual Meeting. Prior to 2012, MetLife had a classified Board with each of three classes of Directors standing for election every third year to a three-year term of office. In 2011, MetLife’s shareholders approved the declassification of the Board beginning in 2012, without reducing the terms of office of Directors elected before the 2012 Annual Meeting. At the 2012 Annual Meeting, when the three-year terms of Class I Directors ended, four Class I Director nominees stood for election to one-year terms of office. At the 2013 Annual Meeting, four Class I Director nominees and four Class II Director nominees will stand for election to one-year terms of office. At the 2014 Annual Meeting, the Board will be fully declassified and all nominees will stand for election to one-year terms of office.

Meeting	Directors Standing for Election to One-Year Terms
2012 Annual Meeting	Class I Directors
2013 Annual Meeting	Class I and Class II Directors
2014 Annual Meeting	All Directors

Each of the Class I and Class II Director nominees for election at the 2013 Annual Meeting is currently serving as a Director of MetLife and has agreed to continue to serve if elected. The Board of Directors has no reason to believe that any nominee would be unable to serve if elected; however, if for any reason a nominee should become unable to serve at or before the 2013 Annual Meeting, the Board could reduce the size of the Board or nominate another candidate for election. If the Board were to nominate another candidate to stand for election at the 2013 Annual Meeting, the proxies could use their discretion to vote for that candidate. The proxies will not have authority to vote for a greater number of nominees than the number of nominees named on the proxy card, and will accordingly not have authority to fill the vacancy resulting from the retirement of Mr. Satcher.

Class I Director Nominees:

Gen. John M. Keane (Ret.), 70 (Director since 2003)

Retired General, United States Army;

President GSI, LLC

Professional Highlights:

•	President, GSI, LLC, a consulting firm (Feb. 2004 – Present)
•	Senior Partner, SCP Partners, a venture capital firm (Mar. 2009 – Jun. 2012)
•	Co-Founder and Senior Managing Director, Keane Advisors, LLC, a private equity and consulting firm (2004 – 2009)
•	Vice Chief of Staff and Chief Operating Officer, United States Army (1999 – Oct. 2003)
•	Thirty-seven year service in the United States Army

Other Professional and Leadership Experience:

•	Chairman, Board of Directors, Knollwood Foundation
•	Chairman, Senior Executive Committee, Army Aviation Association of America
•	Chairman, Board of Directors, Institute for the Study of War
•	Member of:
–	Council on Foreign Relations
–	Defense Policy Board, U.S. Department of Defense
–	Advisory Council, American Corporate Partners
–	Board of Trustees, George C. Marshall Foundation
–	Board of Trustees, Fordham University
–	Board of Directors, Center for Strategic and Budgetary Assessments
–	Board, Welcome Back Veterans Foundation
•	Military Contributor and Analyst, Fox News
•	Other Public Company Directorships: General Dynamics Corporation
•	Prior Public Company Directorships (past five years): Cyalume Technologies Holdings, Inc.; M & F Worldwide Corp.

Education:

•	B.S., Fordham University
•	M.A., Western Kentucky University
•	Honorary Degrees: Fordham University; Eastern Kentucky University

Through his tenure as chief operating officer of the United States Army, one of the world’s largest military organizations, and as advisor to the highest levels of government, General Keane has gained a deep understanding of the strategic leadership, organizational dynamics and managerial capabilities needed to operate a complex, global enterprise. These abilities are particularly relevant to the Board in its oversight of the Company’s process for selecting and developing senior leaders to ensure appropriate continuity in the Company’s business and operations.

6	MetLife 2013 Proxy Statement

Catherine R. Kinney, 61 (Director since 2009)

Retired President and Co-Chief Operating Officer,

New York Stock Exchange, Inc.

Professional Highlights:

•	Retired from NYSE Euronext in March 2009, after serving in Paris, France, with responsibility for overseeing the global listing program, marketing and branding (Jul. 2007 – Mar. 2009)

•	President and Co-Chief Operating Officer, New York Stock Exchange, Inc. (2002 – 2008)

•

Ms. Kinney joined the New York Stock Exchange in 1974 and held management positions in several divisions, with responsibility for all client relationships (1996 – 2007), trading floor operations and technology (1987 – 1996), and regulation (2002 – 2004)

Other Professional and Leadership Experience:

•	Member of:

–	Board of Trustees, Catholic Charities of the Archdiocese of New York

–	Board of Directors, New York City Ballet

–	Board of Directors, Sharegift USA

–	Economic Club of New York

•	Other Public Company Directorships: NetSuite, Inc.; MSCI Inc.

Education:

•	B.A., magna cum laude, Iona College

•	Advanced Management Program, Harvard Graduate School of Business

•	Honorary Degrees: Georgetown University; Fordham University; Rosemont College

Ms. Kinney’s experience as a senior executive and chief operating officer of a multinational, regulated entity, her key role in transforming the New York Stock Exchange (NYSE) to a publicly held company, and her leadership in developing and establishing the NYSE corporate governance standards for its listed companies (including MetLife) demonstrate her knowledge of and experience with issues of corporate development, transformation and governance. These qualities are relevant to ensuring that the Board establishes and maintains effective governance structures appropriate for a global provider of insurance and financial products and services.

Hugh B. Price, 71 (Director since 1999)

John L. Weinberg/Goldman Sachs Visiting

Professor of Public and International Affairs,

Woodrow Wilson School, Princeton University

Professional Highlights:

•	John L. Weinberg/Goldman Sachs Visiting Professor of Public and International Affairs, Woodrow Wilson School, Princeton University (Aug. 2008 – Present)

•	Senior Fellow, The Brookings Institution, an independent research and policy center (Feb. 2006 – Present)

•	Senior Advisor, DLA Piper Rudnick Gray Cary US LLP, a law firm (Sep. 2003 – Sep. 2005)

•	President and Chief Executive Officer, National Urban League, Inc. (1994 – Apr. 2003)

Other Professional and Leadership Experience:

•	Trustee of:

–	Jacob Burns Film Center

–	Georgetown University

•	Other Public Company Directorships: Verizon Communications Inc.

Education:

•	B.A., Amherst College

•	LL.B., Yale Law School

Mr. Price’s role as the chief executive officer of a historic civil rights organization, his role as a prominent advocate of promoting achievement, diversity and inclusion as business imperatives and his leadership positions at for-profit business enterprises have provided him with expertise in enterprise management and corporate responsibility. This expertise is relevant to the Board’s oversight of the Company’s commitment to community development and civic values and its business management.

MetLife 2013 Proxy Statement	7

Kenton J. Sicchitano, 68 (Director since 2003)

Retired Global Managing Director,

PricewaterhouseCoopers LLP

Professional Highlights:

•

PricewaterhouseCoopers LLP (1970 – 2001). Mr. Sicchitano joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970, becoming a Partner in 1979. He held a variety of global leadership positions, including Global Managing Partner of Audit and Business Advisory Services and Global Managing Partner responsible for Audit and Business Advisory, Tax and Legal, and Financial Advisory Services.

Other Professional and Leadership Experience:

•	Other Public Company Directorships: PerkinElmer, Inc.; Analog Devices, Inc.

Education:

•	B.A., Harvard College

•	M.B.A., Harvard Business School

Mr. Sicchitano’s experience as a managing partner in a global advisory services firm has provided him with an understanding of the challenges and opportunities of managing a global business enterprise. His oversight of the firm’s audit practices and its Audit/Assurance, Business Advisory and Tax Services gave him broad knowledge of accounting and tax issues. This experience and knowledge are relevant to the Board’s oversight of the management of MetLife, a global insurance and financial services firm.

Class II Director Nominees

R. Glenn Hubbard, Ph.D., 54 (Director since 2007)

Dean and Russell L. Carson Professor of

Economics and Finance, Graduate School of Business, Columbia University

Professional Highlights:

•	Columbia University

–	Dean, Graduate School of Business (2004 – Present)

–	Russell L. Carson Professor of Economics and Finance, Graduate School of Business (1994 – Present)

–	Professor of Economics, Faculty of Arts and Sciences (1997 – Present)

•	Co-Chair, Committee on Capital Markets Regulation (2006 – Present)

•	Chairman, President’s Council of Economic Advisers (2001 – 2003)

•	Chairman of the Economic Policy Committee, Organization for Economic Cooperation and Development (2001 – 2003)

•	Deputy Assistant Secretary for Tax Policy, U.S. Department of the Treasury (1991 – 1993)

Other Professional and Leadership Experience:

•	Dr. Hubbard is a member of numerous professional and civic organizations, including:

–	Panel of Economic Advisors, Federal Reserve Bank of New York

–	Council on Foreign Relations

–	Advisory Board of the National Center on Addiction and Substance Abuse

•	Other Public Company Directorships: Automatic Data Processing, Inc.; BlackRock Closed-End Funds; KKR Financial Holdings LLC

•	Prior Public Company Directorships (past five years): Capmark Financial Corporation; Information Services Group, Inc.; Duke Realty Corporation; Dex Media, Inc.; R.H. Donnelley Corporation

Education:

•	B.A. and B.S., University of Central Florida

•	Ph.D. and M.A., Harvard University

As an economic policy advisor to the highest levels of government and financial regulatory bodies, Dr. Hubbard has an unparalleled understanding of current global economic conditions and emergent regulations and economic policies. This expertise is relevant to the Board’s understanding of how shifting economic conditions and developing regulations and economic policies will likely impact MetLife’s investments, businesses and operations worldwide.

8	MetLife 2013 Proxy Statement

Steven A. Kandarian, 61 (Director since 2011)

Chairman of the Board, President and

Chief Executive Officer, MetLife, Inc.

Professional Highlights:

•	MetLife, Inc.

–	Chairman of the Board (Jan. 2012 – Present)

–	President and Chief Executive Officer (May 2011 – Present)

–	Executive Vice President and Chief Investment Officer (2005 – Apr. 2011)

•	Executive Director, Pension Benefit Guaranty Corporation (2001 – 2004)

•	Founder and Managing Partner, Orion Partners, LP, a private equity firm (1993 – 2001)

•	Founder and President, Eagle Capital Holdings, where Mr. Kandarian formed a private merchant bank to sponsor equity investments in small and mid-sized businesses (1990 – 1993)

•	Managing Director, Lee Capital Holdings, a private equity firm (1984 – 1990)

•	Mr. Kandarian began his career at Rotan Mosle, Inc., an investment bank

Other Professional and Leadership Experience:

•	Member of:

–	Board of Directors, American Council of Life Insurers

–	Board of Directors, Damon Runyon Cancer Research Foundation

–	Financial Services Forum

–	Economic Club of New York

Education:

•	B.A., Clark University

•	J.D., Georgetown University Law Center

•	M.B.A., Harvard Business School

Mr. Kandarian’s leadership and financial acumen, as well as his experience with the Company, including as President and Chief Executive Officer and his earlier responsibilities for Investments, Global Brand and Marketing Services, and enterprise-wide corporate strategy, have provided him with a deep understanding of the Company’s businesses and global operations and the Company’s strategic direction and leadership selection.

Alfred F. Kelly, Jr., 54 (Director since 2009)

Chairman of the Board,

President and Chief Executive Officer,

NY/NJ Super Bowl Host Company

Professional Highlights:

•	Chairman of the Board, President and Chief Executive Officer, NY/NJ Super Bowl Host Company

•	American Express Company

–

President (Jul. 2007 – Apr. 2010), responsible for global consumer businesses, including consumer and small business cards, customer service, global banking, prepaid products, consumer travel, and risk and information management

–	Group President (2005 – 2007), responsible for several key businesses, including U.S. consumer and small business cards, U.S. customer service, and risk management

•	Head of Information Systems, White House (1985 – 1987), with oversight of the information processing functions for several government agencies that comprise the Executive Office of the President

Other Professional and Leadership Experience:

•	Chairman, Board of Directors, School of the Holy Child

•	Vice Chairman, Wall Street Charity Golf Classic (benefits the Cystic Fibrosis Foundation)

•	Member, Boards of Trustees, of:

–	New York-Presbyterian Hospital

–	St. Joseph’s Seminary and College

–	New York Catholic Foundation

•	Other Public Company Directorships: Affinion Group, Inc.

•	Prior Public Company Directorships (past five years): Hershey Company

Education:

•	B.A. and M.B.A., Iona College

Through his roles as a senior executive of a global financial services business and as the head of information systems of the White House, Mr. Kelly brings significant experience in risk management and mitigation, marketing, information technology and data management, as well as a sophisticated understanding of the considerations of shareholder value creation. These experiences and expertise are relevant to the Board’s oversight of the Company’s design and approach to risk management.

MetLife 2013 Proxy Statement	9

James M. Kilts, 65 (Director since 2005)

Founding Partner, Centerview Capital

Professional Highlights:

•	Founding Partner, Centerview Capital, a private equity firm (Oct. 2006 – Present)

•	Vice Chairman, Board of Directors, The Procter & Gamble Company (Oct. 2005 – Oct. 2006)

•	The Gillette Company

–	Chairman of the Board (Jan. 2001 – Oct. 2005)

–	Chief Executive Officer (Feb. 2001 – Oct. 2005)

–	President (Nov. 2003 – Oct. 2005)

•	President and Chief Executive Officer, Nabisco Group Holdings Corp.; President and Chief Executive Officer, Nabisco Holdings Corp. and Nabisco Inc. (Jan. 1998 – Dec. 2000)

•	Executive Vice President, Worldwide Food, Philip Morris (1994 – 1997)

•	Various positions, Kraft (through 1994), including:

–	President, Kraft USA and Oscar Mayer

–	Senior Vice President, Strategy and Development

–	President, Kraft Limited in Canada

–	Senior Vice President, Kraft International

Other Professional and Leadership Experience:

•	Member of:

–	Board of Overseers, Weill Cornell Medical College

–	Board of Trustees, Knox College

–	Board of Trustees, University of Chicago

•	Founder and Member, Steering Committee, Kilts Center for Marketing, University of Chicago Booth School of Business

•	Other Public Company Directorships: Pfizer, Inc.; MeadWestvaco Corporation; Non-Executive Director and Chairman of the Board of Nielsen Holdings N.V.

•	Prior Public Company Directorships (past five years):

The New York Times Company

Education:

•	B.A., Knox College

•	M.B.A., University of Chicago

As a founding partner of a private equity firm and as a senior executive of several major consumer product companies with global sales and operations, Mr. Kilts brings an in-depth understanding of the business challenges and opportunities of diversified global enterprises and the related financial, risk management and shareholder value creation considerations. These experiences and knowledge are relevant to the Board’s oversight of the management of MetLife.

Class III Directors

(terms expire as of the 2014 Annual Meeting):

Sylvia Mathews Burwell, 47 (Director since 2004)

President, The Walmart Foundation

Professional Highlights:

•	President, The Walmart Foundation (Jan. 2012 – Present)

•	The Bill and Melinda Gates Foundation, a private philanthropic foundation

–	President, Global Development Program (Apr. 2006 – Dec. 2011)

–	Chief Operating Officer (2002 – Apr. 2006)

–	Executive Vice President (2001 – 2002)

•	Deputy Director, Office of Management and Budget, Washington, D.C. (1998 – 2001)

•	Deputy Chief of Staff to President Bill Clinton (1997 – 1998)

•	Chief of Staff to Treasury Secretary Robert Rubin (1995 – 1997)

•	Staff Director, National Economic Council (1993 – 1995)

•	Manager of President Clinton’s economic transition team (1992-1993)

•	Staff, Clinton/Gore Campaign (1992)

•	Associate, McKinsey and Company (1990 – 1992)

Other Professional and Leadership Experience:

•	Member of:

–	Board of Directors, Council on Foreign Relations

–	Aspen Strategy Group

–	Trilateral Commission

–	President’s Global Development Council

–	Advisory Group, Nike Foundation

–	Advisory Board, Next Generation Initiative

–	Advisory Board, Peter G. Peterson Foundation

–	Professional Advisory Board, ALS Association Evergreen Chapter

Education:

•	B.A., cum laude, Harvard University

•	B.A., Oxford University (Rhodes Scholar)

Ms. Burwell’s unique combination of experience in economics and government service and as a senior executive of charitable foundations with activities around the world gives her an informed perspective on global financial, business and philanthropic activities and diverse cultural considerations that may impact MetLife as a global provider of insurance and financial products and services. Her background and experience also enhance her understanding of the Company’s and MetLife Foundation’s contributions to civic, educational and charitable organizations.

10	MetLife 2013 Proxy Statement

Cheryl W. Grisé, 60 (Director since 2004)

Retired Executive Vice President,

Northeast Utilities

Professional Highlights:

•	Northeast Utilities, a public utility holding company (1980 – 2007)

–	Executive Vice President (Dec. 2005 – Jul. 2007)

–	Chief Executive Officer of principal operating subsidiaries (Sep. 2002 – Jan. 2007)

–	President, Utility Group, Northeast Utilities Service Company (May 2001 – Jan. 2007)

–	President, Utility Group (May 2001 – Dec. 2005)

–	Senior Vice President, Secretary and General Counsel (1998 – 2001)

Other Professional and Leadership Experience:

•	Member, Board of Trustees, Kingswood-Oxford School

•	Trustee Emeritus, University of Connecticut Foundation

•	Senior Fellow, American Leadership Forum

•	Other Public Company Directorships: Pall Corporation; PulteGroup, Inc.; ICF International

•	Prior Public Company Directorships (past five years): Dana Corp.

Education:

•	B.A., University of North Carolina at Chapel Hill

•	J.D., Thomas Jefferson School of Law

•	Executive Management Program, Yale University School of Organization and Management

Ms. Grisé’s experience as the chief executive officer of a major enterprise subject to complex regulations has provided her with a substantive understanding of the challenges of managing a highly regulated company such as MetLife. With her executive experience and her experience as a general counsel and corporate secretary, Ms. Grisé brings a unique perspective on the Board’s responsibility for overseeing the management of a regulated enterprise and with respect to the effective functioning of the Company’s corporate governance structures.

Carlos M. Gutierrez, 59 (Director since 2013)

Chairman, Republicans for Immigration Reform

Professional Highlights:

•	Chairman, Republicans for Immigration Reform

•	Vice Chairman, Institutional Client Group, Citigroup (January 2011 – February 2013)

•	Chairman and Founding Consultant, Global Political Strategies, APCO Worldwide, Inc. (2010 – 2011)

•	Secretary of Commerce of the United States (February 2005 – January 2009)

•	Kellogg Company

–	Chairman, President and Chief Executive Officer (2000 – 2005)

–	President and Chief Executive Officer (1999 – 2000)

–	President and Chief Operating Officer (1998 – 1999)

–	Various other positions, 1975 – 1998

Other Professional and Leadership Experience:

•	National Trustee, University of Miami

•	Co-Chairman, Regional Migration Study Group

•	Trustee, Woodrow Wilson Center for International Scholars

•	Other Public Company Directorships: Occidental Petroleum Corporation

•	Prior Public Company Directorships (past five years): Corning, Inc.; Lighting Science Group Corporation; United Technologies Corporation

Education:

•	Instituto Tecnologico y de Estudios Superiores de Monterrey, Business Administration Studies

As Chairman and Chief Executive Officer of Kellogg, Secretary Gutierrez gained deep insight into the complex challenges of guiding a large enterprise in a competitive global economy. As Secretary of Commerce, he worked with government and business leaders to promote America’s economic interests. Secretary Gutierrez’s unique mix of experience gives him a valuable perspective and ability to oversee management’s efforts to grow and develop MetLife’s global business and its interactions with domestic and foreign governments and regulators.

MetLife 2013 Proxy Statement	11

Lulu C. Wang, 68 (Director since 2008)

Founder and Chief Executive Officer,

Tupelo Capital Management LLC

Professional Highlights:

•	Founder and Chief Executive Officer, Tupelo Capital Management LLC, an investment management firm (1997 – Present)

•	Director and Executive Vice President, Jennison Associates Capital Corporation (1988 – 1997)

•	Senior Vice President and Managing Director, Equitable Capital Management (1978-1988)

Other Professional and Leadership Experience:

•	Trustee Emerita, Wellesley College

•	Consulting Director, New York Community Trust

•	Member of:

–	Board of Overseers, Columbia Business School

–	Board of Trustees, Metropolitan Museum of Art

–	Board of Trustees, Rockefeller University

–	Board of Directors, Committee of 100

–	Board of Trustees, Asia Society

Education:

•	B.A., Wellesley College

•	M.B.A., Columbia Business School

Ms. Wang’s extensive experience in investment management and financial services, her knowledge and understanding of global capital markets, particularly in Asia, and her service on the boards and investment committees of major educational and civic organizations have given her a perspective that is particularly relevant to the Board’s oversight of the management of the Company and its investments, as well as a deep understanding of the importance of MetLife’s and MetLife Foundation’s contributions to community institutions.

12	MetLife 2013 Proxy Statement

Corporate Governance

The Board of Directors recognizes the importance of effective corporate governance in fulfilling its responsibilities to shareholders. In this section, we describe some of our key governance practices.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that set forth the Board’s policies on a number of governance-related matters, including:

•	Director qualifications, independence and responsibilities;

•	the identification of candidates for Board positions;

•	management succession;

•	Director access to management and outside advisors, including certain restrictions on the retention by Directors of an outside advisor that is otherwise engaged by the Company for another purpose;

•	Director compensation;

•	Director stock ownership guidelines;

•	the appointment of a Lead Director by the Independent Directors;

•	Director orientation and continuing education;

•	Annual evaluation of the Board’s performance; and

•	the Board’s majority voting standard in uncontested Director elections, which is also reflected in the Company’s By-Laws.

A printable version of the Corporate Governance Guidelines is available on MetLife’s website at www.metlife.com/corporategovernance under the link “Corporate Governance Guidelines.”

Information About the Board of Directors

Composition and Independence of the Board of Directors.    The Board currently consists of 13 Directors, 12 of whom are both Non-Management Directors and Independent Directors. A Non-Management Director is a Director who is not an officer of the Company or of any entity in a consolidated group with the Company. An Independent Director is a Non-Management Director who the Board of Directors has affirmatively determined has no material relationships with the Company or any of its consolidated subsidiaries and is independent within the meaning of the NYSE Corporate Governance Standards. An Independent Director for Audit Committee purposes meets additional requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act).

The Board of Directors has adopted categorical standards to assist it in making determinations regarding Director independence. The Board has determined that the Independent Directors satisfy all applicable categorical standards. The categorical standards are included in the Corporate Governance Guidelines of the Company, which are available on MetLife’s website at www.metlife.com/corporategovernance under the link “Corporate Governance Guidelines.”

The Board has affirmatively determined that all of the Directors, other than Steven A. Kandarian, the Company’s Chairman of the Board, President and Chief Executive Officer, are Independent Directors. The Board has also affirmatively determined that Eduardo Castro-Wright, who was not a Director after the Company’s 2012 Annual Meeting, was an Independent Director.

Board Leadership Structure.    After careful consideration, in 2006, the Board of Directors determined that the preferred leadership structure for MetLife would be a Chairman of the Board who also is the Company’s Chief Executive Officer, and a separate empowered Lead Director who also is an Independent Director. The successful partnership between the executive Chairman of the Board and the independent Lead Director has provided strong, independent oversight of management and reaffirms to the Board that this leadership structure continues to be the most appropriate and effective model for the Company.

Mr. Kandarian, as the Company’s Chief Executive Officer, is responsible for the day-to-day operations of the Company and for setting its strategic business direction. In the performance of his responsibilities, both in his role as Chief Executive Officer and in his prior role as Chief Investment Officer with oversight of MetLife’s enterprise-wide corporate strategy, he has gained a deep understanding of the Company’s business, opportunities and challenges, and the capabilities and talents of the senior leadership team — all of which he brings to bear in the performance of his responsibilities as Chairman of the Board.

Cheryl W. Grisé, the Company’s independent Lead Director, was appointed as Lead Director by the

MetLife 2013 Proxy Statement	13

Company’s Independent Directors, as provided by the Company’s Corporate Governance Guidelines. Pursuant to the Guidelines, her responsibilities as Lead Director include:

•	presiding at executive sessions of the Board of Directors;

•	conferring with the Chairman of the Board and Chief Executive Officer about Board meeting schedules, agendas and information to be provided to the Directors;

•	conferring with the Chairman of the Board and Chief Executive Officer on issues of corporate importance that may involve action by the Board;

•	participating in the Compensation Committee’s annual performance evaluation of the Chairman of the Board and Chief Executive Officer; and

•

in the event of the incapacity of the Chairman of the Board and Chief Executive Officer, directing the Secretary of the Company to take all necessary and appropriate action to call a special meeting of the Board as specified in the By-Laws to consider the action to be taken under the circumstances.

Having an independent Lead Director and an executive Chairman of the Board helps ensure that the Directors are provided with appropriate information about the Company’s businesses and operations and have direct access to senior management, which enables them to effectively oversee the management of the Company and perform their roles and responsibilities as Directors of a complex, highly regulated, global enterprise.

Executive Sessions of Independent Directors.    At each regularly scheduled meeting of the Board of Directors, the Independent Directors of the Company meet in executive session without the presence of the Company’s management. The Lead Director presides at the executive sessions of the Independent Directors.

Director Nomination Process.    Under the Company’s Corporate Governance Guidelines, the following specific, minimum qualifications must be met by any candidate whom the Governance and Corporate Responsibility Committee would recommend for election to the Board of Directors:

•	Financial Literacy. Such person should be “financially literate,” as such qualification is interpreted by the Company’s Board of Directors in its business judgment.

•

Leadership Experience.    Such person should possess significant leadership experience, such as experience in business, finance, accounting, law, education or government, and shall possess qualities reflecting a proven record of accomplishment and an ability to work with others.

•

Commitment to the Company’s Values.    Such person shall be committed to promoting the financial success of the Company and preserving and enhancing the Company’s reputation as a global leader in business and shall be in agreement with the values of the Company as embodied in its codes of conduct.

•	Absence of Conflicting Commitments. Such person should not have commitments that would conflict with the time commitments of a Director of the Company.

•

Reputation and Integrity.    Such person shall be of high repute and recognized integrity, and shall not have been convicted in a criminal proceeding or be named a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses). Such person shall not have been found in a civil proceeding to have violated any federal or state securities or commodities law, and shall not be subject to any court or regulatory order or decree limiting his or her business activity, including in connection with the purchase or sale of any security or commodity.

•

Other Factors.    Such person shall have other characteristics considered appropriate for membership on the Board of Directors, including significant experience and accomplishments, an understanding of marketing and finance, sound business judgment, and an appropriate educational background.

In recommending candidates for election as Directors, the Governance and Corporate Responsibility Committee will take into consideration the need for the Board to have a majority of Directors that meet the independence requirements of the New York Stock Exchange Corporate Governance Standards, the ability of candidates to enhance the perspective and experience of the Board as a whole, and such other criteria as shall be established from time to time by the Board of Directors.

Potential candidates for nomination as Directors are identified by the Governance and Corporate Responsibility Committee and the Board of Directors through a variety of means, including search firms, Board members, Executive Officers and shareholders. Potential candidates for nomination as Director provide information about their qualifications and participate in interviews conducted by individual Board members. Candidates are evaluated based on the information supplied by the candidates and information obtained from other sources.

14	MetLife 2013 Proxy Statement

The Governance and Corporate Responsibility Committee will consider shareholder recommendations of candidates for nomination as Director. To be timely, a shareholder recommendation must be submitted to the Governance and Corporate Responsibility Committee, MetLife, Inc., 1095 Avenue of the Americas, New York, NY 10036, Attention: Corporate Secretary, not later than 120 calendar days prior to the first anniversary of the previous year’s annual meeting. Recommendations for nominations of candidates for election at the 2014 Annual Meeting must be received by the Corporate Secretary no later than December 24, 2013.

The Governance and Corporate Responsibility Committee makes no distinctions in evaluating nominees based on whether or not a nominee is recommended by a shareholder. Shareholders recommending a nominee must satisfy the notification, timeliness, consent and information requirements set forth in the Company’s By-Laws concerning Director nominations by shareholders.

The shareholder’s recommendation must set forth all the information regarding the recommended candidate that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and related regulations, and must include the recommended candidate’s written consent to being named in the Proxy Statement as a nominee and to serving as a Director if elected. The recommendation must also be accompanied by a completed disclosure questionnaire on a form posted on the Company’s website. In addition, the shareholder’s recommendation must include: (i) the name and address of, and class and number of shares of the Company’s securities owned beneficially and of record by, the recommending shareholder and any other person on whose behalf the shareholder is acting or with whom the shareholder is acting in concert; (ii) a description of all arrangements or understandings between any shareholder and the person being recommended and any other persons (naming them) pursuant to which the nominations are to be made by the shareholder; (iii) satisfactory evidence that each shareholder is a beneficial owner, or a representation that the shareholder is a holder of record, of the Company’s stock entitled to vote at the meeting, and a representation that the shareholder intends to appear in person or by a qualified representative at the meeting to propose the nomination; and (iv) if the recommending shareholder intends to solicit proxies, a statement to that effect.

Oversight of Risk Management by the Board of Directors.    The Board of Directors is responsible for overseeing management in the execution of its responsibilities and for overseeing the design and implementation of the Company’s approach to risk management.

In performing its risk management oversight functions, the Board oversees management’s development and execution of appropriate business strategies to mitigate the risk that such strategies will fail to generate long-term value for the Company and its shareholders or that such strategies will motivate management to take excessive risks.

The Board of Directors also oversees the development and implementation of processes and procedures to mitigate the risk of failing to ensure the orderly succession of the Chief Executive Officer and the senior executives of the Company. The Board believes that the continuing development of the Company’s managerial leadership is critically important to its success. The Board, in coordination with the Governance and Corporate Responsibility Committee, periodically reviews the skills, experience, and development plans of the Company’s senior leaders who may ultimately be candidates for senior executive positions. The Directors meet regularly with senior leaders in the context of Board business, giving them an opportunity to assess the qualifications of these individuals. In addition, the Board plans for executive succession to ensure that the Company will have managerial talent available to replace current executives when that becomes necessary.

The Board of Directors has allocated its oversight of risk management among the Board as a whole and to the Committees of the Board, which meet regularly and report back to the full Board. All Committees play significant roles in risk oversight.

•

The Finance and Risk Committee has broad oversight responsibilities over all of the Company’s risk management. The Committee reviews the Company’s assessment and management of material risks, including the Company’s policies and procedures on risk assessment and management and its performance against these policies and procedures and related benchmarks and target metrics. The Committee oversees the Company’s financial policies and strategies, capital planning and adequacy, certain capital actions, mergers and acquisitions projects, and other financial matters. The Committee also coordinates with the Chief Risk Officer (who oversees and coordinates risk assessment and mitigation enterprise-wide) and other members of management, and the Chairs of the other Board Committees (including the Investment Committee of Metropolitan Life Insurance Company (MLIC)) with respect to its oversight of risk assessment and management policies, practices and procedures and with respect to the Compensation Committee’s oversight of compensation-related risk matters.

MetLife 2013 Proxy Statement	15

In addition to the Finance and Risk Committee’s oversight of the Company’s material risks, the Audit Committee, the Compensation Committee, the Governance and Corporate Responsibility Committee and the Investment Committee of MLIC also exercise direct oversight over aspects of the Company’s enterprise risk management. Specifically,

•

The Audit Committee reviews with management, the internal auditor and the independent auditor, the Company’s system of internal control over financial reporting that is relied upon to provide reasonable assurance of the integrity of the Company’s financial statements.

•	The Compensation Committee is responsible for reviewing the Company’s compensation practices and overseeing risk management with respect to the Company’s compensation arrangements.

•

The Governance and Corporate Responsibility Committee, in coordination with the Board, reviews the Company’s proposed succession and development plans for executive officers. It reviews the Company’s ethics and compliance programs and its sales practices to mitigate the risk of non-compliance, customer and regulatory complaints and other reputational risks. It also oversees the Company’s goals and strategies concerning legislative and regulatory initiatives that impact the interest of the Company.

•

At the request of MetLife, the Investment Committee of MLIC oversees the management and mitigation of risks associated with the investment portfolios of MetLife and certain of its subsidiaries, including credit risk; interest rate risk; portfolio allocation and diversification risk; derivatives risk; counterparty risk; duration mismatch risk; and compliance with insurance laws and regulations that govern insurance company investments.

For further discussion of the Committees’ responsibilities, see “Board Committees” beginning below.

Throughout the year, the Board and its Committees receive reports from the Chief Risk Officer and other senior management on enterprise risk management and specific risk topics. In particular, the Finance and Risk Committee reviews reports from the Chief Risk Officer and other senior management of the steps taken to measure, monitor and manage risk exposure in the enterprise. At each regularly scheduled meeting of the Finance and Risk Committee, the Chief Risk Officer meets in executive session of the independent Committee members without the Company’s Executive Officers to further discuss enterprise risk management.

Board Committees

The following table describes the current membership of the Board and the Board Committees and the number of Board and Committee meetings held in 2012.

Director	Board	Audit	Compensation	Executive	Finance and Risk	Governance and Corporate Responsibility	Investment (MLIC)
Steven A. Kandarian	Chairman			Chair
Sylvia Mathews Burwell						✓	✓
Cheryl W. Grisé	Lead Director	✓	✓	✓		Chair
Carlos M. Gutierrez						✓
R. Glenn Hubbard				✓	✓		Chair
John M. Keane		✓				✓
Alfred F. Kelly, Jr.		✓	✓		Chair
James M. Kilts			Chair				✓
Catherine R. Kinney		✓			✓
Hugh B. Price		✓	✓
David Satcher				✓		✓	✓
Kenton Sicchitano		Chair	✓		✓
Lulu C. Wang					✓		✓
Number of Meetings in 2012	11	12	9	0	7	6	6

16	MetLife 2013 Proxy Statement

MetLife’s Board of Directors has designated five standing Board Committees: Audit; Compensation; Executive; Finance and Risk; and Governance and Corporate Responsibility. Certain Directors of MetLife also serve as members of the Investment Committee of MLIC, which, at the request of MetLife, oversees the management and mitigation of risks associated with the investment portfolios of MetLife and certain of its subsidiaries.

All Committees, other than the Executive Committee, are chaired by and consist entirely of Independent Directors. The Committees perform essential functions on behalf of the Board and the Committee Chairs review and approve agendas for all meetings of their respective Committees. The responsibilities of each Committee of the Board of Directors are defined in its respective charter and summarized below.

The charters for the Audit, the Compensation, and the Governance and Corporate Responsibility Committees incorporate the requirements of the Securities and Exchange Commission (SEC) and the NYSE to the extent applicable. Current, printable versions of these charters are available on MetLife’s website at www.metlife.com/corporategovernance by selecting Board of Directors and then the appropriate link under the heading “Board Committee Information.”

Board Meetings and Director Attendance.    In 2012, the Board held 11 meetings and the Board Committees of MetLife held a total of 34 meetings. All of the current Directors attended more than 75% of the aggregate number of meetings of the Board of Directors and the MetLife Committees on which they served during 2012.

Audit Committee.    The Audit Committee provides oversight of the Company’s accounting and financial reporting processes and the audits of its financial statements; the adequacy of the Company’s internal control over financial reporting; the integrity of its financial statements; the qualifications and independence of the independent auditor; the appointment, retention and performance of the independent auditor and the performance of the internal audit function; and the Company’s compliance with legal and regulatory requirements.

A more detailed description of the role and responsibilities of the Audit Committee is set forth in the Audit Committee Charter.

Financial Literacy and Audit Committee Financial Experts.    The Board of Directors has determined that the members of the Audit Committee, all of whom are Independent Directors and meet the additional independence requirements of Rule 10A-3 under the

Exchange Act, are financially literate, as such qualification is interpreted by the Board of Directors. The Board of Directors has also determined that the following members of the Audit Committee qualify as “audit committee financial experts,” as such term is defined by the SEC: Kenton J. Sicchitano (Chair), John M. Keane and Catherine R. Kinney.

Compensation Committee.    The Compensation Committee:

•	assists the Board in fulfilling its responsibility to oversee the compensation and benefits of the Company’s executives and other employees of the MetLife enterprise;

•

approves the goals and objectives relevant to the Chief Executive Officer’s Total Compensation, evaluates the Chief Executive Officer’s performance in light of such goals and objectives, and endorses, for approval by the Independent Directors, the Chief Executive Officer’s Total Compensation level based on such evaluation;

•

reviews, and recommends for approval by the Board, the Total Compensation of each person who is an “executive officer” of the Company under the Exchange Act and related regulations or an “officer” of the Company under Section 16 of the Exchange Act and related regulations, as well as the Company’s Chief Risk Officer, including their base salaries, annual incentive compensation and long-term equity-based incentive compensation;

•	has sole authority to retain, terminate and approve the fees and other retention terms of any compensation consultants it retains to assist it in evaluating executive compensation; and

•

reviews and discusses with management the Compensation Discussion and Analysis to be included in the proxy statement (and incorporated by reference in the Annual Report on Form 10-K), and, based on this review and discussion, (1) recommends to the Board of Directors whether the Compensation Discussion and Analysis should be included in the proxy statement (and incorporated by reference in the Form 10-K), and (2) issues the Compensation Committee Report for inclusion in the proxy statement (the 2013 Compensation Committee Report appears on page 28 of this Proxy Statement).

The Compensation Committee also oversees: (1) the management and mitigation of risks associated with the development and administration of the Company’s compensation and benefit programs, and (2) efforts to ensure that the Company’s incentive plans do not encourage or reward excessive risk taking.

MetLife 2013 Proxy Statement	17

A more detailed description of the role and responsibilities of the Compensation Committee is set forth in the Compensation Committee Charter. Under its charter, the Compensation Committee may delegate to a subcommittee or to the Chief Executive Officer or other officers of the Company any portion of its duties and responsibilities, if it believes such delegation is in the best interests of the Company and the delegation is not prohibited by law, regulation or the NYSE Corporate Governance Standards. Management’s delegated authority does not include granting salary increases or incentive compensation to any Executive Officer, officer subject to the reporting requirements under Section 16 of the Exchange Act, or to the Company’s Chief Risk Officer.

The Company’s processes for consideration and determination of executive compensation, and the central role of the Compensation Committee in those processes, are further described in the Compensation Discussion and Analysis, beginning on page 29.

Executive Compensation Consultants.    The Compensation Committee believes that its compensation consultant must be able to provide it with candid, direct, independent and objective advice.

To assist the Compensation Committee in carrying out its responsibilities, the Compensation Committee retained Meridian Compensation Partners, LLC (Meridian) as its executive compensation consultant. Meridian has provided the Compensation Committee with competitive market compensation data and overall market trends about executive compensation, has advised the Compensation Committee about the overall design and implementation of MetLife’s executive compensation programs, including decisions made under the programs, and has advised the Committee about regulatory, governance and accounting developments that may affect the Company’s executive compensation programs.

In order to promote the objectivity, independence, and candor of the compensation consultant’s advice:

•	Meridian has reported directly to the Committee about executive compensation matters;

•	Meridian has met with the Committee in executive sessions that were not attended by any of the Company’s Executive Officers;

•	Meridian has had direct access to the Chair and members of the Committee between meetings; and

•	the Committee has not directed Meridian to perform its services in any particular manner or under any particular method.

To help ensure that the Committee continues to receive independent and objective advice, the Company’s Corporate Governance Guidelines provide that any consultant retained by the Compensation Committee on executive compensation matters should not be retained to provide any other services to the Company. Meridian did not provide any such other services in 2012.

In addition, Meridian has provided the Compensation Committee with information regarding its relationship with MetLife and Meridian’s independence from management. Meridian informed the Compensation Committee:

•	that it had provided no services to the Company, aside from advice and information on executive and Director compensation and related corporate governance matters;

•	regarding the fees earned by Meridian from the Company compared to its total fees from all clients;

•	regarding Meridian’s code of conduct and other policies designed to avoid conflicts of interest;

•

regarding the absence of business or personal relationships of individuals at Meridian who serve the Compensation Committee with members of the Compensation Committee and executive officers of the Company;

•	regarding its policy to prohibit individuals at Meridian from trading in the securities of client companies while providing consulting services to that client; and

•	that Meridian was unaware of any other relationships, facts, or considerations that it believes are relevant to the Compensation Committee’s consideration of Meridian’s independence from management.

In the course of conducting a review of MetLife’s executive compensation programs in 2012, MetLife’s management retained and consulted with the Hay Group to obtain information on market practices, comparative financial studies, and incentive compensation design analysis. MetLife did not direct the Hay Group to perform its services in any particular manner or under any particular method.

The Hay Group’s role was to assist management. Meridian, as the advisor retained by the Compensation Committee, actively participated in the Compensation Committee’s review of management’s presentation of information and recommendations. For more information on MetLife’s 2012 executive compensation strategic review, see the Compensation Discussion and Analysis, beginning on page 29.

For information about the key factors that the Compensation Committee considers in determining the compensation of

18	MetLife 2013 Proxy Statement

the members of the Executive Group, as well as the role of the Chief Executive Officer and the Executive Vice President and Chief Human Resources Officer in setting such compensation, see the Compensation Discussion and Analysis beginning on page 29. Also see the Compensation Discussion and Analysis for information about compensation paid to the persons listed in the Summary Compensation Table on page 53.

Compensation Committee Interlocks and Insider Participation.    No member of the Compensation Committee has ever been an officer or employee of MetLife or any of its subsidiaries. During 2012, no Executive Officer of MetLife served as a Director or member of the compensation committee (or other committee serving an equivalent function) of any other entity where one of the executive officers is or has been a Director of MetLife or a member of MetLife’s Compensation Committee.

Executive Committee.    The Executive Committee may exercise the powers and authority of the Board of Directors during intervals between meetings of the Board of Directors.

Finance and Risk Committee.    The Finance and Risk Committee provides oversight of the Company’s financial policies and strategies; its capital structure, plans and policies, including capital adequacy, dividend policies and share repurchases; its proposals on certain capital actions and other financial matters; its assessment and management of material risks; and in consultation with the Compensation Committee, the appointment, retention and performance of the Chief Risk Officer.

Specifically, the Finance and Risk Committee

•	reviews the Company’s key financial and business metrics;

•

reviews and monitors all aspects of the Company’s capital plan, actions and policies (including the guiding principles used to evaluate all proposed capital actions), targets and structure (including the monitoring of capital adequacy and of compliance with the Company’s capital plan);

•	consistent with the Company’s capital plan, safety and soundness principles and applicable law, reviews proposals and reports concerning certain capital actions and other financial matters; and

•	reviews policies, practices and procedures regarding risk assessment and management.

For further discussion of the Finance and Risk Committee’s responsibilities for oversight of risk management, see “Information About the Board of Directors — Oversight of Risk Management by the Board of Directors” on page 15.

Governance and Corporate Responsibility Committee.    The Governance and Corporate Responsibility Committee assists the Board of Directors in identifying individuals qualified to become members of the Company’s Board, consistent with the criteria established by the Board; proposing candidates to be nominated for election as Directors at annual or special meetings of shareholders or to be elected by the Board to fill any vacancies on the Board; developing and recommending to the Board of Directors for adoption corporate governance guidelines applicable to the Company; and reviewing proposed succession plans for the Chief Executive Officer and succession and development plans for the Company’s executive officers, and making recommendations to the Board of Directors with respect to such plans. It also provides oversight of the Company’s compliance responsibilities and activities, including its legislative and regulatory initiatives, sales practices and ethics and compliance programs, as well as the Company’s policies concerning its corporate citizenship programs.

The Governance and Corporate Responsibility Committee also oversees the management and mitigation of risks related to failure to comply with required or appropriate corporate governance standards.

The Governance and Corporate Responsibility Committee also is responsible for reviewing the compensation and benefits of the Company’s non-employee Directors and recommending any changes to the Board. During 2012, Meridian provided the Board with an analysis of the competitiveness of the compensation program for Non-Management Directors, market observations, and relevant compensation trends. The Committee did not make any changes to Non-Management Director compensation in 2012.

A more detailed description of the role and responsibilities of the Governance and Corporate Responsibility Committee is set forth in the Governance and Corporate Responsibility Committee Charter.

Investment Committee of MLIC.    At the request of MetLife, the Investment Committee of MLIC provides oversight of the management of investment assets of MetLife and certain of its subsidiaries and, in connection therewith, reviews reports from the investment officers on (i) the investment activities and performance of the investment portfolio of such companies and submits reports about such activities and performance to MetLife and (ii) the conformity of investment activities with the Investment Committee’s general authorizations, applicable laws, regulations and standards of care.

At the request of MetLife, the Investment Committee of MLIC oversees the management and mitigation of risks associated with the investment portfolios of MetLife and certain of its subsidiaries.

MetLife 2013 Proxy Statement	19

Compensation of Non-Management Directors

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Sylvia Mathews Burwell	$155,469	$139,882	$1,622	$296,973
Eduardo Castro-Wright	$5,469	$9,882	$566	$15,917
Cheryl W. Grisé	$185,469	$139,882	$6,622	$331,973
R. Glenn Hubbard	$160,469	$139,882	$6,622	$306,973
John M. Keane	$135,469	$139,882	$1,622	$276,973
Alfred F. Kelly, Jr.	$160,469	$139,882	$6,622	$306,973
James M. Kilts	$160,469	$139,882	$6,622	$306,973
Catherine R. Kinney	$155,469	$139,882	$4,122	$299,473
Hugh B. Price	$135,469	$139,882	$7,783	$283,134
David Satcher	$135,469	$139,882	$1,622	$276,973
Kenton J. Sicchitano	$160,469	$139,882	$6,622	$306,973
Lulu C. Wang	$155,469	$139,882	$1,622	$296,973

The Non-Management Directors included in the 2012 Director Compensation Table, and the discussion below pertaining to the table, are limited to those who served as Directors during the year.

Fees Earned or Paid in Cash and Stock Awards.    The Non-Management Directors’ annual retainer fees are reported under “Fees Earned or Paid in Cash” and “Stock Awards” in the Director Compensation Table.

After the Company’s 2012 Annual Meeting, each active Non-Management Director was paid an annual retainer of $260,000 in advance for services through the 2013 Annual Meeting. Fifty percent of the retainer was paid through the grant of 3,654 Shares and 50% was paid in $130,000 cash. Mr. Castro-Wright was not a Director after the Company’s 2012 Annual Meeting.

Effective October 1, 2011, the annual retainer for each Non-Management Director was increased from $225,000 to $260,000, with 50% of the retainer to be paid in Shares and 50% in cash. The pro rata increase was paid in arrears on the date of the Company’s 2012 Annual Meeting. A pro rata part of the cash portion was considered earned for services from October 1, 2011 to December 31, 2011, and was reported in the 2011 Director Compensation Table in the Company’s 2012 Proxy Statement. The pro rata part of the cash portion attributable to services in 2012, or $5,469, is reflected in the table above. Also reflected in the table above is the entirety of the Share portion of the pro rata increase, 278 Shares with a closing price value of $9,882. As Stock Awards, these Shares are reported in the Director Compensation Table for the year in which their grant date occurred.

In addition, the Company pays an annual cash retainer fee of $25,000 to each Non-Management Director who serves as Chair of a Board Committee, the Company’s Lead Director, and the Non-Management Director who serves as Chair of the Investment Committee of MLIC. The amounts reported above for Ms. Burwell, Ms. Kinney, and Ms. Wang also include a one-time $20,000 cash retainer for additional service on a Special Committee of the Board of Directors.

The MetLife, Inc. 2005 Non-Management Director Stock Compensation Plan (2005 Directors Stock Plan), which was approved by the Company’s shareholders in 2004, authorizes the Company to issue Shares in payment of Director retainer fees. The dollar amounts reported under “Stock Awards” represent the grant date fair value of such Share awards as computed for financial statement reporting purposes in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718). The grant date fair value represents the number of Shares awarded multiplied by $35.58, the closing price of the Shares on the NYSE on the grant date, April 24, 2012. Share awards granted to the Non-Management Directors as part of their annual retainer vest and become payable immediately upon their grant. As a result, no Share awards were outstanding for any of the Non-Management Directors as of December 31, 2012.

A Non-Management Director who is appointed to the Board of Directors in the interim period between annual meetings is paid a prorated annual retainer fee, including any Committee Chair or Lead Director fees, in advance (at the time of commencement of service) to reflect the period of such anticipated service.

20	MetLife 2013 Proxy Statement

A Non-Management Director may defer the receipt of all or part of his or her fees payable in cash or Shares (and any imputed dividends on those Shares) until a later date or until after he or she ceases to serve as a Director. From 2000 to 2004, such deferrals could be made under the terms of the MetLife, Inc. 2000 Directors Stock Plan (2000 Directors Stock Plan) (for share awards) or the MetLife Deferred Compensation Plan for Outside Directors (for cash awards). Since 2005, any such deferrals are made under the terms of the MetLife Non-Management Director Deferred Compensation Plan, which is intended to comply with Internal Revenue Code Section 409A (Section 409A).

Prior to 2004, Non-Management Directors received Stock Option awards as part of their annual retainer.

These awards were issued pursuant to the 2000 Directors Stock Plan, which was in effect until April 15, 2005 when it was replaced by the 2005 Directors Stock Plan. The following table shows the aggregate number of Stock Option awards outstanding for each Non-Management Director as of December 31, 2012. These awards vested and became exercisable but had not been exercised as of December 31, 2012.

Name	Number of Option Awards Outstanding
Cheryl W. Grisé	178
Hugh B. Price	2,588
John M. Keane	1,210
Kenton J. Sicchitano	1,536
Sylvia M. Burwell	553

All Other Compensation.    The Non-Management Directors’ 2012 benefit and gift programs are reported under “All Other Compensation” in the Director Compensation Table and consist of the following:

Name	Life Insurance Programs	Business Travel Insurance Program	Charitable and Matching Gifts Programs	Total
Sylvia Mathews Burwell	$1,584	$38	$0	$1,622
Eduardo Castro-Wright	$528	$38	$0	$566
Cheryl W. Grisé	$1,584	$38	$5,000	$6,622
R. Glenn Hubbard	$1,584	$38	$5,000	$6,622
John M. Keane	$1,584	$38	$0	$1,622
Alfred F. Kelly, Jr.	$1,584	$38	$5,000	$6,622
James M. Kilts	$1,584	$38	$5,000	$6,622
Catherine R. Kinney	$1,584	$38	$2,500	$4,122
Hugh B. Price	$1,429	$38	$6,316	$7,783
David Satcher	$1,584	$38	$0	$1,622
Kenton J. Sicchitano	$1,584	$38	$5,000	$6,622
Lulu C. Wang	$1,584	$38	$0	$1,622

Life Insurance Programs.    MetLife paid $1,584 in premiums for each Non-Management Director who joined the Board on or after January 1, 2003, and who served the entirety of 2012, to receive $200,000 of group life insurance during 2012. The Company incurred a pro rata portion of that cost to provide coverage to Mr. Castro-Wright for the portion of 2012 during which he served as a Director.

Non-Management Directors who joined the Board prior to January 1, 2003 receive $200,000 of individual life insurance coverage under policies then in existence. Mr. Price is the only Non-Management Director eligible for this program. MetLife paid a program administration fee of $1,429 for Mr. Price’s coverage.

Business Travel Insurance Program.    MetLife provides each Non-Management Director with business travel accident insurance coverage for travel on MetLife business.

Charitable and Matching Gifts Programs.    The MetLife Foundation provided up to $5,000 in matching contributions for each Non-Management Director’s contributions to colleges and universities in 2012 under a matching gift program for employees and Non-Management Directors. The amounts in the table above reflect matching contributions for contributions Non-Management Directors made in 2012. In addition to the amounts reflected in the table above, the MetLife Foundation provided matching contributions in 2012 of $5,000 for contributions that each of Ms. Kinney and Mr. Satcher made in 2011.

In addition, Mr. Price participates in a charitable gift program for Non-Management Directors elected to the Board of MLIC prior to October 1, 1999. Under that program, Non-Management Directors may recommend one or more charitable or educational institutions to receive, in the aggregate, a $1 million contribution from MLIC in the name of the Director following the

MetLife 2013 Proxy Statement	21

Director’s death. The proportionate share of a service fee paid by MLIC in 2012 to administer the program attributable to Mr. Price was $1,316. The premiums for the insurance policies under the program were paid in full prior to 2012.

The Company paid for personal expenses of certain Non-Management Directors in connection with Company business conferences or other events attended by such Directors in 2012. For each Non-Management Director for whom such expenses were paid, the aggregate amount paid by the Company in 2012 was less than $10,000.

Compensation of Mr. Kandarian.    Mr. Kandarian was compensated as an employee in 2012, and received no compensation in his capacity as a member of the Board of Directors. For information about compensation for Mr. Kandarian in 2012, see the Summary Compensation Table on page 53 and the accompanying discussion.

Director Stock Ownership Guidelines; Anti-Hedging Policy

Under the stock ownership guidelines established by the Board of Directors, each Non-Management Director is expected to own Share-based holdings equal in value to at least three times the cash component of the Non-Management Director’s annual retainer. Each Non-Management Director is expected to achieve this level of ownership by December 31 of the year in which the third anniversary of his or her election to the Board occurs. The Share ownership of each Non-Management Director met these guidelines as of December 31, 2012.

Pursuant to the Company’s Insider Trading Policy, Directors may not engage in short sales, hedging, or trading in put and call options with respect to the Company’s securities.

Director Retirement Policy

The retirement policy adopted by the Board of Directors provides that no Director may stand for election as a Board member after he or she reaches the age of 72, and that a Director may continue to serve until the annual meeting coincident with or immediately following his or her 72nd birthday. In addition, each Director must offer to resign from the Board upon a change or discontinuance of his or her principal occupation or business responsibilities. The Director’s retirement policy is set forth in the Company’s Corporate Governance Guidelines.

Director Indemnity Plan

The Company’s By-Laws provide for the Company to indemnify, and advance expenses to, a person who is threatened with litigation or made a party to a legal proceeding because of the person’s service as a Director of the Company. In addition, the Company’s Director Indemnity Plan affirms that a Director’s rights to this indemnification and expense advancement are contract rights. The indemnity plan also provides for expenses to be advanced to former Directors on the same basis as they are advanced to current Directors. Any amendment or repeal of the rights provided under the indemnity plan would be prospective only and would not affect a Director’s rights with respect to events that have already occurred.

Procedures for Reviewing Related Person Transactions

The Company has established written procedures for the review, approval or ratification of related person transactions. A related person transaction includes certain financial transactions, arrangements or relationships in which the Company is or is proposed to be a participant and in which a Director, Director nominee or Executive Officer of the Company or any of their immediate family members has or will have a material interest. Related person transactions may include:

•	Legal, investment banking, consulting or management services provided to the Company by a related person or an entity with which the related person is affiliated;

•	Sales, purchases and leases of real property between the Company and a related person or an entity with which the related person is affiliated;

•	Material investments by the Company in an entity with which a related person is affiliated;

•	Contributions by the Company to a civic or charitable organization for which a related person serves as an executive officer; and

•	Indebtedness or guarantees of indebtedness involving the Company and a related person or an entity with which the related person is affiliated.

Under the procedures, Directors, Director nominees and Executive Officers of the Company are required to report related person transactions in writing to the Company. The Governance and Corporate Responsibility Committee reviews, approves or ratifies related person transactions involving Directors, Director nominees and the Chief Executive Officer or any of their immediate family members. A vote of a majority of disinterested Directors of the Governance and Corporate

22	MetLife 2013 Proxy Statement

Responsibility Committee is required to approve or ratify a transaction. The Chief Executive Officer reviews, approves or ratifies related person transactions involving Executive Officers of the Company (other than the Chief Executive Officer) or any of their immediate family members. The Chief Executive Officer may refer any such transaction to the Governance and Corporate Responsibility Committee for review, approval or ratification if he believes that such referral would be appropriate.

The Governance and Corporate Responsibility Committee or the Chief Executive Officer will approve a related person transaction if it is fair and reasonable to the Company and consistent with the best interests of the Company, taking into account the business purpose of the transaction, whether the transaction is entered into on an arm’s-length basis on terms fair to the Company, and whether the transaction is consistent with applicable codes of conduct of the Company. If a transaction is not approved or ratified, it may be referred to legal counsel for review and consultation regarding possible further action by the Company. Such action may include terminating the transaction if not yet entered into or, if it is an existing transaction, rescinding the transaction or modifying it in a manner that would allow it to be ratified or approved in accordance with the procedures.

Related Person Transactions

Executive Officers.    A Company affiliate employs a sibling of Nicholas D. Latrenta, former Executive Vice President and General Counsel and member of the Executive Group during a portion of 2012. Mr. Latrenta’s sibling earned compensation of approximately $124,000 for 2012. A Company affiliate also employs a sibling of Maria R. Morris, Executive Vice President and member of the Executive Group for 2012 and currently. Ms. Morris’ sibling earned compensation of approximately $179,000 for 2012.

Neither of these employees is an Executive Group member. Neither reports directly to any member of the Executive Group and neither reports indirectly to the Executive Group member to whom the employee is related. The employees each participate in compensation and benefit arrangements generally applicable to similarly-situated employees.

Codes of Conduct

Financial Management Code of Professional Conduct.    The Company has adopted the MetLife Financial Management Code of Professional Conduct, a “code of ethics” as defined under the rules of the SEC that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and all professionals in finance and finance-related departments. A current, printable version of the Financial Management Code of Professional Conduct is available on the Company’s website at www.metlife.com/corporategovernance by selecting Corporate Conduct and then the appropriate link under the heading “Codes of Conduct.” If any such amendments or waivers were entered into or made, the Company would post information about them on the Company’s website at the address given above.

Directors’ Code of Business Conduct and Ethics and Code of Conduct for MetLife Employees.    The Company has adopted the Directors’ Code of Business Conduct and Ethics, which is applicable to all members of the Company’s Board of Directors including the Chief Executive Officer, and the Code of Conduct, which applies to all employees of the Company and its affiliates, including the Executive Officers of the Company. Current, printable versions of the Directors’ Code and the Code of Conduct for MetLife employees are available on the Company’s website at www.metlife.com/corporategovernance by selecting Corporate Conduct and then the appropriate link under the heading “Codes of Conduct.”

MetLife 2013 Proxy Statement	23

Proposal 2 — Ratification of Appointment of the Independent Auditor

The Board of Directors recommends that you vote to ratify the appointment of Deloitte & Touche LLP as MetLife’s independent auditor for the fiscal year ending December 31, 2013.

The Audit Committee has appointed Deloitte & Touche LLP (Deloitte) as the Company’s independent auditor for the fiscal year ending December 31, 2013. Deloitte’s long-term knowledge of MetLife and the MetLife group of companies, combined with its insurance industry expertise and global presence, has enabled it to carry out its audits of the Company’s financial statements with effectiveness and efficiency.

The appointment of Deloitte by the Audit Committee is being presented to the shareholders for ratification. If the shareholders do not ratify the appointment, the Audit Committee will reconsider its decision and may continue to retain Deloitte. If the shareholders ratify the appointment, the Audit Committee continues to have the authority to and may change such appointment at any time during the year. The Audit Committee will make its determination regarding such retention or change in light of the best interests of MetLife and its shareholders.

In considering Deloitte’s appointment, the Audit Committee reviewed the firm’s qualifications and competencies, including the following factors:

•

Deloitte’s status as a registered public accounting firm with the Public Company Accounting Oversight Board (United States) (PCAOB) as required by the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) and the Rules of the PCAOB;

•	Deloitte’s independence and its processes for maintaining its independence;

•	the results of the independent review of the firm’s quality control system;

•	the key members of the engagement team for the audit of the Company’s financial statements;
•	Deloitte’s approach to resolving significant accounting and auditing matters, including consultation with the firm’s national office; and

•	Deloitte’s reputation for integrity and competence in the fields of accounting and auditing.

The Audit Committee ensures the regular rotation of the audit engagement team partners as required by law.

The Audit Committee approves Deloitte’s audit and non-audit services in advance as required under Sarbanes-Oxley and SEC rules. Before the commencement of each fiscal year, the Audit Committee appoints the independent auditor to perform audit services that the Company expects to be performed for the fiscal year and appoints the auditor to perform audit-related, tax and other permitted non-audit services. The Audit Committee or a designated member of the Audit Committee to whom authority has been delegated may, from time to time, pre-approve additional audit and non-audit services to be performed by the Company’s independent auditor. Any pre-approval of services between Audit Committee meetings must be reported to the full Audit Committee at its next scheduled meeting.

If the audit, audit-related, tax and other permitted non-audit fees for a particular period or service exceed the amounts previously approved, the Audit Committee determines whether or not to approve the additional fees.

Representatives of Deloitte will attend the 2013 Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

24	MetLife 2013 Proxy Statement

Independent Auditor’s Fees for 2012 and 2011(1)

The following table presents fees for professional services rendered by Deloitte for the audit of the Company’s annual financial statements, audit-related services, tax services and all other services for the years ended December 31, 2012 and 2011.

	2012	2011
	($ in millions)
Audit Fees(2)	$71.0	$70.9
Audit-Related Fees(3)	$6.0	$7.0
Tax Fees(4)	$5.7	$6.1
All Other Fees(5)	$3.1	$4.8

(1)	All fees shown in the table were related to services that were approved by the Audit Committee.

(2)

Fees for services to perform an audit or review in accordance with auditing standards of the PCAOB and services that generally only the Company’s independent auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

(3)

Fees for assurance and related services that are traditionally performed by the Company’s independent auditor, such as audit and related services for employee benefit plan audits, due diligence related to mergers, acquisitions and divestitures, accounting consultations and audits in connection with proposed or consummated acquisitions and divestitures, control reviews, attest services not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

(4)

Fees for tax compliance, consultation and planning services. Tax compliance generally involves preparation of original and amended tax returns, claims for refunds and tax payment planning services. Tax consultation and tax planning encompass a diverse range of services, including assistance in connection with tax audits and filing appeals, tax advice related to mergers, acquisitions and divestitures, advice related to employee benefit plans and requests for rulings or technical advice from taxing authorities.

(5)	Fees for other types of permitted services, principally management advisory services involving review of operations and technology and information systems.

MetLife 2013 Proxy Statement	25

Audit Committee Report

This report is submitted by the Audit Committee of the MetLife, Inc. (MetLife or the Company) Board of Directors. No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the Securities Act), or the Securities Exchange Act of 1934, as amended (the Exchange Act), through any general statement incorporating by reference in its entirety the proxy statement in which this Report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or to be “filed” under either the Securities Act or the Exchange Act.

The Audit Committee, on behalf of the Board, is responsible for overseeing management’s conduct of MetLife’s financial reporting and internal control processes. For more information on the Audit Committee, see “Board Committees — Audit Committee” on page 17.

Management is responsible for the preparation of MetLife’s consolidated financial statements and the reporting process. Deloitte & Touche LLP (Deloitte), as MetLife’s independent auditor, is responsible for auditing MetLife’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) (PCAOB).

Deloitte has discussed with the Audit Committee those matters described in the PCAOB Standard, Communications with Audit Committees (AU 380), Statement on Auditing Standards No. 114, and Rule 2-07 of Regulation S-X promulgated by the Securities and Exchange Commission. Deloitte has also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte its independence from MetLife.

During 2012, management updated its internal control documentation for changes in internal control and completed its testing and evaluation of MetLife’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received updates provided by management and Deloitte at each regularly scheduled Audit Committee meeting. The Audit Committee also reviewed the report of management’s assessment of the effectiveness of internal control over financial reporting contained in the Company’s 2012 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission (the 2012 Form 10-K). The Audit Committee also reviewed Deloitte’s report regarding its audit of the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee reviewed and discussed with management and with Deloitte MetLife’s audited consolidated financial statements for the year ended December 31, 2012 and Deloitte’s Report of Independent Registered Public Accounting Firm dated February 26, 2013 regarding the 2012 audited consolidated financial statements included in the 2012 Form 10-K. The Deloitte report states that MetLife’s 2012 audited consolidated financial statements present fairly, in all material respects, the consolidated financial position of MetLife and its subsidiaries as of December 31, 2012 and 2011 and the results of their operations and cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. In reliance upon the reviews and discussions with management and Deloitte described in this Audit Committee Report, and the Board of Directors’ receipt of the Deloitte report, the Audit Committee recommended to the Board that MetLife’s 2012 audited consolidated financial statements be included in the 2012 Form 10-K.

Respectfully,

Kenton J. Sicchitano, Chair

Cheryl W. Grisé

John M. Keane

Alfred F. Kelly, Jr.

Catherine R. Kinney

Hugh B. Price

26	MetLife 2013 Proxy Statement

Proposal 3 — Advisory Vote to Approve the Compensation Paid to the Company’s Named Executive Officers

The Board of Directors recommends that you vote FOR this proposal: “RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

In accordance with Section 14A of the Exchange Act, this proposal will give shareholders the opportunity to endorse or not endorse the Company’s executive compensation programs and policies and the resulting compensation for the individuals listed in the Summary Compensation Table on page 53 (the Named Executive Officers), as described in this Proxy Statement.

Because the vote is advisory, the result will not be binding on the Compensation Committee and it will not affect, limit, or augment any existing compensation or awards. The Compensation Committee will, however, take into account the outcome of the vote when considering future compensation arrangements.

The Board has approved an annual frequency for shareholder votes to approve executive officer compensation. As a result, unless the Board determines otherwise, the next such vote will be held at the Company’s 2014 Annual Meeting.

The following design features are key to the program’s success and promotion of shareholders’ interests:

•	paying for performance: most compensation is variable and dependent on achievement of business results;

•	aligning executives’ interests with those of shareholders: most incentive compensation is stock-based, and executives are expected to meet stock ownership guidelines;

•

encouraging long-term decision-making: Stock Options and Restricted Stock Units vest over three years, Stock Options may normally be exercised over 10 years, and the ultimate value of Performance Shares is determined by the Company’s performance over three years;

•

rewarding achievement of the Company’s business goals: amounts available for annual incentive awards are based on Company performance compared to its Business Plan; individual awards take account of business unit and individual executive performance relative to their goals; and

•

avoiding incentives to take excessive risk: the Company makes discretionary rather than formulaic awards as part of its normal program; uses Operating Earnings (which excludes net investment gains and losses and net derivative gains and losses) as a key performance indicator; and uses multiple-year performance to determine the ultimate value of stock-based awards.

At the same time, the Company’s executive compensation program excludes practices that would be contrary to the Company’s compensation philosophy and contrary to shareholders’ interests. For example, the Company’s executive compensation program:

•	does not allow executives, or other associates, to engage in short sales, hedging, or trading in put and call options with respect to the Company’s securities;

•

does not offer a supplemental executive retirement plan that provides benefits under a different formula than the pension plan applicable to most U.S.-based employees, or that adds years of service or includes long-term incentive compensation in the benefits formula;

•	does not provide excessive perquisites;

•	does not allow repricing or replacing of Stock Options or stock appreciation rights without prior shareholder approval;

•	does not provide any “single trigger” change-in-control severance pay or any severance pay beyond two times average pay;

•

does not provide for “single trigger” vesting of stock-based awards upon a change-in-control without the opportunity for the Company or a successor to substitute alternative awards that remain subject to vesting; and

•

does not provide for any excise tax payment or tax gross-up for change-in-control related payments, or for tax gross-up for any perquisites or benefits, other than in connection with relocation or other transitionary arrangements when an Executive Group member begins employment.

The Company’s 2012 performance included increases from 2011 in the key financial measures of Operating Earnings, Operating Earnings Per Share, and Operating Return on Equity. These results also exceeded applicable 2012 Business Plan goals. The Company also conducted a thorough strategic analysis in 2012. It developed a new enterprise-wide strategy to refocus its U.S. business, build a global employee benefits business, grow emerging markets, and drive toward customer centricity and a global brand. The compensation of the Named Executive Officers reflects the Compensation Committee’s independent evaluation of these accomplishments, as well as their individual accomplishments.

The Compensation Committee and Board of Directors believe that the Company’s compensation programs and policies, and the compensation of the Named Executive Officers, promote the Company’s business objectives with appropriate compensation delivered in appropriate forms. Accordingly, the Board of Directors recommends that you vote FOR this proposal.

MetLife 2013 Proxy Statement	27

Compensation Committee Report

This report is furnished by the Compensation Committee of the MetLife, Inc. (MetLife or the Company) Board of Directors. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that is set forth on pages 29 through 52 of the Company’s 2013 Proxy Statement and, based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that such Compensation Discussion and Analysis be included in the 2013 Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the Securities Act), or the Securities Exchange Act of 1934, as amended (the Exchange Act), through any general statement incorporating by reference in its entirety the proxy statement in which this Report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or to be “filed” under either the Securities Act or the Exchange Act.

Respectfully,

James M. Kilts, Chair

Cheryl W. Grisé

Alfred F. Kelly, Jr.

Hugh B. Price

Kenton J. Sicchitano

28	MetLife 2013 Proxy Statement

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the objectives and policies underlying MetLife’s executive compensation program. It also describes key factors that the Compensation Committee considered in determining the compensation of the members of the Executive Group. The Executive Group includes the Named Executive Officers as well as the other Executive Officers of the Company. References to the Company’s “executive compensation” programs and policies refer to those that apply to the Executive Group.

Shareholders have the opportunity, at the 2013 Annual Meeting, to vote to endorse or not endorse the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including this Compensation Discussion and Analysis and the compensation tables and narrative discussion. The Compensation Committee and the Board of Directors believe that this Compensation Discussion and Analysis, and the compensation tables and narrative discussion that follow, support their recommendation to approve that shareholder advisory resolution.

Executive Summary and Overview

Highlights of 2012 Business Results.    In 2012, Chief Executive Officer Steven A. Kandarian led MetLife in his first full calendar year in that role. Under his leadership, the Company generated Operating Earnings, Operating Earnings Per Share, Operating Return on Equity, and Operating Premiums, Fees & Other Revenues that exceeded both Business Plan goals and 2011 results.

MetLife 2013 Proxy Statement	29

Mr. Kandarian also led the development of MetLife’s new enterprise strategy in 2012. The core of the Company’s strategic agenda consists of four cornerstone initiatives:

•	Refocus the U.S. Business to grow voluntary benefits/worksite and direct businesses, and shift toward protection products while reducing capital intensive products such as variable annuities.

•	Build the Global Employee Benefits business.

•	Grow emerging markets presence. Drive profitable growth to generate more than 20% of Operating Earnings from these markets by 2016.

•	Drive toward customer centricity and a global brand, differentiating MetLife by putting the customer at the center of everything MetLife does.

In addition, MetLife selected a new Chief Financial Officer, John C.R. Hele, to succeed Eric T. Steigerwalt, who served in the role on an interim basis. The Company also hired Christopher G. Townsend to head its business in Asia. The Compensation Committee made long-term stock-based compensation awards to each of Mr. Hele and Mr. Townsend in connection with their hirings, the ultimately-realized value of which will depend on the value of Shares and the Company’s performance relative to its competition.

2012 Say-on-Pay Vote.    In 2012, the Company’s shareholders were given the opportunity to vote to approve or disapprove of the Company’s executive compensation programs and policies and the resulting compensation described in the 2012 Proxy Statement. Shareholders voted over 97% of their Shares in approval of the Company’s actions (based on Shares voted). Because the vote was advisory, the result was not binding on the Compensation Committee. However, the Compensation Committee considered the vote to be an endorsement of the Company’s executive compensation programs and policies, and took into account the outcome of the vote in reviewing those programs and policies. The Compensation Committee considered shareholders’ support and other factors in determining that no fundamental changes to the Company’s executive compensation programs and policies were necessary at that time.

2012 Compensation Highlights.    MetLife maintained its commitment to its pay for performance philosophy, and continued to emphasize variable performance-based compensation over fixed or guaranteed pay. The Company’s Chief Executive Officer was paid 92% of his Total Compensation for 2012 performance in a form that was variable rather than fixed. The Chief Executive Officer’s stock-based incentive compensation was 66%

of his total incentive compensation for 2012, based on MetLife’s compensation valuation methodology. Similar, but somewhat lower, percentages applied to the other Executive Group members who served for the entirety of 2012. For this purpose, Performance Shares were valued on the same basis as valuation used for compensation planning purposes, using recently-prevailing Share prices as of the grant date. Stock Options were valued at one-third that price valuation.

Given this mix of pay and other features of MetLife’s compensation programs, Executive Group members’ interests are aligned with those of shareholders. Much of their compensation depends on increases in the price of Shares. Further, the Company’s Share ownership guidelines are designed to align executives’ interests with those of shareholders and reinforce the focus on long-term shareholder value.

The Company determined the total amount of 2012 annual incentive compensation to most U.S-based management and other administrative employees in light of its Operating Earnings and Operating Return on Equity compared to its Business Plan goals, among other factors. For 2012, the Company exceeded its Business Plan goals for these measures, producing an above-target performance factor for annual incentive compensation.

The Company’s long-term performance, including changes to the price of Shares, has a significant impact on the Named Executive Officers’ compensation. For example, the performance factor for the 2009-2011 Performance Shares (paid out in 2012) was 113%, based on the Company’s three-calendar year performance relative to competition, and the price of Shares at the end of the performance period was higher than on the date the Performance Shares were granted. As a result, the payment value on vesting of the awards was approximately 176% of the target value of the awards on the grant date.

Risk Management.    MetLife’s compensation program aligns with Company strategies and has a number of features that contribute to prudent decision making and avoid providing executives with an incentive to take excessive risks. One important feature is the use of Operating Earnings as a metric in incentive programs. Operating Earnings excludes net investment gains and losses and net derivative gains and losses. This removes incentives to take excessive risk by removing incentives not to hedge exposures to various risks inherent in a number of products, incentives to use derivatives for speculative purposes, and incentives to disrupt the risk balance in MetLife’s investment portfolio by harvesting capital gains for the sole purpose of enhancing incentive compensation. In addition, the Company uses three-year

30	MetLife 2013 Proxy Statement

overlapping performance periods and vesting for long-term incentive compensation, so that time horizons for compensation reflect the extended time horizons for the results of many business decisions.

Management has reviewed the employee incentive compensation programs to ensure that, in design and operation and taking into account all of the risk management processes in place, they do not encourage excessive risk taking. In doing so, it followed principles provided by the Company’s Chief Risk Officer regarding performance measures, performance periods, payment determination processes, management controls, and other aspects of the arrangements. As a result of this review and his own assessment of the programs, the Company’s Chief Risk Officer has concluded that risks arising from the compensation policies and practices for employees of the Company and its affiliates are not reasonably likely to have a material adverse effect on the Company as a whole, in light of the features of those policies and practices and the controls in place to limit and manage risk. The Chief Risk Officer discussed aspects of his analysis with the Compensation Committee in 2012.

Compensation Philosophy and Objectives

MetLife’s executive compensation program is designed to:

•	provide competitive Total Compensation opportunities that will attract, retain and motivate high-performing executives;

•	align the Company’s compensation plans with its short- and long-term business strategies;

•	align the financial interests of the Company’s executives with those of its shareholders through stock-based incentives and stock ownership requirements; and

•

reinforce the Company’s pay for performance culture by making a significant portion of Total Compensation variable, and differentiating awards based on Company, business unit and individual performance.

Overview of Compensation Program

MetLife uses a competitive total compensation structure that consists of base salary, annual incentive awards and stock-based long-term incentive award opportunities. For purposes of this discussion and MetLife’s compensation program, Total Compensation for an Executive Group member means the total of those three elements. Items such as alignment incentive awards (discussed on page 47) and others that are not determined under the Company’s general executive compensation practices are approved by the Compensation Committee, but are generally not included in descriptions of Total Compensation. The Independent Directors approve the

Total Compensation for the Chief Executive Officer and the other Executive Group members.

The Compensation Committee recommends Total Compensation amounts for the Company’s Chief Executive Officer for approval by the Independent Directors, and Total Compensation amounts for each of the other Executive Group members for approval by the Board of Directors. When determining an Executive Group member’s Total Compensation, the Compensation Committee considers the three elements of Total Compensation together. As a result, decisions on the award or payment amount of one element impact the decisions on the amount of other elements.

Each Executive Group member’s Total Compensation reflects the Compensation Committee’s assessment of Company, business unit, and the executive’s performance as well as competitive market data based on peer compensation comparisons. However, the Compensation Committee does not structure particular elements of compensation to relate to separate individual goals or performance.

The Compensation Committee also reviews other compensation and benefit programs, such as retirement benefits and potential payments that would be made if an Executive Group member’s employment were to end. Benefits such as retirement and medical programs do not impact Total Compensation decisions since they apply to substantially all employees. As a result, decisions about those benefits do not vary based on decisions about an Executive Group member’s base salary or annual or stock-based awards.

The Compensation Committee’s independent executive compensation consultant, Meridian, assisted the Committee in its design and review of the Company’s compensation program. For more information on the role of Meridian regarding the Company’s executive compensation program, see “Board Committees — Compensation Committee” beginning on page 16.

Generally, the forms of compensation and benefits provided to Executive Group members in the United States are similar to those provided to other U.S.-based officer-level employees. None of the Executive Group members based in the United States is a party to any agreement with the Company that governs the executive’s employment.

2012 Executive Compensation Strategic Review

The Company reviewed its executive compensation programs in 2012, with particular emphasis on incentive compensation. The goal of the review was to ensure that compensation to Executive Group members and other management continued to be aligned with the Company’s strategy and increasingly global scope of

MetLife 2013 Proxy Statement	31

the Company’s business, and that it took account of best and emerging practices. The Compensation Committee participated actively in the review, engaging management in an ongoing dialogue to keep itself well informed about the bases of management’s analyses and recommendations.

The ultimate result of the review was changes to the Company’s executive compensation program adopted by the Compensation Committee in early 2013. These included:

•	modification of the comparator group used to review the Total Compensation of Executive Group members to better reflect the Company’s competitors for executive talent.

•	articulation of a compensation philosophy that generally sets Executive Group members’ Total Compensation at the size-adjusted median compared to the compensation of executives at comparators.

•

refinement of the Company’s approach to total annual cash incentive compensation for 2013 performance for substantially all administrative (non-sales) employees around the world to: (1) increase the threshold Operating Earnings performance against Business Plan goal; (2) modify the formula for determining the total amount available for annual cash incentive compensation in order to provide more upside and downside sensitivity to over- or under-performance relative to the Business Plan goal; (3) eliminate the use of Operating Return on Equity as an additional performance measure in light of its impending use in the Performance Share program (described below); and (4) reduce the maximum payout level from 165% to 150% of target opportunity.

•

changes to the mix of stock-based long-term incentive awards the Compensation Committee granted for 2012 performance and in expectation of contributions to future performance, to Executive Group members, using 25% Stock Options, 25% Restricted Stock Units, and 50% Performance Shares (or their cash-payable equivalents) rather than 50% Stock Options and 50% Performance Shares as in the recent past. As Restricted Stock Unit awards will replace some of the compensation previously delivered in the form of Stock Options that became exercisable in thirds annually, one-third of each Restricted Stock Unit award will vest and be paid annually. These changes are intended to create a better balanced portfolio of awards to both retain executives and to motivate achievement of business results.

•	modification of the Performance Share program to determine the payout for awards using Operating Return on Equity compared to the Company’s business goals and Total Shareholder Return (TSR) compared to a custom group of competitors, each with respect to the three-year performance period; and

•	adjustments to base salary levels to reflect competitive market conditions.

Peer Compensation Comparisons

The Compensation Committee periodically reviews the competitiveness of MetLife’s Total Compensation structure using data reflecting a comparator group of companies in the insurance and broader financial services industries with which MetLife competes for executive talent (Comparator Group). The Committee chose the members of the group based on the size of the firms relative to MetLife and the extent of their global presence, or their similarity to MetLife in the importance of investment and risk management to their business, or both. It reviews the composition of the Comparator Group from time to time to ensure that the group remains an appropriate comparison for the Company.

In 2012, the Compensation Committee changed the group in order to better reflect MetLife’s size, global scope and complexity. It removed Lincoln National Corporation, Massachusetts Mutual Life Insurance Company, Nationwide Financial Services, Inc., New York Life Insurance Company, PNC Financial Services Group Inc., and The Principal Financial Group, Inc. from the group. The resulting Comparator Group consists of the eighteen financial services companies listed under “Comparator Group” below. In terms of its size, MetLife was between the 50th and 75th percentile of the Comparator Group as a whole in each of assets (as of 2011 year-end), revenue (for 2011), and market capitalization (as of October 2012).

In determining the Executive Group member’s Total Compensation for 2012, the Compensation Committee considered the increasingly global nature of the Company’s business, the size of the Company’s assets, revenue, and market capitalization relative to its peers, the challenges the Executive Group faces, and the Committee’s expectations for the Company’s performance. MetLife’s competitive compensation philosophy is generally to provide Total Compensation around the size-adjusted median for like positions at Comparator Group companies, taking into account MetLife’s assets, revenue, and market capitalization relative to other companies in the Comparator Group. As a result, the Compensation Committee considered an Executive Group member’s Total Compensation to be competitive if it fell within a reasonable range of that size-adjusted median. However, Total Compensation for individual Executive Group members may vary based on individual factors such as experience, contributions to performance, and performance results.

32	MetLife 2013 Proxy Statement

The Compensation Committee’s primary focus was on Total Compensation. It did, however, review individual elements of the executives’ Total Compensation in comparison to available Comparator Group data.

For 2012 performance, each of Mr. Kandarian’s, Mr. Steigerwalt’s, Mr. Wheeler’s, and Mr. Khalaf’s respective Total Compensation fell within 20% of the size-adjusted median for his position. Because Mr. Hele began employment during 2012, his Total Compensation fell below 20% of the size-adjusted median for his position. Mr. Goulart’s Total Compensation fell slightly above 20% of the size-adjusted median for his position, primarily as a result of his strong performance in meeting investment and other goals.

COMPARATOR GROUP

AEGON N.V.

Aflac Incorporated

The Allstate Corporation

American Express Company

AXA Financial, Inc.

Bank of America Corporation

Citigroup Inc.

The Hartford Financial Services Group, Inc.

HSBC Holdings plc

ING Groep N.V. JPMorgan Chase & Co. Manulife Financial Corporation Morgan Stanley Prudential Financial, Inc. Sun Life Financial Inc. The Travelers Companies, Inc. U.S. Bancorp Wells Fargo & Company

Setting Total Compensation

Chief Executive Officer Compensation.    Early in 2012, Mr. Kandarian and the Compensation Committee established goals and objectives that were designed to drive Company performance. For a description of these goals, see “Annual Incentive Awards” beginning on page 36.

In early 2013, the Compensation Committee recommended to the Independent Directors the Total Compensation for Mr. Kandarian for 2012, including annual and stock-based long-term incentive awards. The Committee’s Total Compensation recommendations for 2012 reflected its assessment of a number of factors.

•	Strong operational performance. MetLife’s performance in Operating Earnings, Operating Earnings Per Share, and Operating Return on Equity exceeded both 2011 performance and 2012 Business Plan goals.

•

Development of Company strategy. Mr. Kandarian led the Company to develop a new strategy to refresh U.S. Business, build the Global Employee Benefits business, grow emerging markets presence, and drive toward customer centricity and a global brand.

•

Accomplishments relative to other goals. Mr. Kandarian applied financial and strategic analyses to underperforming products, built a strong senior management team, continued to improve management through talent development, drove progress in implementing a new operating model, completed the integration of American Life Insurance Company (Alico), and advanced public understanding of MetLife.

•

Year-over-year comparisons. Mr. Kandarian’s compensation for 2011 performance reflected his service as Chief Executive Officer for only part of the year, while 2012 was Mr. Kandarian’s first full year in that role.

•

Competitive market data. Meridian’s market data report included a comparison and analysis of Mr. Kandarian’s compensation to chief executive officer compensation at Comparator Group companies. The comparison included historical information on Comparator Group companies’ size (measured by revenue, market capitalization and assets) and performance (measured by three-year and one-year Operating Earnings growth, book value growth, Operating Return on Equity, and TSR) compared to MetLife.

Compensation of Other Executive Group Members.    Early in 2012, Mr. Kandarian and each Executive Group member agreed on the respective executive’s goals for 2012. Similarly, Mr. Kandarian discussed goals and objectives with Executive Group members newly appointed to their roles in 2012 in connection with their appointments.

In early 2013, Mr. Kandarian provided to the Compensation Committee an assessment of the other Executive Group members’ performance during 2012 relative to their goals and the additional business challenges and opportunities that arose during the year. He also recommended to the Committee Total Compensation amounts for each Executive Group member, taking into account performance during the year as well as available competitive data and

MetLife 2013 Proxy Statement	33

compensation opportunities for each position. This assessment also took into account information and analysis of performance that was provided by Mr. Wheeler, to whom Mr. Steigerwalt reported outside of and following the end of his role as interim Chief Financial Officer. The Committee reviewed these recommendations and endorsed the components of each Executive Group member’s Total Compensation to the Board of Directors.

The Executive Vice President and Chief Human Resources Officer of the Company provided the Compensation Committee with advice and recommendations on the form and overall level of executive compensation, and provided guidance and information to Mr. Kandarian to assist him in making recommendations to the Compensation Committee of Total Compensation

amounts for each Executive Group member, other than himself. He also provided guidance to the Committee on the Committee’s general administration of the programs and plans in which Executive Group members, as well as other employees, participate.

Other than as described above, no Executive Group member played a role in determining the compensation of any of the other Executive Group members. No Executive Group member took part in the Board’s consideration of his or her own compensation.

Mr. Kandarian’s compensation is higher than other Executive Group members due to Mr. Kandarian’s broader responsibilities and higher levels of accountability as the most senior executive in the Company, as well as competitive market data.

34	MetLife 2013 Proxy Statement

Components of Compensation and Benefits

The primary components of the Company’s regular executive compensation and benefits program play various strategic roles:

Description	Strategic Role
Base Salary is determined based on position, scope of responsibilities, individual performance, and competitive data.	Provides compensation for services during the year.

Annual Incentive Awards:

•  Amount of awards is variable based on performance relative to Company, business unit, and individual goals and additional business challenges or opportunities that arose during the year that were not reflected in previously established goals.

•  The Compensation Committee determines awards using its judgment of all of these factors as a whole, and not by using a formula.

•  Serves as the primary compensation vehicle for recognizing and differentiating individual performance each year.

•  Awards are designed to motivate Executive Group members and other employees to achieve strong annual business results that will contribute to the Company’s long-term success, without creating an incentive to take excessive risk.

Stock-Based Long-Term Incentive Awards:

•  Amount of awards is based on discretionary assessment of individual level of responsibility, performance, relative contribution, and potential for assuming increased responsibilities and future contributions.

•  Ultimate payout for awards depends exclusively on the value of Shares (Restricted Stock Units), increases in the price of Shares (Stock Options), or a combination of measurements of MetLife’s performance as well as the value of Shares (Performance Shares).

•  For awards to Executive Group members made as part of Total Compensation for 2012 performance and in expectation of contributions to future performance:

¡   Stock Options were 25% of Stock-Based Long-Term Incentive Awards to Executive Group members.

¡   Restricted Stock Units were 25% of such awards.

¡   Performance Shares were 50% of such awards.

Awards (including their cash-paid equivalents) are valued for this purpose using recently-prevailing Share prices as of the grant date, with Stock Options valued at one-third of that price valuation.

•  Awards ensure that Executive Group members have a significant continuing stake in the long-term financial success of the Company (see “Stock Ownership” on page 49).

•  Awards align executives’ interests with those of shareholders; awards also encourage decisions and reward performance that contribute to the long-term growth of the Company’s business and enhance shareholder value.

•  Awards motivate Executive Group members to outperform MetLife’s competition.

•  Awards encourage executives to remain with MetLife.

Retirement Program and Other Benefits include post-retirement income (pension) or the opportunity to save a portion of current compensation for retirement and other future needs (savings and investment program and nonqualified deferred compensation).

Benefits attract and retain executives and other employees.

MetLife 2013 Proxy Statement	35

Description	Strategic Role
Severance Pay and Related Benefits include transition assistance if employment ends due to job elimination or, in limited circumstances, performance.	Benefits encourage focus on transition to other opportunities and allow the Company to obtain a release of employment-related claims.

Change-in-Control Benefits:

• Terms include replacement or vesting of stock-based long-term incentive awards.

• Severance and related benefits are also paid if the Executive Group member’s employment is terminated without cause or the Executive Group member resigns with good reason following a change-in-control.

• Benefits retain Executive Group members through a change-in-control and allow executives to act in the best interests of shareholders without distractions due to concerns over personal circumstances.

• Benefits promote the unbiased and disinterested efforts of the Executive Group members to maximize shareholder value during and after a change-in-control.

• Benefits keep executives whole in situations where Shares may no longer exist or awards otherwise cannot or will not be replaced.

The primary components of the Company’s executive compensation and benefits program are further discussed below.

Base Salary

The base salaries earned by the Named Executive Officers in 2012 are reported in the Summary Compensation Table on page 53. The Compensation Committee approved the following base salary increases for the following Named Executive Officers in 2012 in light of their levels of responsibility, their performance, and the competitive market:

Executive	Base Salary Increase	Effective Date
Steven A. Kandarian	$100,000	May 1, 2012
Eric T. Steigerwalt	$50,000	April 1, 2012
William J. Wheeler	$100,000	January 1, 2012
Steven J. Goulart	$65,000	March 1, 2012
Michel Khalaf	$50,000	July 1, 2012

Annual Incentive Awards

The MetLife Annual Variable Incentive Plan (AVIP) provides eligible employees, including the Executive Group members, the opportunity to earn annual cash incentive awards. AVIP is administered as a Cash-Based Awards program under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan (Stock and Incentive Plan). The 2012 AVIP awards are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 53.

Section 162(m) of the United States Internal Revenue Code (Section 162(m)) limits the deductibility of compensation paid to certain executives, but exempts certain “performance-based” compensation from those limits. For 2012, the Compensation Committee established limits and performance goals for purposes of qualifying AVIP awards to the Company’s Executive Group members for this exemption. See “Non-Equity Incentive Plan Awards” on page 60 for more information about the individual maximums set for 2012 AVIP awards.

Determining the Amount Available for Awards.    Each year, the Compensation Committee approves the maximum amount available for AVIP awards to all covered employees, which for 2012 included approximately 23,000 employees. Late in 2011, the Compensation Committee determined that the amount available for 2012 would be based primarily on the Company’s Operating Earnings and, to a lesser extent, its Operating Return on Equity, compared to the Company’s 2012 Business Plan, subject to the Compensation Committee’s discretionary assessment of overall performance and other relevant factors.

The formula avoids providing employees with an incentive to take excessive risk through several of its features. Operating Earnings excludes net investment gains and losses and net derivative gains and losses. In addition, the impact of after-tax variable investment income is limited to no more than a 10% variation from the Business Plan. As a result, the formula does not provide an incentive to take excessive risk in the Company’s investment portfolio. Nor is the formula an unlimited function of revenues; rather, the formula caps the amount that can be generated for AVIP awards, and is a function of financial measures that account for the Company’s costs and liabilities.

36	MetLife 2013 Proxy Statement

($ in millions)
2012 AVIP Operating Earnings Factor
Operating Earnings	$5,625	(1)
Less excess or shortfall of variable investment income, to the extent more than 10% higher or lower than the Business Plan target	$(195)

Result	$5,430
Business Plan Operating Earnings Goal	$5,200
Operating Earnings less excess or shortfall of variable investment income as a percentage of Business Plan Operating Earnings equals AVIP Operating Earnings Factor (may not exceed 150%)	104%

2012 AVIP Return on Equity Factor
Operating Return on Equity	11.2	%(2)
Less Business Plan Return on Equity	10.0%

Result	1.2%
AVIP Return on Equity Modifier (for each 0.1% by which the Return on Equity exceeds the Business Plan, 0.3% is added (may not exceed 15%)	3.6%

Calculation of Total Amount Available for 2012 AVIP Awards
Annual Operating Earnings Factor plus Annual Operating Return on Equity Modifier equals AVIP Performance Factor	107.6%
Total target-performance planning amount of all employees’ AVIP awards (the AVIP Planning Target)	$377
Total amount available for all AVIP awards equals AVIP Performance Factor times AVIP Planning Target	$406

(1)

The Company’s Operating Earnings used to determine the total amount available for all AVIP awards for 2012 included the $61 million operating loss for portions of MetLife Bank that was included in the 2012 Business Plan but was ultimately reported in the Company’s financial statements as divested business.

(2)	For this purpose, Operating Return on Equity was calculated based on the same $5,625 million Operating Earnings figure used to determine the total amount available for all AVIP awards for 2012.

Performance Goals.    The Executive Group members’ performance goals consisted of shared financial performance goals and individual performance goals. Each of the goals was aligned with the Company’s performance objectives. The Compensation Committee considered the Company’s financial results and each Named Executive Officer’s accomplishments, described below, in determining the Named Executive Officers’ 2012 AVIP awards.

Shared Financial Performance Goals.    The Executive Group members’ key shared financial performance goals for 2012 are below, each as set forth in the Business Plan. Under the leadership of Mr. Kandarian and the Executive Group, the Company achieved the results in 2012 compared below to its 2012 Business Plan and its results for 2011:

	2012		2012 Business Plan	2011(1)
Operating Earnings ($ in millions)	$5,686		$5,200	$4,677
Operating Earnings Per Share	$5.28		$4.86	$4.38
Operating Return on Equity	11.3%		10.0%	10.1%
Book Value Per Share(2)	$46.73	(3)	$49.83	$46.69

(1)

Amounts for 2011 have been revised from those reported in the Company’s 2012 Proxy Statement in connection with: (1) the Company’s retrospective application of the adoption of new accounting guidance regarding accounting for deferred policy acquisition costs (ASU 2010-26) in the first quarter of 2012; and (2) the Company’s accounting for MetLife Bank financial results as divested business beginning in the third quarter of 2012.

(2)

Book Value Per Share as presented excludes accumulated other comprehensive income (loss) and should be read in conjunction with Appendix A to this Proxy Statement, which includes the definition of this term and reconciliation to the most directly comparable GAAP measure. That measure is book value per common share.

MetLife 2013 Proxy Statement	37

(3)

Book Value Per Share was below the 2012 Business Plan goal due in part to derivative losses. The Company uses derivatives to hedge certain risks, such as movements in interest rates and foreign currencies. The derivatives gains or losses generated by this hedging activity create fluctuations in net income and Book Value Per Share because the derivatives may not have the same GAAP accounting treatment as the risks they are hedging. Book Value Per Share was also negatively affected by a goodwill impairment charge that reflected the impact of current market and economic conditions on the estimated fair value of the Company’s U.S. retail annuity business.

Individual Performance Goals.    In addition to their shared financial performance goals for 2012, each Named Executive Officer had individual performance goals. The goals, and related performance results, are described in the tables below.

38	MetLife 2013 Proxy Statement

Steven A. Kandarian, Chief Executive Officer

Identify, develop and implement a new global strategy.

Under Mr. Kandarian’s leadership, the Company conducted a thorough strategic analysis, developed a new enterprise-wide strategy, and first presented it publicly on its Investor Day in May 2012. The four cornerstone initiatives of the strategy, each of which addresses a key external threat or opportunity, are:

•   refocus the U.S. Business;

•   build a global employee benefits business;

•   grow emerging markets; and

•   drive toward customer centricity and a global brand.

The Company developed implementation plans for each initiative and began to track results through a review process with metrics for key deliverables.

Increase MetLife’s profitability by identifying low-performing products and determining the Company’s strategy for each.

Under Mr. Kandarian’s leadership, the Company reviewed products whose returns were below its long-term cost of capital. MetLife proceeded to determine its strategy for those products by changing pricing, redesigning products, reducing guaranteed minimum benefits, or discontinuing certain products.

Drive the Company toward greater customer centricity.

Under Mr. Kandarian’s leadership, the Company’s customer centricity initiatives made significant progress in 2012. MetLife introduced “Voice of the Customer” programs in the United States, Korea, Poland and the United Arab Emirates to systematically collect customer feedback, identify areas of customers’ dissatisfaction, and fix the identified problems. The Company also introduced a Net Promoter Score program in ten countries to monitor the loyalty of its customer relationships.

Mr. Kandarian also launched a customer empathy program. Every member of the Executive Group, including Mr. Kandarian, and other members of senior management personally handled customer complaints. Other members of senior management listened to calls with customers. Mr. Kandarian also promoted customer empathy in employee communications that described how the complaints he handled led to plans for improvement of the Company’s performance in the customer experience.

As a result of strengthened customer retention programs, the Company increased persistency for life insurance in Japan and variable universal life and variable annuities in Korea.

Build a strong senior leadership team by attracting key talent for open positions.

Mr. Kandarian completed building MetLife’s current world-class executive team in 2012. He hired John Hele, an experienced finance professional with over 30 years of experience in financial services and the insurance industry, to be MetLife’s Chief Financial Officer. He also hired Christopher Townsend, who has over 20 years of experience in the insurance industry and over ten years in the Asia-Pacific Region, to be the Company’s President of Asia. Late in 2012, Mr. Kandarian hired Ricardo Anzaldua, an attorney with significant experience as an advisor in legal, financial and transactional matters, as well as industry knowledge, as the Company’s new General Counsel.

MetLife 2013 Proxy Statement	39

Improve management’s skill set, implement rigorous talent management, ensure strong management succession planning, and enhance diversity efforts.

Under Mr. Kandarian’s leadership, the Company launched leadership training for hundreds of members of senior management. MetLife also conducted talent management reviews of high-potential management, including the crafting of career development plans and succession planning with respect to top roles at the Company around the world. Mr. Kandarian hired a new Chief Diversity and Inclusion Officer for the Company, who developed a new diversity and inclusion strategy.

Implement a new operating model to globalize MetLife and enhance the Company’s culture of accountability.

The Company made significant progress in implementing a new operating model in 2012. Mr. Kandarian also implemented a business review process to regularly review each business’ key performance metrics and initiatives.

Successfully complete the integration of Alico into MetLife.

In 2012, under Mr. Kandarian’s leadership, the Company completed the integration of Alico, including operational independence from services from the prior owner and realization of significant synergy-based savings.

Advance investors’ understanding of MetLife’s value proposition and engage with regulators and policy makers to bring critical insights and information to the debate on key topics affecting MetLife.

Mr. Kandarian spoke at numerous investor events and met with hundreds of Company shareholders, including 75% of MetLife’s top 20 shareholders. In addition, MetLife’s new “I can do this” advertising campaign increased customer purchase preferences in key demographics.

Under Mr. Kandarian’s leadership, MetLife also conducted focused efforts to bring the Company’s perspective to policy makers, particularly on the issues of the designation of non-bank systemically important financial institutions and the rules that would apply to such companies. Mr. Kandarian met with officials at government agencies and regulators to urge that any standards applied to MetLife need to be tailored to insurance business models. Mr. Kandarian also participated in several international policy discussions in Mexico, China, and elsewhere.

40	MetLife 2013 Proxy Statement

John C.R. Hele, Chief Financial Officer

Learn MetLife culture, people, processes, and customers.

As an executive new to his role at MetLife in 2012, Mr. Hele quickly developed a thorough understanding of MetLife, including its strengths and areas of opportunity for improvement. His efforts included participation in resolving customer complaints and meetings with associates from around MetLife as well as the Board of Directors.

Review the Finance organization leadership and talent, and make changes if appropriate.

Mr. Hele hired a new head of Investor Relations and moved the incumbent into a chief financial officer position with a major MetLife operating business unit. Mr. Hele also made significant progress in improving Finance organization support to businesses throughout MetLife.

Effective communication of Third Quarter 2012 Financial Results.

Under Mr. Hele’s leadership, MetLife effectively communicated third quarter 2012 financial results to the investor community. This included explaining a goodwill impairment to analysts and others to gain their understanding of the issues and appreciation of the appropriate significance of the impairment.

Develop a strong and strategically appropriate 2013 Business Plan.	Mr. Hele engaged his fellow executives in determining MetLife’s 2013 Business Plan, including effective planning for challenging objectives.

Improve the set of measures of financial performance to more closely align with business goals.

Mr. Hele reviewed product pricing and solvency measures, as well as other key product performance measures, to develop proposals for changing what MetLife measures, and how it does so, in order to produce better information for strategic business decisions.

Drive acquisitions and capital management activities to execute MetLife’s business strategy.	Mr. Hele improved MetLife’s methods of acquisition analysis to improve the quality of acquisition activities, and began capital management planning to be ready for changing regulatory requirements.

MetLife 2013 Proxy Statement	41

Eric T. Steigerwalt, Former Interim Chief Financial Officer
Mr. Steigerwalt also served as Executive Vice President and led the U.S. Retail Business during 2012. As a result, his 2012 individual goals related to that role.

Perform the interim CFO role effectively, through efforts to drive profitability, enhance expense control, and manage capital at optimal levels.

Mr. Steigerwalt maintained disciplined pricing of new business in the U.S., resulting in higher returns on investment. Sales below the desired threshold return were reduced in 2012. Mr. Steigerwalt also led the Finance organization to strengthen global product return on investment guidelines and made significant progress toward modeling products against those guidelines worldwide. Mr. Steigerwalt led MetLife’s efforts to enhance key financial metrics to measure performance in business reviews across MetLife.

In the Finance organization, Mr. Steigerwalt developed a plan to reduce expenses and reorganized the division to align with partner business areas. Mr. Steigerwalt also rationalized the strategic control operating model to achieve savings, while maintaining a solid control environment. MetLife’s operating expense ratio was in the goal range of 22.8% to 23.3%, excluding pension & post-retirement benefits.

Under Mr. Steigerwalt’s leadership, MetLife achieved a successful conclusion to ratings reviews with a return to a “stable” rating by Standard & Poor’s Ratings Services.

Mr. Steigerwalt also provided managerial leadership to the Finance and U.S. Retail organizations, through coaching and feedback, meetings with his organizations, and talent management to identify future leaders and succession planning strength. He delivered strong performances as interim CFO in investor communications and developed a Finance module for enterprise-wide management training.

Decrease the U.S. Retail distribution expense gap.

Under Mr. Steigerwalt’s leadership, the organization lowered its expenses compared to 2011 and built financial plans for increased savings by the end of 2014. Mr. Steigerwalt also changed the organization’s leadership team to ensure appropriate leadership was in place, integrating the wholesaling groups to drive efficiencies and realigning organizations to realize significant savings. Mr. Steigerwalt implemented plans for enhanced savings through changes in management structure, increases in agent production requirements, changes to agent compensation practices, and changes to hiring strategies. As a result of planned adjustments to revenues through disciplined sales of variable annuity products, the Company achieved improved risk management and better capital management. This sales discipline, while crucial to meeting these strategic ends, precluded significant reductions in the U.S. Retail Distribution revenue and expense gap.

Change the risk profile of variable annuities and ensure that sales align with goals.

Under Mr. Steigerwalt’s leadership, MetLife made several changes to its U.S. variable annuities products and related sales compensation arrangements. As a result, U.S. Retail Business succeeded in keeping variable annuity sales levels below the goal maximum of $18 billion.

Build and deepen the life product portfolio.	Mr. Steigerwalt led changes, such as the development and implementation of new pricing and new products, to reduce MetLife’s exposure to capital intensive products.

42	MetLife 2013 Proxy Statement

William J. Wheeler, President, Americas

Produce strong financial performance that meets or exceeds Business Plan.

Under Mr. Wheeler’s leadership, the Americas met or exceeded its goals for:

•   Operating Premiums, Fees & Other Revenues (goal of $34,305 million);

•   Operating Earnings (goal of $4,053 million);

•   Operating Return on Equity (goal of 13.9%); and

•   Operating Expense Ratio (goal of 21.7%). (See Appendix A to this Proxy Statement for the definition of Operating Expense Ratio.)

Successfully implement the new global strategy, including significant progress in developing worksite and direct sales businesses in the U.S.

Mr. Wheeler effectively communicated MetLife’s new strategy to leaders and associates throughout the Americas and implemented the strategy across his organization and with other parts of MetLife. Mr. Wheeler enhanced the business review process and related communications. The Americas grew its emerging markets business through profitable growth in Latin America in the direct marketing and agency channels. At the same time, the Americas partnered closely with the Global Employee Benefits organization, developing joint plans and goals and leveraging long-standing relationships to grow the multinational and expatriate businesses.

As part of its implementation of the new strategy, the Americas organization, under Mr. Wheeler’s leadership, made significant progress in developing worksite and direct marketing businesses in the U.S. To build worksite benefits, the organization upgraded servicing capabilities, enhanced offerings with products that are less capital intensive than prior offerings and improved the buying experience. At the same time, the organization launched a new business model and strategy for sponsored direct marketing in the U.S, identifying key market segments and their top insurance needs, building a suite of products and evaluating administrative alternatives.

Make changes to the Americas business to achieve $100 million in full year 2013 expense savings.

Mr. Wheeler successfully planned, designed and implemented changes to the Americas business to achieve the savings goal. He sharpened the focus of the business on areas that align with the Company’s strategic priorities and reduced expenses by simplifying the organization to achieve business goals more efficiently.

Reorganize businesses, build strong leadership teams and enhance diversity and inclusion efforts. Complete the integration of Alico into MetLife in Latin America.

Mr. Wheeler implemented organizational changes across the Americas, set objectives and strategies for each business and actively ensured that business culture was aligned with priorities. He put new leadership in place in Retail, Group and Voluntary and Worksite Benefits. Under Mr. Wheeler’s leadership, the Americas organization also actively promoted and sponsored diversity and inclusion efforts, such as the Women in Insurance program. Mr. Wheeler also completed the integration of Alico into MetLife in Latin America, including product harmonization and achievement of integration savings.

MetLife 2013 Proxy Statement	43

Drive progress toward an exit from the banking business and engage with regulators and policymakers to bring MetLife’s perspective to bear on key topics affecting the Company.

Mr. Wheeler continued activities toward MetLife’s departure from the banking business (MetLife ceased to be regulated as a bank holding company in early 2013). He also testified before a U.S. House of Representatives committee on MetLife’s thinking on U.S. federal regulatory oversight and coordinated insurance industry responses to proposed regulatory initiatives. Mr. Wheeler presented on the Americas during the Company’s strategy presentation on Investor Day and at other analyst and investor meetings.

Review product pricing with respect to expected return on investment and implement appropriate changes to improve overall returns.

Mr. Wheeler conducted product reviews across all businesses and determined and implemented strategic decisions in light of those reviews. Under Mr. Wheeler’s leadership, the Americas organization made changes to variable annuity products that included: modification of guarantees; changes to sales compensation; and suspension of sales to manage sales and balance growth, profitability and risk-taking. The Americas organization also launched new vision products, implemented changes to corporate benefit funding practices to better manage pricing and focus on products that meet customer needs while being aligned with MetLife’s risk criteria and developed a suite of accident and health products for future marketing in the U.S.

Improve customer service and implement customer centricity.

Mr. Wheeler established a customer centricity team to drive changes in this area. Mr. Wheeler also established a customer-response process to efficiently and effectively address customer complaints. Under Mr. Wheeler’s leadership, the Americas organization designed and established multiple customer feedback and improvement processes, established customer empathy programs and drove associate engagement in customer centricity through robust communications efforts.

44	MetLife 2013 Proxy Statement

Michel Khalaf, President, Europe, the Middle East, and Africa (EMEA)

Achieve financial objectives. Refine product return on investment analysis to promote increases in profitability by identifying low-performing products and determining strategy for each.

Under Mr. Khalaf’s leadership, EMEA exceeded its goals for:

•   Operating Earnings (goal of $245 million);

•   Operating Return on Equity (goal of 14.9%); and

•   Operating Premiums, Fees & Other Revenues (goal of $2,877 million), in light of adjustments for the exit from fixed annuities in the U.K.

However, EMEA’s annualized new premiums were slightly under its goal of $1,117 million.

EMEA refined its return on investment product analysis methodology and evaluated products to determine appropriate marketing and pricing decisions. For example, it exited the U.K fixed annuities business, in line with the Company’s strategic focus, because of the product’s capital intensity.

Contribute to MetLife’s strategic review and implement the strategy in EMEA, including changes to make EMEA a customer centric organization.

Mr. Khalaf actively participated in MetLife’s strategic review and developed and began implementation of an EMEA strategy consistent with the Company’s new strategy. Under Mr. Khalaf’s leadership, EMEA launched customer centricity initiatives with a particular focus on Poland and the United Arab Emirates, to enhance portfolio retention and persistency. Mr. Khalaf also appointed customer centricity initiative leaders and began implementing a number of initiatives across the region, including customer councils, customer empathy programs and deployment of a number of best practices.

Continue to build a strong EMEA leadership team.

Mr. Khalaf developed a strong leadership team with a diverse mix of talent, and arranged stretch assignments for a number of high potential members of management. Mr. Khalaf also filled a number of key management openings in technology, face-to-face distribution, government relations and communications. EMEA retained high-potential associates and implemented talent management and development programs to align high potential talent with critical roles.

Re-organize EMEA consistent with MetLife’s new global operating model and enhance accountability. Maintain the progress of projects to reorganize subsidiaries and meet regulatory requirements.

Mr. Khalaf simplified EMEA’s organizational structure and implemented the new operating model. Mr. Khalaf also conducted business reviews focused on key operations to ensure management accountability. EMEA’s project to reorganize subsidiaries remained on schedule, while initiatives were adjusted to take into account regulatory delays in the implementation date of Solvency II.

Engage with regulators and policymakers to bring MetLife’s views to policy discussions, and advance the understanding of MetLife’s value proposition by representing the Company to investors.

Mr. Khalaf engaged regulators and policymakers to bring MetLife’s views to bear in policy discussions. Mr. Khalaf also presented the EMEA and Emerging Markets strategies at MetLife’s Investor Day and took part in the U.S.-Poland business summit in Warsaw. Mr. Khalaf served as the keynote speaker at LIMRA Europe’s annual conference in Bucharest.

MetLife 2013 Proxy Statement	45

Steven J. Goulart, Chief Investment Officer

Produce strong financial performance that meets or exceeds Business Plan.

Under Mr. Goulart’s leadership, MetLife’s Investment team exceeded its goals of:

•   total net investment income of $19.5 billion;

•   recurring income of $18.7 billion; and

•   variable investment income of $860 million.

Mr. Goulart’s positioned MetLife’s investment portfolio appropriately to meet Business Plan goals, taking into account factors such as peer data and benchmarks for pre-tax impairments, investment grade fallen angels, private losses, commercial mortgage losses, high yield upgrades/downgrades, bank loan upgrades/downgrades, private asset sourcing, private placements, commercial mortgages, and agricultural mortgages.

At the same time, Mr. Goulart improved Investment’s performance reporting to produce enhanced levels of detailed information for better strategic business decisions.

Deliver on MetLife’s strategic priorities.

Mr. Goulart continued to build the Company’s investment capabilities in Europe and Asia and provided support to initiatives to expand MetLife’s existing business relationships. He also launched MetLife’s third-party asset management initiative, which will build on the Company’s expertise in select private asset sectors to create investment opportunities that can generate attractive, long-term returns for institutional investors and generate fee revenue in line with MetLife’s strategic objectives.

Maintain and improve the talent in MetLife’s Investments organization and enhance MetLife’s overall efforts at talent recruiting and retention.

Under Mr. Goulart’s leadership, the Investments organization enhanced its departmental program for Master of Business Administration degree candidates, leading to successful recruiting of new associates in line with departmental objectives, partnered with MetLife Human Resources to develop a program enterprise-wide, and introduced mentoring programs. Mr. Goulart revised the Investments organization’s compensation structure and revised associates’ compensation to better align high performance and high potential talent, and hired a new head of Investments operations. Mr. Goulart also led a conference to present secular market and economic views and communicate investment strategy to senior company leadership.

Simplify the way that MetLife’s Investments organization does business.

Under Mr. Goulart’s leadership, the Investments organization implemented a new global operating model, identified significant scale and simplicity savings, completed the first phase of application hosting outsourcing, and implemented a new derivatives trade order management system.

Ensure that MetLife’s Investments organization is customer centric and aligning itself with the priorities of its business partners.

Under Mr. Goulart’s leadership, the Investments organization partnered with the Company’s retail annuity business on a new variable annuity derivatives management initiative, completed the transfer of assets from MetLife Bank, and provided support to pension close out initiatives and acquisition transactions. Under an Executive Group program, Mr. Goulart also was personally involved in the resolution of customer complaints and created process improvement analyses out of that experience.

Engage external stakeholders to effectively convey MetLife’s perspective.

Mr. Goulart engaged several ratings agencies to explain MetLife’s investment portfolio and strategy, and took an active part in planning and executing the Company’s investor communications strategies through investor presentations, earnings call presentations and strategy presentations. Mr. Goulart also led efforts to bring MetLife’s investments perspective regarding regulatory matters to domestic and foreign government agencies.

46	MetLife 2013 Proxy Statement

Mr. Khalaf’s 2012 Alignment Incentive

The size and breadth of the Company’s acquisition of Alico significantly increased its global reach. One of the Company’s on-going objectives in 2012 was to continue to effectively integrate Alico into MetLife while meeting Business Plan objectives. Aligning senior management of the businesses outside the U.S. to those objectives, and retaining key management, was central to meeting these objectives. As a result, the Company had, in 2011, made select members of management eligible for alignment incentive awards. At the time that eligibility was determined, neither Mr. Khalaf nor anyone else who was eligible was a member of the Executive Group. The awards were intended to provide an incentive to meet business integration and Business Plan goals, as well to retain the employees at MetLife.

Mr. Khalaf was among the most critical members of senior management of the businesses outside the U.S. in 2011. Accordingly, he received opportunities for future payments in order to encourage him to remain with MetLife and achieve future business goals. One such opportunity was for a payment of up to $1,000,000 based on 2012 performance.

In reviewing this incentive opportunity, the Committee considered the 2012 financial performance of the Company and EMEA as well as Mr. Khalaf’s leadership contributions to advance MetLife’s strategic performance. In approving payment of the full amount of the opportunity, the Committee considered accomplishments such as:

•	Mr. Khalaf’s leadership of the Company’s Emerging Markets Strategies effort, including efforts to effectively communicate that strategy to investors;

•	implementation of the Company’s new operating model in EMEA;

•	establishment of a new EMEA leadership team;

•	successful completion of all 2012 Alico integration initiatives; and

•	oversight of Indian and other south Asian businesses prior to their transition to the Company’s Asia region.

Stock-Based Long-Term Incentive Awards

The Company awards Stock Options, Performance Shares, and Restricted Stock Units (and, in some cases with respect to Executive Group members outside the United States, cash-payable equivalents). It determines the amount of such awards as part of MetLife’s Total Compensation program.

Stock Options.    Stock Options are granted at an exercise price equal to the closing price of Shares on the date of grant. The ultimate value of Stock Options depends exclusively on increases in the price of Shares. One-third of each award of Stock Options becomes exercisable on each of the first three anniversaries of the date of grant.

Restricted Stock Units.    Restricted Stock Units are units that may become payable in Shares at the end of a predetermined vesting period. Awards made in 2013 will generally vest and pay out in thirds on each of the first three anniversaries of the grant date.

Prior to awards made in 2013, the Company did not use Restricted Stock Units as a regular part of its compensation program for Executive Group members. However, the Company granted such awards from time to time to encourage a candidate to begin employment with MetLife, especially where the candidate would forfeit long-term compensation awards from another employer by doing so. The Company also used Restricted Stock Units, on occasion, as a means of reinforcing its retention efforts, particularly in cases of exceptional performance, skills, or talent. Such Restricted Stock Units had a restriction period which normally ended no earlier than the third anniversary of the date the units were granted.

Performance Shares.    Performance Shares are units that may become payable in Shares at the end of a three-year performance period, depending on Company performance. Payout for awards made in 2013 will be based on the Company’s Operating Return on Equity compared to its business goals and TSR compared to a custom group of competitors, each with respect to the performance period.

For awards made in 2012 and earlier, Company performance was compared to the Fortune 500® companies included in the Standard & Poor’s Insurance

MetLife 2013 Proxy Statement	47

Index, excluding Berkshire Hathaway Inc. (Insurance Index Comparators). The Insurance Index Comparators were chosen to measure MetLife’s relative performance because insurance is the predominant portion of the Company’s overall business mix. The final number of Performance Shares paid for such awards is to be determined by the Company’s performance in TSR and change in annual net Operating Earnings Per Share (as defined by the Company for each year) compared to the other Insurance Index Comparators. The amount paid can be as low as zero and as high as twice the number of Performance Shares granted. For awards made in 2009 through 2012, if the Company does not produce a positive TSR for the performance period, the number of Shares to be paid out, if any, will be reduced by 25%. For additional information about this formula, see “Stock Awards” beginning on page 55.

The Performance Shares for the 2009-2011 performance period became payable during 2012. Based on MetLife’s performance relative to the Insurance Index Comparators for that period, the Company paid 113% of each vested Performance Share award. For information about these payments, see the table entitled “Option Exercises and Stock Vested in 2012” on page 64.

In 2010, Standard & Poor’s added Berkshire Hathaway Inc. (BHI) to its insurance index. The Compensation Committee excluded BHI from the Insurance Index Comparators beginning with Performance Share awards for the 2011-2013 performance period. Given the size of BHI, and the diversity of its business outside of insurance and financial services, the Committee determined that excluding BHI from the Insurance Index Comparators for future awards will maintain an appropriate peer comparison. Without this prospective change, BHI would comprise a disproportionate part of the Insurance Index Comparators.

Phantom Stock-Based Awards.    The Company makes cash-settled stock-based awards (Phantom Awards) to employees outside the United States, if they are more appropriate in light of tax and other regulatory circumstances than stock-payable awards. Each Unit Option represents the right to receive a cash payment equal to the closing price of a Share on the surrender date chosen by the employee, less the closing price on the grant date. One-third of each award of Unit Options becomes exercisable on each of the first three anniversaries of the date of grant. Performance Units are units that, if they vest, are multiplied by the same performance factor used for Performance Shares for the applicable period to produce a number of final Performance Units, each of which is payable in cash equal to the closing price of a Share. Restricted Units are units that vest on the same schedule as Restricted

Stock Units and, if they vest, each is paid in cash equal to the closing price of a Share.

Vesting, Tax, and Accounting.    Stock-based long-term incentive awards are normally forfeited if the executive leaves the Company voluntarily before the end of the applicable performance period or vesting period and is not Retirement Eligible or (except for Phantom Awards) Bridge Eligible. An employee is considered Retirement Eligible when the employee meets any one of the age and service combinations defined in the Metropolitan Life Retirement Plan for the United States Employees (the Retirement Plan) to begin payout of certain benefits immediately upon separation from service (or, for the Phantom Awards, meets equivalent age and service criteria). See “Pension Benefits for U.S.-Based Executives” beginning on page 65 for more information about the Retirement Plan. Bridge Eligibility is available to employees, based on a combination of age and service, who also have a final separation agreement under a particular severance plan. Bridge Eligible employees are eligible for post-retirement medical benefits despite not being Retirement Eligible.

The Company has designed Performance Shares, Stock Options and (with respect to awards to Executive Group members in 2013) Restricted Stock Units with the intention of meeting the requirements for the “performance-based compensation” exemption from Section 162(m) limits. However, the Committee reserves the right to grant other awards that do not meet Section 162(m) requirements if it determines appropriate to do so.

Stock Options, Restricted Stock Units, and Performance Shares awarded in 2012 and earlier qualify as equity-classified instruments whose fair value for determining compensation expense under current accounting rules is fixed on the date of grant. This allows the Company to provide these stock-based incentive opportunities while limiting the volatility of the related accounting cost of such compensation. The Compensation Committee approved a formula to determine the performance factor applicable to Performance Shares awarded in 2013, and has retained discretion to depart from the formula should it find that it is appropriate to do so in light of factors such as significant unplanned acquisitions or dispositions, unplanned tax, accounting, and presentation changes, unplanned restructuring or reorganization costs, and others it finds appropriate. As a result, these awards qualify for expense reporting on a variable basis. Phantom Awards qualify for expense reporting on a liability, or variable, basis because they are paid in cash.

For information about the specific grants of stock-based long-term incentive awards to the Named Executive Officers in 2012, see the table entitled “Grants of Plan-Based Awards in 2012” on page 59.

48	MetLife 2013 Proxy Statement

Performance-Based Compensation Recoupment Policy

The Company’s performance-based compensation recoupment policy applies to all officers and officer-equivalent employees of the Company and its affiliates and subsidiaries. The policy provides that the Company (and its affiliates or subsidiaries) will seek the recovery of performance-based compensation purportedly earned by or paid to such an employee where the compensation was based on Company financial results that were subsequently restated due to the employee’s fraudulent or other wrongful conduct, and the restated financial results would have resulted in lower or no compensation. The policy reinforces the Company’s intent to seek recovery of performance-based compensation under such circumstances.

Equity Award Timing Practices

The Compensation Committee grants stock-based long-term incentive awards to the Executive Group members at its regularly scheduled meeting in February of each year. The amount of each grant is made with consideration of the Total Compensation for each Executive Group member, including annual cash incentive awards and any base salary increases. The exercise price of Stock Options or Unit Options is the closing price of a Share on the grant day. On the rare occasions when the Committee grants awards in connection with the hiring or change in responsibilities of an Executive Group member, or in order to encourage the executive to become or remain employed, it does so coincident with (or shortly after) the hiring, change in responsibilities, or other related changes. The Company has never granted, and has no plans to grant, any stock-based awards to current or new employees in coordination with the release of non-public information about the Company or any other company. The Chief Executive Officer does not have any authority to grant stock-based awards of any kind to any Executive Group members, the Chief Accounting Officer, the Chief Risk Officer, or Directors of the Company.

Stock Ownership

To further promote alignment of management’s interests with shareholders, the Company has established minimum Share ownership guidelines for officers at the Senior Vice President level and above, including the Executive Group members. Each is expected to own Shares in an amount that is equal to a percentage or multiple of annual base salary rate depending on position.

Employees may count toward these guidelines the value of Shares they or their immediate family members own directly or in trust. They may also count Shares held in the Company’s savings and investment program, Shares deferred under the Company’s nonqualified deferred compensation program and deferred cash compensation or auxiliary benefits measured in Share value.

Each employee subject to the guidelines is expected to retain the net Shares acquired through the exercise of Stock Options or from long-term stock-based incentive plan award payments until the employee meets the guidelines. The Company’s policy prohibits all employees, including the Executive Group members, from engaging in short sales, hedging, and trading in put and call options, with respect to the Company’s securities.

The Share ownership of the active Named Executive Officers, rounded to the nearest whole multiple of their respective annual base salary rates, is reported below as of December 31, 2012:

Name	Ownership	Guideline
Steven A. Kandarian	3	7
John C.R. Hele	0	4
Eric T. Steigerwalt	3	2
William J. Wheeler	10	4
Michel Khalaf	0	3
Steven J. Goulart	1	3

Neither Mr. Kandarian nor Mr. Goulart has sold any of the net Shares he has acquired from compensation awards, and therefore has complied with MetLife’s policy. Each of Mr. Kandarian and Mr. Goulart also has significant outstanding awards payable in Shares which align his interests with those of shareholders and will allow him to increase his Share ownership over time. Mr. Hele joined the Company in 2012, and none of his compensation awards payable in Shares has yet become payable. Mr. Khalaf joined MetLife late in 2010 and did not receive compensation awards payable in Shares until 2012, none of which has yet become payable. Each Executive Group member is required to retain net Shares acquired from compensation awards until meeting the guideline.

Retirement and Other Benefits

MetLife recognizes the importance of providing comprehensive, cost-effective employee benefits to attract, retain and motivate talented associates. The Company reviews its benefits program from time to time and makes adjustments to the design of the program to meet these objectives and to remain competitive with other employers.

Pension Program for U.S.-Based Executives.    The Company sponsors a pension program in which all eligible U.S. employees, including the Executive Group members employed in the U.S., participate after one year of service. The program includes the Retirement Plan and the MetLife Auxiliary Pension Plan (Auxiliary Pension Plan), an unfunded nonqualified plan.

MetLife 2013 Proxy Statement	49

The program rewards employees for the length of their service and, indirectly, for their job performance, because the amount of benefits increases with the length of employees’ service with the Company and the salary and annual incentive awards they earn. Benefits under the Company’s pension program are determined under two separate benefit formulas. For any given period of time, an employee’s benefit is determined under one or the other formula. In no event do benefits accrue for the same period under both formulas. The Traditional Formula is based on length of service and final average compensation. The Personal Retirement Account Formula is based on monthly contributions for each employee based on the employee’s compensation, plus interest.

The Auxiliary Pension Plan does not provide any pension benefits for any Executive Group members, other than those that would apply under the (qualified) Retirement Plan if U.S. tax limits on accruals did not apply. The same final average compensation formula is used for Traditional Formula pension benefits in both plans, for benefits accrued in 2010 and later.

For additional information about pension benefits for the Named Executive Officers, see the table entitled “Pension Benefits” on page 65.

Pension Program Applicable to Mr. Khalaf.    Mr. Khalaf and other eligible employees outside the U.S. participate in the Alico Overseas Pension Plan (the Overseas Pension Plan). This plan rewards employees for the length of their combined service with the Company as well as with Alico prior to the Company’s acquisition of Alico. Benefits are determined under a formula based in part on length of service and final average base salary.

Savings and Investment Program.    The Company sponsors a savings and investment program for U.S. employees in which each Executive Group member employed in the U.S. is eligible to participate. The program includes the Savings and Investment Plan for Employees of Metropolitan Life and Participating Affiliates (Savings and Investment Plan), a tax-qualified defined contribution plan that includes pre-tax deferrals under Internal Revenue Code Section 401(k), and the Metropolitan Life Auxiliary Savings and Investment Plan (Auxiliary Savings and Investment Plan), an unfunded nonqualified deferred compensation plan.

Employee contributions to the Savings and Investment Plan may be made on a pre-tax 401(k), Roth 401(k) or after-tax basis. The Company also provides a contribution to employees after one year of service in order to encourage and reward such savings. The Auxiliary Savings and Investment Plan provides additional Company contributions to employees who elect to contribute to the Savings and Investment Plan and who have compensation beyond Internal Revenue Code limits. Company contributions for the Named Executive Officers are included in the “All Other Compensation” column of the Summary Compensation Table on page 53. Because the Auxiliary Savings and Investment Plan is a nonqualified deferred compensation plan, the Company’s contributions to the Named Executive Officers’ accounts, and the Named Executive Officers’ accumulated account balances and any payouts made during 2012, are reported in the table entitled “Nonqualified Deferred Compensation” on page 68.

Nonqualified Deferred Compensation.    The Company sponsors a nonqualified deferred compensation program for officer-level employees in the U.S., including the Executive Group members employed in the U.S. Participants may choose from a range of simulated investments, according to which the value of their deferrals may go up or down. See the table entitled “Nonqualified Deferred Compensation” on page 68 for amounts of nonqualified deferred compensation reported for the Named Executive Officers.

Employees choose in advance the amount they want to defer, the date on which payment of their deferred compensation will begin and whether they want to receive payment in a lump sum or in up to 15 annual payments. If the employee becomes Retirement Eligible or Bridge Eligible, the employee’s choice of form and timing of payment are honored. Otherwise, the Company generally pays out the employee’s deferred compensation in a single lump sum after the end of the employee’s service. The continued deferral of income taxation and pre-tax simulated investment earnings through the employee’s chosen payment dates encourage employees to remain with the Company.

Perquisites

The Company provides its Executive Group members with limited perquisites.

The Company leases an aircraft for purposes of efficient business travel by the Company’s executives. While the Chief Executive Officer may occasionally use the Company’s aircraft for personal travel, Company policy does not require him to use the Company’s aircraft for all personal and business travel. To maximize the accessibility of Executive Group members, the Company makes leased vehicles and drivers and outside car services available to U.S.-based executives for commuting and personal use. For recordkeeping and administrative convenience of the Company, the

50	MetLife 2013 Proxy Statement

Company also pays certain other costs, such as those for travel and meals for family members accompanying Executive Group members on business functions. The Company holds events to facilitate and strengthen its relationship with customers, potential customers, and other business partners, such as events at MetLife Stadium. The Company occasionally allows employees, including the Executive Group members, and their family members, personal use of its facilities at MetLife Stadium, to the extent space at such events is available or the facilities are not in use for business purposes. Aside from any business travel tax equalization, each Executive Group member is responsible for any personal income taxes due as a result of receiving these benefits.

The Company provides benefits to Mr. Khalaf in connection with his overseas assignment that are common and typical for senior management in such circumstances, such as home leave airfare, partial subsidy of children’s education expenses, and benefits related to housing.

The incremental cost of perquisites provided to the Named Executive Officers in respect of 2012 is included in the “All Other Compensation” column of the Summary Compensation Table on page 53, to the extent the total cost of those perquisites for that executive exceeded $10,000.

Sign-On Payments

From time to time, the Company offers newly-hired Executive Group members sign-on bonuses in order to encourage them to come to MetLife. On such occasions, the Company typically requires repayment if the executive leaves MetLife before the first anniversary of beginning employment. Mr. Hele was made such a payment in connection with his hiring.

Business Travel Income Tax Equalization

As executives of a global insurance and employee benefits enterprise, MetLife Executive Group members are increasingly engaged in international business travel. Providing executives with “income tax equalization” to their base business jurisdiction, by paying any excess income taxes the executive owes in other jurisdictions as a result of business travel, is a prevalent business practice. Doing so allows the executive to engage in business travel without disrupting the executive’s financial planning, or allowing additional personal income tax liability to have an impact on business decisions to engage with associates, customers, or others outside of the executive’s base jurisdiction. MetLife considers the need for business travel income tax equalization on a case-by-case basis.

Early in 2013, MetLife entered into an agreement with Michel Khalaf to provide him with income tax equalization to his base business jurisdiction. MetLife will pay the income taxes attributable to Mr. Khalaf’s business travel to the extent the income taxes imposed by various jurisdictions due to business travel exceed the income taxes, if any, he would have paid if his income from MetLife had been earned in the country where he resides. The arrangement is effective as of January 1, 2012 in light of Mr. Khalaf’s assuming his role of President, EMEA in late 2011, and will end no later than year-end 2015.

Severance Pay and Related Benefits

If the employment of an Executive Group member employed in the U.S. ends involuntarily due to job elimination or, in limited circumstances, due to performance, he or she may be eligible for the severance program available to substantially all salaried employees. The program generally provides employees with severance pay, outplacement services and other benefits. Employees terminated for cause, as defined under the program, are not eligible. The amount of severance pay reflects the employees’ salary grade, base salary rate and length of service, with longer-service employees receiving greater payments and benefits than shorter-service employees given the same salary grade and base salary. Employees who are not Retirement Eligible or Bridge Eligible and who receive severance pay also receive a pro rata cash payment in consideration of their unvested Performance Shares and Performance Units. The Company also may enter into severance agreements that can differ from the general terms of the program, where business circumstances warrant.

Change-in-Control Arrangements

The Company has adopted arrangements that would impact the Executive Group members’ compensation and benefits upon a change-in-control of MetLife. None of the Executive Group members is entitled to any excise tax gross-up either on severance pay or on any other benefits payable in connection with a change-in-control of the Company.

Executive Severance Plan.    The Company established the MetLife Executive Severance Plan (Executive Severance Plan) in 2007 to replace individual change-in-control agreements.

The Compensation Committee determined the terms of the plan on an overall program basis in light of its judgment of what is appropriate in order to maximize

MetLife 2013 Proxy Statement	51

shareholder value should a change-in-control occur. The Company determined the elements of its definition of change-in-control in order to include each of the circumstances where effective control over the Company would be captured by interests that differ substantially from those of the broad shareholder base the Company now has, without impinging on the Company’s flexibility to engage in transactions that are unlikely to involve such a transformation. The terms apply in the same manner to each Executive Group member. An Executive Group member who receives benefits under the Executive Severance Plan would not be eligible to receive severance pay under the Company’s severance plan that is available to substantially all salaried employees.

The Executive Severance Plan does not provide for any payments or benefits based solely on a change-in-control of MetLife. Rather, the Plan provides for severance pay and related benefits only if the executive’s employment also ends under certain circumstances.

Additional Change-in-Control Arrangements.    The Company’s stock-based long-term agreements also include change-in-control arrangements. Under these arrangements, MetLife or its successor may substitute an alternative award of equivalent value and vesting provisions no less favorable than the award being replaced. Unless such substitution occurs, the awards vest immediately upon a change-in-control.

For additional information about change-in-control arrangements, including the Company’s definition of change-in-control for these purposes, see “Potential Payments upon Termination or Change-in-Control” beginning on page 73.

52	MetLife 2013 Proxy Statement

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)	Total ($)
Steven A. Kandarian,	2012	$1,066,667	$0	$3,897,031		$3,760,313		$4,200,000		$431,984		$313,016	$13,669,011
Chairman of the Board,	2011	$879,167	$0	$3,285,950	(1)	$3,343,800	(1)	$3,000,000		$0	(2)	$121,695	$10,630,612
President and	2010	$625,000	$0	$870,480		$896,000		$1,500,000		$197,136		$69,000	$4,157,616
Chief Executive Officer and former Chief Investment Officer

John C.R. Hele,	2012	$195,769	$450,000	$1,027,795		$967,105		$450,000		$0	(3)	$0	$3,090,669
Chief Financial Officer

Eric T. Steigerwalt,	2012	$387,500	$0	$400,838		$378,180		$800,000		$200,752		$35,500	$2,202,770
Executive Vice President and former interim Chief Financial Officer	2011	$343,750	$0	$386,461		$375,237		$500,000		$166,362		$32,750	$1,804,560

William J. Wheeler,	2012	$750,000	$0	$1,503,586		$1,450,836		$1,750,000	(4)	$587,801		$148,692	$6,190,915
President, Americas	2011	$650,000	$0	$2,817,459	(5)	$2,869,350	(5)	$2,000,000		$492,393		$139,285	$8,968,487
	2010	$627,083	$0	$902,720		$940,800		$2,000,000		$337,606		$95,291	$4,903,500

Michel Khalaf,(6)	2012	$476,313	$0	$556,719		$537,474		$1,800,000	(7)	$343,213		$1,157,233	$4,870,952
President, EMEA	2011	$448,126	$0	$377,825		$379,575		$2,397,300	(8)	$309,940		$246,870	$4,159,636

Steven J. Goulart,	2012	$539,167	$0	$835,524		$805,638		$1,200,000		$140,591		$53,567	$3,574,487
Executive Vice
President and Chief Investment Officer

(1)

Mr. Kandarian’s 2011 Stock Awards and Option Awards included special grants in recognition of his appointment to Chief Executive Officer, the critical nature of his role, and to encourage him to continue to provide a high level of performance that will create value for the Company’s shareholders. These grants were in addition to amounts determined under the Company’s general executive compensation practices.

(2)

The present value of accumulated pension benefits for Mr. Kandarian declined by $32,633 in 2011. See the discussion of “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the narrative accompanying the Summary Compensation Table in the Company’s 2012 Proxy Statement.

(3)

Mr. Hele began employment in 2012 and had no increase in present value of accumulated benefits as of December 31, 2012. Mr. Hele will not be eligible for pension benefits under the applicable pension plan until he has one year of service.

(4)

Mr. Wheeler’s 2012 AVIP award was lower than his 2011 AVIP award. However, his Total Compensation for 2012 performance, and in expectation of contribution to future performance, including base salary paid in 2012, annual incentive award for 2012, and stock-based long-term incentive awards granted in 2013, was higher than for 2011.

(5)

Mr. Wheeler’s 2011 Stock Awards and Option Awards included special grants in recognition of the critical nature of his role and to encourage him to continue to provide a high level of performance that will create value for the Company’s shareholders. These grants were in addition to amounts determined under the Company’s general executive compensation practices.

(6)	Amounts for Mr. Khalaf that were denominated, accrued, earned, or paid in Emirati dirham (AED) have been converted to U.S. dollars at a rate of $1 = 3.67 AED.
(7)	Mr. Khalaf’s 2012 Non-Equity Incentive Plan Compensation includes a $1 million payout of an alignment incentive award for 2011 that had been granted before he became a member of the Executive Group.
(8)

Mr. Khalaf’s 2011 Non-Equity Incentive Plan Compensation includes a $1,706,300 payout for an alignment incentive award, and $241,000 of Mr. Khalaf’s payout for his award under the Alico 2010-2011 Long Term Incentive Plan, each attributable to 2011. In each case, the payouts were for awards made to Mr. Khalaf before he became a member of the Executive Group.

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Basis for the information in the Summary Compensation Table

The amounts reported in the table above for 2012 include several elements that were not yet paid to the Named Executive Officers in 2012. The table includes items such as salary and cash incentive compensation that have been earned. It also includes the grant date fair value of stock-based long-term incentive awards granted in 2012 which may never become payable or may ultimately have a value that differs substantially from the values reported in this table. The table also includes changes in the value of pension benefits from prior year-end to year-end 2012 which will become payable only after the Named Executive Officer ends employment. The items and amounts reported in the table above for 2011 and 2010 bear a similar relationship to performance and amounts paid or payable in those years.

In addition, the amounts in the Total column do not represent “Total Compensation” as defined for purposes of the Company’s compensation structure and philosophy, and include elements that do not relate to 2012 performance. For additional information, see the Compensation Discussion and Analysis beginning on page 29.

The Named Executive Officers were determined as follows:

•	Mr. Kandarian served as Chief Executive Officer for 2012.

•	Mr. Hele and Mr. Steigerwalt are Named Executive Officers because Mr. Hele served as Chief Financial Officer of the Company, and Mr. Steigerwalt as interim Chief Financial Officer, for part of 2012.

•

Mr. Wheeler, Mr. Khalaf, and Mr. Goulart are Named Executive Officers because their respective compensation amounts, determined using the rules that pertain to the Summary Compensation Table, excluding change in pension value, were the highest three among those serving as Executive Group members at the conclusion of 2012, excluding those who had served as Chief Executive Officer or Chief Financial Officer during 2012.

Mr. Hele and Mr. Goulart were not Named Executive Officers in any of the Company’s prior Proxy Statements. Accordingly, only their respective compensation with respect to 2012 is reported. Mr. Steigerwalt and Mr. Khalaf were not Named Executive Officers in the Company’s 2010 Proxy Statement; accordingly, only their respective compensation with respect to 2011 and 2012 is included.

The amounts in each of the columns of the Summary Compensation Table are further discussed below.

Salary

The amount reported in the Salary column for 2012 represents the amount of base salary earned by each Named Executive Officer in 2012.

For 2012, the relationship of the amount of each Named Executive Officer’s base salary payments to the amount in the Total column, rounded to the nearest whole number, is:

Executive	Base Salary Payments as a Percentage of Total Column
Steven A. Kandarian	8%
John C.R. Hele	6%
Eric T. Steigerwalt	18%
William J. Wheeler	12%
Michel Khalaf	10%
Steven J. Goulart	15%

Bonus

The amount reported in this column for Mr. Hele is a sign-on payment of $450,000 which became payable 30 days after he began employment with MetLife. If Mr. Hele leaves MetLife before the first anniversary of beginning employment, he will owe repayment on a pro rata basis. The amount of the payment is 15% of the amount in the Total column for Mr. Hele, rounded to the nearest whole number.

54	MetLife 2013 Proxy Statement

Stock Awards

Performance Share awards were made pursuant to the Stock and Incentive Plan. No monetary consideration was paid by a Named Executive Officer for any awards. No dividends or dividend equivalents are earned on any awards. For a description of the effect on the awards of a termination of employment or change-in-control of MetLife, see “Potential Payments upon Termination or Change-in-Control” beginning on page 73.

2012 Performance Share Awards.    On February 28, 2012, the Compensation Committee awarded Performance Shares to each Named Executive Officer other than Mr. Hele, who had not yet begun employment. On July 24, 2012, the Committee awarded Performance Shares to Mr. Hele effective on his first day of employment, which was ultimately September 4, 2012.

The Performance Shares granted in 2012 are payable in Shares after the end of the three-year performance period from January 1, 2012 to December 31, 2014. In order for these Performance Shares to become payable, the Company must generate either (1) positive income from continuing operations before provision for income tax, excluding net investment gains (losses) (defined in accordance with Section 3(a) of Article 7.04 of SEC Regulation S-X) either for the third year of the performance period or for the performance period as a whole, or (2) positive TSR either for the third year of the performance period or for the performance period as a whole.

If any of the above income or TSR goals are met, the number of Shares payable at the end of the performance period is calculated by multiplying the number of Performance Shares by a performance factor (from 0% to 200%). The performance factor is determined by reference to the Company’s performance relative to the

Insurance Index Comparators. Such performance is measured on the basis of TSR and change in annual Operating Earnings Per Share.

The Company’s Operating Earnings Per Share is measured year over year for each year of the performance period, as compared to the other companies in the Insurance Index Comparators (other than companies which adopt International Financial Reporting Standards before the Company does). For each calendar year, Operating Earnings Per Share will be defined in the Company’s Quarterly Financial Supplement for the fourth quarter of the prior year. The determination of Operating Earnings generally starts with GAAP net income and generally excludes items such as after-tax net investment gains and losses, after-tax adjustments related to net investment gains and losses, after-tax discontinued operations other than discontinued real estate, and preferred stock dividends, and divides the result by the diluted weighted average number of Shares outstanding. The same definition applicable to each year is used both for purposes of comparing that year to the prior year and for purposes of comparing that year to the subsequent year. The results for each of the three years of the performance period are averaged.

The Company’s TSR is compared to the composite return of the Insurance Index Comparators during the performance period. TSR will be determined using the change (plus or minus) from the initial closing price of a Share to the final closing price of a Share, plus reinvested dividends, for the performance period, divided by the initial closing price of a Share. For this purpose, the initial closing price is the average of the closing prices for the 20 trading days before the performance period, and the final closing price is the average of the closing prices for the 20 trading days prior to and including the final trading day of the performance period.

MetLife 2013 Proxy Statement	55

The following are some significant performance percentiles and their corresponding performance factors:

MetLife TSR minus Insurance Index Comparators TSR equals:	TSR Performance Factor
30% or above	100%
0%	50%
(25)%	25%
(26)% or less	0%

MetLife Rank as a Percentile of Insurance Index Comparators	Operating Earnings Per Share Performance Factor
75th or Above	100%
median	50%
25th	25%
below 25th	0%

Each of the two performance elements (TSR and Operating Earnings Per Share) is weighted equally and added together to produce a total performance factor.

If the Company’s TSR for the performance period is zero percent or less, the total performance factor will be multiplied by 0.75 before it is considered final.

For a further discussion of the performance goals applicable to the Performance Share awards in 2012, see the Compensation Discussion and Analysis beginning on page 29.

2011 and 2010 Performance Share and Performance Unit Awards.    The method for determining the performance factor for the Performance Share and Performance Unit awards made to the Named Executive Officers in 2011 and 2010 will depend on the Company’s change in annual Operating Earnings Per Share and TSR during the three-year performance period, as defined for each award. For a description of the material terms and conditions of the 2011 and 2010 awards, see the table entitled “Grants of Plan-Based Awards” in the applicable Company Proxy Statement.

Method for Determining Amounts Reported.    The amounts reported in this column for Performance Shares and Performance Units were calculated by multiplying the number of shares or units by their respective grant date fair value of $31.34 for September 4, 2012, $35.63 for February 28, 2012, $43.18 for February 28, 2011, $41.97 for March 21, 2011, and $32.24 for the awards made in 2010. Those amounts represent the aggregate grant date fair value of the awards under ASC 718 consistent with the estimate of aggregate compensation cost to be recognized over the service period. The amounts are based on target performance, which is a total performance factor of 100%. This is the “probable outcome” of the performance conditions to which those awards are subject, determined under ASC 718. The grant date fair values of those awards assuming the highest level of performance conditions would be double the amounts reported in this column, as the same grant date fair value per share would be used but the total performance factor used would be 200%.

For a description of the assumptions made in determining the expenses of Share awards, see Notes 1 and 16 to the Consolidated Financial Statements in the 2012 Form 10-K, and Notes 1 and 18 to those statements in the Company’s Annual Reports on Form 10-K for 2011 and 2010. In determining these expenses, it was assumed that each Named Executive Officer would satisfy any service requirements for vesting or payment of the award. As a result, while a discount for the possibility of forfeiture of the award was applied to determine the expenses of these awards as reported in the Company’s Annual Reports on Form 10-K, no such discount was applied in determining the expenses reported in this column.

Option Awards

Stock Option awards were made pursuant to the Stock and Incentive Plan. No monetary consideration was paid by a Named Executive Officer for any awards. For a description of the effect on the awards of a termination of employment or change-in-control of MetLife, see “Potential Payments upon Termination or Change-in-Control” beginning on page 73.

2012 Awards.    On February 28, 2012, the Compensation Committee awarded Stock Options to each Named Executive Officer other than Mr. Hele, who had not yet begun employment. On July 24, 2012, the Committee awarded Stock Options to Mr. Hele effective on his first day of employment, which was ultimately September 4, 2012. Each of these awards had a per option exercise price equal to the closing price of a Share on the grant date: $38.29 on February 28, 2012 and $34.00 on September 4, 2012.

The Stock Options will normally become exercisable at the rate of one-third of each grant on each of the first three anniversaries of the grant date, and expire on the day before the tenth anniversary of that grant date.

2011 and 2010 Awards.    The Stock Options and Unit Options awarded to the Named Executive Officers in 2011 and 2010 had an exercise price equal to the closing price of a Share on the grant date ($45.79 and $34.84, respectively). The Stock Options and Unit Options will normally become exercisable at the rate of

56	MetLife 2013 Proxy Statement

one-third of each grant on each of the first three anniversaries of that grant date, and expire on the day before the tenth anniversary of that grant date (except for the special grants of 112,500 Stock Options to Mr. Wheeler and 150,000 Stock Options to Mr. Kandarian in 2011, which will normally become exercisable on the third anniversary of their grant date, and which were discussed in further detail in the Company’s 2011 Proxy Statement).

Method for Determining Amounts Reported.    The amounts reported in this column were calculated by multiplying the number of Stock Options or Unit Options by a grant date fair value per option of $9.83 for September 4, 2012, $11.46 for February 28, 2012, $14.46 for February 23, 2011, $14.58 for the special grants to Mr. Wheeler and Mr. Kandarian on March 21, 2011, and $11.20 for awards made in 2010. Those amounts represent the aggregate grant date fair value of the Stock Options or Unit Options awarded in each year under ASC 718, consistent with the estimate of aggregate compensation cost to be recognized over the service period.

For a description of the assumptions made in determining the expenses, see Notes 1 and 18 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the applicable year. In determining these expenses, it was assumed that each Named Executive Officer would satisfy any service requirements for vesting or payment of the award. As a result, while a discount for the possibility of forfeiture of the award was applied to determine the expenses of these awards as reported in the Company’s Annual Reports on Form 10-K, no such discount was applied in determining the expenses reported in this column. In each case, the grant date of the awards was the date that the Compensation Committee approved the awards.

Non-Equity Incentive Plan Compensation

The amounts reported in the Non-Equity Incentive Plan Compensation column for each Named Executive Officer include the 2012 AVIP awards made in February 2013 by the Compensation Committee to each of the Named Executive Officers, which are based on 2012 performance. The AVIP awards are payable in cash by March 15, 2013. The factors considered and analyzed by the Compensation Committee in determining the awards are discussed in the Compensation Discussion and Analysis. For a description of the maximum award formula that applied to the awards for tax deductibility purposes, see the table entitled “Grants of Plan-Based Awards in 2012” on page 60.

The amount reported in this column for Mr. Khalaf also includes his 2012 AVIP award of $800,000 and $1,000,000 for his 2012 alignment incentive award. The factors considered by the Compensation Committee in determining the alignment incentive award payout are discussed in the Compensation Discussion and Analysis on page 47.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

The amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for 2012 represent the aggregate increase during 2012 in the present value of accumulated pension benefits for each of the Named Executive Officers. These increases reflect additional service in 2012, any increase in base salary compensation rate in 2012, and (for U.S.-based Named Executive Officers) annual incentive awards payable in March 2012 for services in 2011. Mr. Hele began employment in 2012 and had no increase in present value of accumulated benefits as of December 31, 2012. Mr. Hele will not be eligible for pension benefits under the applicable pension plan until he has one year of service.

The U.S.-based Named Executive Officers participate in the same retirement program that applies to other administrative employees in the U.S. For all employees in the Traditional Formula for their entire career who reach full benefit status, the program, when combined with social security benefits, generally replaces 60% of final average cash compensation upon retirement.

Mr. Khalaf participates in the Overseas Pension Plan, a pension plan for employees outside the United States under which base salary, but not other forms of compensation, affects the amount of benefits. Benefits are also offset by payments made from other plans and by government-mandated benefits.

For a description of pension benefits, including the formula for determining benefits, see the table entitled “Pension Benefits” on page 65.

The Named Executive Officers’ earnings on their nonqualified deferred compensation in 2012 were not above-market or preferential. As a result, earnings credited on their nonqualified deferred compensation are not required to be, nor are they, reflected in this column. For a description of the Company’s nonqualified deferred compensation plans and the simulated investments used to determine earnings, see the table entitled “Nonqualified Deferred Compensation” on page 69.

MetLife 2013 Proxy Statement	57

All Other Compensation

The amounts reported in this column for 2011 include all other items of compensation:

Executive	Company Savings and Investment Program Contributions	Perquisites and Other Personal Benefits	Life Insurance Above Standard Formula	Tax Equalization Benefits	Total
Steven A. Kandarian	$162,667	$150,349	$0	$0	$313,016
John C.R. Hele(1)	$0	—	$0	$0	$0
Eric T. Steigerwalt(1)	$35,500	—	$0	$0	$35,500
William J. Wheeler	$110,000	$32,752	$5,940	$0	$148,692
Michel Khalaf	$0	$271,736	$497	$885,000	$1,157,233
Steven J. Goulart(1)	$53,567	—	$0	$0	$53,567

(1)	For Mr. Hele, Mr. Steigerwalt, and Mr. Goulart, the aggregate amount of perquisites and other personal benefits provided to each by the Company in 2012 was less than $10,000.

Company Savings and Investment Program Contributions.    The Company makes contributions to the Savings and Investment Plan, which is a tax-qualified 401(k) plan. In 2012, it made $10,000 in contributions for each eligible U.S.-based Named Executive Officer. It also makes contributions to the Auxiliary Savings and Investment Plan due to U.S. Internal Revenue Code limits on the amount of compensation that is eligible for contributions to the Savings and Investment Plan. The amount of Company contributions for each U.S.-based Named Executive Officer, other than those made to the Savings and Investment Plan, is also reflected in the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation table on page 69.

Perquisites and Other Personal Benefits.    The Company’s aggregate incremental cost to provide perquisites or other personal benefits to each Named Executive Officer in 2012 (other than for Mr. Hele, Mr. Steigerwalt, and Mr. Goulart) is included in the “All Other Compensation” column for 2012. Mr. Hele’s, Mr. Steigerwalt’s, and Mr. Goulart’s respective perquisites and other personal benefits in 2012 were less than $10,000, and as a result are not reported.

Goods or services provided to the Named Executive Officers are perquisites or personal benefits only if they confer a personal benefit on the executive. However, goods or services that are directly and integrally related to the executive’s job duties, or are offered generally to all employees, or for which the executive fully reimbursed the Company are not perquisites or personal benefits. Each type of perquisite or other personal benefit is discussed below.

Personal Car Service in the U.S.    These amounts include the cost paid by the Company for car service provided by vendors for personal travel. Where the Company used its own vehicles, the cost of tolls, fuel, and driver overtime compensation is included.

Personal Company Aircraft Use.    These amounts include the variable costs for personal use of aircraft that were charged to the Company by the vendor that operates the Company’s leased aircraft for trip-related crew hotels and meals, landing and ground handling fees, hangar and parking costs, in-flight catering and telephone usage, and similar items. Fuel costs were calculated based on average fuel cost per flight hour for each hour of personal use. Because the aircraft is leased primarily for business use, fixed costs such as lease payments are not included in these amounts. The incremental cost of personal aircraft use by Mr. Kandarian during 2012 was $136,740 (including an estimate for certain 2012 costs not yet billed to MetLife). The Company does not require the Chief Executive Officer to use the Company’s aircraft for all personal and business travel.

Personal Conference, Event, and Travel.    These amounts include the costs incurred by the Company for personal items for the Named Executive Officer at a Company business conference or meeting, at MetLife Stadium or at other events, and for personal guests of the Named Executive Officer at such events. Costs for personal security on certain business trips outside the United States, and costs paid to a vendor to make personal travel reservations for the Named Executive Officers or their family members, are also included.

58	MetLife 2013 Proxy Statement

Overseas Assignment Benefits.    The Company provided a housing allowance of $146,730, a partial subsidy of children’s education of $40,500, a home leave airfare allowance of $27,248, a personal vehicle allowance, recreation club membership, and home insurance to Mr. Khalaf in connection with his assignment in Dubai. These benefits are common business practices for senior management in Dubai. In addition, the Company paid for tax return preparation services for Mr. Khalaf with respect to his 2012 income in light of taxes he may have incurred as a result of travel on Company business. The Company’s incremental costs to provide these items are included in the table above.

Life Insurance Coverage Above Standard Formula.    In 2003, the Company discontinued its split-dollar life insurance programs in which a small group of senior officers and some other employees and agents participated. Former participants in those programs were given the opportunity to continue to receive group life insurance coverage at the levels that were provided under the program. The amounts shown in the table above for Mr. Wheeler reflect the additional cost to the Company in 2012 to provide group life insurance coverage at those former levels over and above the cost for the standard group life coverage.

Employees in Dubai, including Mr. Khalaf, are provided life insurance at levels that vary based on compensation grade level. The cost of providing such coverage to Mr. Khalaf in 2012 is reflected in the table above.

Tax Equalization Benefits.    The Company will pay any income taxes Mr. Khalaf owes as a result of his 2012 travel on Company business in excess of what he would have owed had he provided the services in his base jurisdiction in Dubai. The amount reflected in the table above is an estimate of such taxes, as Mr. Khalaf’s precise liability has not yet been determined. The estimate is based on Mr. Khalaf’s extensive travel to multiple jurisdictions in EMEA and elsewhere in furtherance of MetLife’s business. For further information, see “Business Travel Income Tax Equalization” on page 51.

MetLife 2013 Proxy Statement	59

Grants of Plan-Based Awards in 2012

			Estimated Possible Payouts Under Non- Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Shares or Units Underlying Options (#)	Exercise Price of Options ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Action Date	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven A. Kandarian	December 13, 2011		$10,000,000
	February 28, 2012			20,508	109,375	218,750			$3,897,031
	February 28, 2012						328,125	$38.29	$3,760,313

John C.R. Hele	December 13, 2011		$10,000,000
	September 4, 2012	July 23, 2012		6,149	32,795	65,590			$1,027,795
	September 4, 2012	July 23, 2012					98,383	$34.00	$967,105

Eric T. Steigerwalt	December 13, 2011		$10,000,000
	February 28, 2012			2,109	11,250	22,500			$400,838
	February 28, 2012						33,000	$38.29	$378,180

William J. Wheeler	December 13, 2011		$10,000,000
	February 28, 2012			7,913	42,200	84,400			$1,503,586
	February 28, 2012						126,600	$38.29	$1,450,836

Michel Khalaf	December 13, 2011		$10,000,000
	February 28, 2012			2,930	15,625	31,250			$556,719
	February 28, 2012						46,900	$38.29	$537,474

Steven J. Goulart	December 13, 2011		$10,000,000
	February 28, 2012			4,397	23,450	46,900			$835,524
	February 28, 2012						70,300	$38.29	$805,638

Grant Date and Action Date

In the case of the July 23, 2012 awards to Mr. Hele, the grant date was the date his employment began. The award had a separate action date because the Compensation Committee approved the awards at the earlier time it approved his hiring. Otherwise, for each grant in 2012, the action date was the same as the grant date.

Non-Equity Incentive Plan Awards

In December, 2011, the Compensation Committee made each Named Executive Officer eligible for an AVIP award for 2012 performance of up to $10 million, if the Company attained either of two performance goals in 2012. Those goals were: (1) positive income from continuing operations before provision for income tax, excluding net investment gains (losses) (defined in accordance with Section 3(a) of Article 7.04 of SEC Regulation S-X), which includes total net investment gains (losses) and net derivatives gains (losses); or

(2) positive TSR. These goals were established for the purpose of exempting AVIP awards to certain of the Company’s executives for 2012 from the limits on tax deductibility under Section 162(m). This limit is labeled “maximum” in this table. No amounts were established as minimum or target awards.

The amounts of the 2012 AVIP awards paid to the Named Executive Officers are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 53. The factors and analysis of results considered by the Compensation Committee in determining the 2012 AVIP awards are discussed in the Compensation Discussion and Analysis.

In March 2011, Mr. Khalaf was granted the opportunity to receive an alignment incentive award payment of up to $1 million for 2012. The factors considered by the Compensation Committee in determining the amount payable for this award are discussed in the Compensation Discussion and Analysis on page 47.

60	MetLife 2013 Proxy Statement

Equity Incentive Plan Awards

For a description of the material terms and conditions of these awards, see the Summary Compensation Table on page 52. If the Company’s TSR and Operating Earnings Per Share performance results in a total performance factor of 25%, and the Company’s TSR for the performance period is zero percent or less, the total performance factor for Performance Shares will be 18.75% and each Named Executive Officer would receive the number of Performance Shares reflected in the Threshold column of this table. If the Company’s performance results in a total performance factor of

100%, the Named Executive Officer would receive the number of Performance Shares reflected in the Target column of the table. If the Company’s performance results in a total performance factor of 200%, the Named Executive Officer would receive the number of Performance Shares reflected in the Maximum column of the table.

All Other Option Awards

For a description of the material terms and conditions of these awards, see the Summary Compensation Table on page 53.

MetLife 2013 Proxy Statement	61

Outstanding Equity Awards at 2012 Fiscal Year-End

This table presents information about outstanding Stock Options and Unit Options that were granted to the Named Executive Officers from 2003 through 2012. The Stock Options and Unit Options were outstanding on December 31, 2012 because they had not been exercised or forfeited as of that date. This table also presents information about outstanding Performance Shares and Performance Units granted to the Named Executive Officers which were outstanding because they had not vested or become payable as of December 31, 2012 (except for the Performance Shares for the performance period of January 1, 2010 to December 31, 2012, which vested on December 31, 2012, but for which the amounts payable are not yet known).

The awards reported in this table include awards granted in 2012, which are also reported in the Summary Compensation Table on page 53 and the table entitled “Grants of Plan-Based Awards in 2012” on page 60.

	Option Awards(1)						Stock Awards(4)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)

Steven A. Kandarian	35,000				$50.12	February 27, 2016	427,750	$14,090,085
	45,000				$62.80	February 26, 2017
	43,500				$60.51	February 25, 2018
	60,000				$23.30	February 23, 2019
	120,000	(2)			$23.30	February 23, 2019
	53,334		26,666		$34.84	February 22, 2020
	26,667		53,333		$45.79	February 22, 2021
			150,000	(2)	$44.59	March 20, 2021
			328,125		$38.29	February 27, 2022
John C.R. Hele			98,383		$34.00	September 3, 2022	65,590	$2,160,535

Eric T. Steigerwalt	10,550				$35.26	February 16, 2014	59,300	$1,953,342
	11,100				$38.47	April 14, 2015
	9,000				$50.12	February 27, 2016
	7,400				$62.80	February 26, 2017
	10,500				$60.51	February 25, 2018
	16,000				$23.30	February 23, 2019
	18,868		9,432		$34.84	February 22, 2020
	8,650		17,300		$45.79	February 22, 2021
			33,000		$38.29	February 27, 2022

William J. Wheeler	40,000				$35.26	February 16, 2014	273,000	$8,992,620
	35,000				$38.47	April 14, 2015
	45,000				$50.12	February 27, 2016
	50,000				$62.80	February 26, 2017
	46,500				$60.51	February 25, 2018
	65,000				$23.30	February 23, 2019
	130,000	(2)			$23.30	February 23, 2019
	56,000		28,000		$34.84	February 22, 2020
	28,334		56,666		$45.79	February 22, 2021
			112,500	(2)	$44.59	March 20, 2021
			126,600		$38.29	February 27, 2022

Michel Khalaf	8,750	(3)	17,500	(3)	$45.79	February 23, 2021	48,750	$1,605,825
			46,900		$38.29	February 27, 2022

Steven J. Goulart	10,500				$62.80	February 26, 2017	70,500	$2,322,270
	10,500				$60.51	February 25, 2018
	14,000				$23.30	February 23, 2019
	11,400		5,700		$34.84	February 22, 2020
	6,100		12,200		$45.79	February 22, 2021
			70,300		$38.29	February 27, 2022

62	MetLife 2013 Proxy Statement

(1)

Except as described in note 3 to this table, each of the Options reflected in these columns are Stock Options. Each of the Stock Options and Unit Options reflected in these columns has an expiration date that is the day before the tenth anniversary of its grant date. Except as described in note 2 to this table, each of the Stock Options and Unit Options for each Named Executive Officer became exercisable (or will do so) at a rate of one-third of each annual grant on each of the first three anniversaries of the grant date, subject to conditions.

(2)	These Stock Options became, or will become, exercisable on the third anniversary of their grant date, subject to conditions.

(3)	These Options are Unit Options.

(4)	Except as described in note 5 to this table, each of the Stock Awards reflected in these columns are Performance Shares.

(5)	This column reflects outstanding Performance Shares and Performance Units for the following performance periods for each Named Executive Officer.

	2010-2012	2011-2013	2012-2014
Steven A. Kandarian	27,000	77,500	109,375
John C.R. Hele	—	—	32,795
Eric T. Steigerwalt	9,450	8,950	11,250
William J. Wheeler	28,000	66,300	42,200
Michel Khalaf	—	8,750	15,625
Steven J. Goulart	5,700	6,100	23,450

Mr. Khalaf’s 2011-2013 Stock Awards are Performance Units.

None of these Performance Shares and Performance Units has been paid. If they are paid, the amount that is paid may be different than the amounts reflected in this table. The number of Performance Shares or Performance Units in this column was determined by multiplying the aggregate Performance Shares or Performance Units awarded to each Named Executive Officer for the performance periods described above by a hypothetical performance factor of 200%. This hypothetical performance factor is the maximum performance factor that could be applied to the awards. The maximum performance factor has been used because it was not possible to determine the Company’s performance in 2012 in comparison to the performance of other Insurance Index Comparators at the time this Proxy Statement was filed. Under the terms of the awards, the number of Shares (or their equivalent in cash) that will be paid, if any, will be determined based upon a three-year performance period. See the Summary Compensation Table on page 52 for a description of the terms of the Performance Share and Performance Unit awards.

In each case, the Performance Shares and Performance Units vest on December 31 of the final calendar year of the performance period, subject to conditions. As a result, none of the Performance Shares and Performance Units reflected in this column has vested, with the exception of the Performance Shares or Performance Units for the performance period of 2010-2012. The final number of Performance Shares payable for the 2010-2012 period is not yet known, and will be determined by the Company’s performance in comparison to the performance of the Insurance Index Comparators over the three-year performance period and be payable in the second quarter of 2013. The amount that is payable may be different than the amounts reflected in this table.

(6)

The hypothetical amount reflected in this column for each Named Executive Officer is equal to the number of Performance Shares and Performance Units reflected in the column entitled “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” multiplied by the closing price of a Share on December 31, 2012, the last business day of that year.

MetLife 2013 Proxy Statement	63

Option Exercises and Stock Vested in 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven A. Kandarian	0	$0	108,480	$3,382,406
John C.R. Hele	0	$0	0	$0
Eric T. Steigerwalt	21,800	$170,931	17,628	$615,441
William J. Wheeler	66,700	$521,972	108,480	$3,382,406
Michel Khalaf	0	$0	0	$0
Steven J. Goulart	0	$0	7,458	$232,540

Option Awards

The amounts for value realized on exercise of Option Awards represent the aggregate value realized upon the exercise of vested Stock Options or Unit Options. The value realized upon the exercise of each award is the difference between the market value of Shares when the Stock Option or Unit Option was exercised and the exercise price of the Stock Option or Unit Option.

Stock Awards

Except as otherwise noted below, these amounts reflect payouts of Performance Shares for the performance period of January 1, 2009 to December 31, 2011, which vested on December 31, 2011. The value realized on vesting was determined using the closing price of Shares on the last business day of 2011.

A prerequisite to the payout for this award was that the Company had to earn net income available to common shareholders for 2011 or the entire 2009-2011 period. The Company satisfied this requirement.

The number of Shares payable for this award was calculated by multiplying the number of Performance Shares by the performance factor that pertained to the awards, which was 113%. This factor was the total of two performance factors, each of which could have been as low as 0% and as high as 100%.

One factor was determined by comparing the Company’s performance relative to that of the other Insurance Index Comparators with respect to year-over-year change in Net Operating Earnings Per Share from the year before the beginning of the performance period to the final year of the performance period, and was 76%.(1)

The other factor was determined by comparing the Company’s performance relative to that of other Insurance Index Comparators with respect to proportionate TSR for the performance period. The TSR of the Insurance Index Comparators, less MetLife’s TSR, left 13%. That result produced a performance factor of 37%.

The method for determining the two performance factors was substantially the same as will be used for 2012-2014 Performance Share awards described in the text accompanying the Summary Compensation Table on page 53.

Each Named Executive Officer who had a Performance Share award for the 2009-2011 performance period had the opportunity to defer the Shares payable for that award. Mr. Kandarian and Mr. Wheeler each deferred receipt of all the Shares payable to him.

The Performance Shares for the performance period of January 1, 2010 to December 31, 2012 for each of the Named Executive Officers have vested, but the actual amounts payable are not yet known and are not reflected in this table. See the table entitled “Outstanding Equity Awards at 2012 Fiscal Year-End” on page 62 for more information about these Performance Shares. The amounts payable for the performance period of January 1, 2010 to December 31, 2012 will be reflected in the table entitled “Option Exercises and Stock Vested in 2013” in the Company’s 2014 Proxy Statement.

A 10,000 Restricted Stock Unit award to Mr. Steigerwalt that was granted in 2009 vested on February 24, 2012. The value realized on vesting was determined using the closing price of Shares on that date.

(1)	Net Operating Earnings Per Share Performance Factor
	Year-Over-Year Change	Company Performance Relative to Other Insurance Index Comparators (Percentile)	Performance Factor		Average Performance Factor
	2008 to 2009	29th	29%	}
	2009 to 2010	94th	100%		76%
	2010 to 2011	78th	100%

64	MetLife 2013 Proxy Statement

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Steven A. Kandarian	Retirement Plan	7.750	$105,757
	Auxiliary Pension Plan	7.750	$1,080,300
John C.R. Hele	Retirement Plan	0	$0
	Auxiliary Pension Plan	0	$0
Eric T. Steigerwalt	Retirement Plan	14.667	$373,469
	Auxiliary Pension Plan	14.667	$601,176
William J. Wheeler	Retirement Plan	15.250	$392,520
	Auxiliary Pension Plan	15.250	$2,358,380
Michel Khalaf	Overseas Pension Plan	23.667	$1,289,007
Steven J. Goulart	Retirement Plan	6.500	$117,193
	Auxiliary Pension Plan	6.500	$347,485

Pension Benefits for U.S.-Based Executives

The U.S.-based Named Executive Officers are eligible to participate in the Retirement Plan and the Auxiliary Pension Plan. Eligible employees qualify for pension benefits after one year of service and become vested in their benefits after three years of service.

Pension Plans.    Pension benefits are paid under two separate plans, primarily due to tax requirements. The Retirement Plan is a tax-qualified defined benefit pension plan that provides benefits for eligible employees on the United States payroll. The U.S. Internal Revenue Code imposes limitations on eligible compensation and on the amounts that can be paid under the Retirement Plan. The purpose of the Auxiliary Pension Plan is to provide benefits which eligible employees would have received under the Retirement Plan if these limitations were not imposed. Benefits under the Auxiliary Pension Plan are calculated in substantially the same manner as they are under the Retirement Plan. The Auxiliary Pension Plan is unfunded, and benefits under that plan are general promises of payment not secured by any rights to Company property.

Determination of Benefits.    An employee’s benefit is calculated under either one or a combination of two different formulas, only one of which applies to any given period of service. Mr. Steigerwalt’s and Mr. Wheeler’s respective benefit will be determined using the Traditional Formula for benefits for service prior to

2003, and the Personal Retirement Account Formula for benefits for service in 2003 and later. Mr. Kandarian’s, Mr. Hele’s, and Mr. Goulart’s respective benefit will be determined exclusively under the Personal Retirement Account Formula. Mr. Hele began employment in 2012 and had no increase in present value of accumulated benefits as of December 31, 2012. Mr. Hele will not be eligible for pension benefits under the applicable pension plan until he has completed one year of service.

The Personal Retirement Account Formula is based on amounts contributed or credited for each participant based on the participant’s eligible compensation, plus interest. All employees hired (or rehired) on or after January 1, 2002 accrue benefits for 2002 and later under the Personal Retirement Account Formula. Under the Personal Retirement Account Formula, an employee is credited each month with an amount equal to 5% of eligible compensation up to the Social Security wage base (for 2012, $110,100), plus 10% of eligible compensation in excess of that wage base. In addition, amounts credited to each employee earn interest at an approximation of the U.S. government’s 30-year Treasury securities rate.

The Traditional Formula is based on length of service and final average compensation. The Traditional Formula is used to calculate benefits for each eligible employee’s service before 2002. Employees hired before 2002 who remained employed throughout 2002 accrued benefits for 2002 under the Traditional Formula. These employees were given the opportunity to continue

MetLife 2013 Proxy Statement	65

accruing their pension benefits under the Traditional Formula for service in 2003 and later or to begin accruing benefits for 2003 and later under the Personal Retirement Account Formula.

The annual benefit under the Traditional Formula is determined by multiplying the employee’s years of service (up to 35) by the sum of (1) 1.1% of the employee’s final average compensation up to the average Social Security wage base over the past 35 years, and (2) 1.7% of the employee’s final average compensation in excess of the average Social Security wage base over the past 35 years. Employees who served more than 35 years also receive 0.5% of final average compensation multiplied by years and months of service in excess of 35 years. An employee’s final average compensation is calculated by looking back at the 10-year period prior to retirement or termination of employment and determining the consecutive five-year period during which the employee’s eligible compensation (including base salary and eligible annual incentive awards) produces the highest average annual compensation. When determining Traditional Formula benefits under the Auxiliary Pension Plan for the Named Executive Officer (and other senior officer) participants for service through December 31, 2009, final average compensation is calculated by looking back at the 10-year period prior to retirement or termination of employment and determining (1) the consecutive five-year period that would produce the highest average base salary, and (2) the average of the highest five AVIP awards, regardless of whether in consecutive years, determined using a projected AVIP award (equal to the highest of the last three AVIP awards paid while the officer was in active service) on a prorated basis for any partial final year of employment. The sum of the highest average annual base salary and the average eligible annual incentive award is the officer’s final average compensation.

Beginning January 1, 2010, the same final average compensation formula that applies to qualified Traditional Formula benefits for all eligible employees applies to Traditional Formula benefits for senior officers under the Auxiliary Pension Plan: by looking back at the 10-year period prior to retirement or termination of employment and determining the consecutive five-year period during which the employee’s eligible compensation (including base salary and eligible annual incentive awards) produces the highest average annual compensation. Benefits accrued through 2009 will not be affected by this change.

In early 2009, the final average compensation under the Auxiliary Pension Plan for each participant, including each Executive Group member, was capped at $4.6 million. The purpose of this limitation is to reduce expected future pension accruals, thus limiting future increases in benefits, and that has been its effect.

For pension benefit purposes, the 2009 annual incentive awards, which were paid outside of AVIP, are considered on the same basis as AVIP awards.

Form of Payment of Benefits.    Whether an employee’s pension benefit is determined under the Traditional Formula or (except with respect to amounts accrued under the Auxiliary Pension Plan during or after 2005) the Personal Retirement Account Formula, the employee may choose to receive the benefit as a life annuity, life annuity with term certain, contingent survivor annuity, or first-to-die annuity. Amounts accrued during or after 2005 under the Auxiliary Pension Plan that are determined by the Personal Retirement Account Formula are paid in a lump sum. Employees may choose a lump sum payout of any of the rest of their vested benefits under the Personal Retirement Account Formula at termination of their employment or later. The Named Executive Officer participants could also have selected, no later than December 31, 2008 and subject to the approval of the Compensation Committee or its designee, the timing and form of the Traditional Formula benefit payment under the Auxiliary Pension Plan, including a lump sum payment. The actuarial value of all forms of payment is substantially equivalent.

Retirement Eligibility.    Normal Retirement Eligibility applies at age 65 with at least one year of service. An employee is eligible for early Retirement Eligibility beginning at age 55 with 15 years of service. Each year of age over age 57 1/2 reduces the number of years of service required to qualify for early retirement, until normal Retirement Eligibility at age 65 and at least one year of service.

The Traditional Formula benefit may not be paid to employees before they become Retirement Eligible. Early retirement payments for Traditional Formula participants are reduced from normal retirement benefits by an early retirement factor that depends on the employee’s age at the time payments begin and years of service at the end of employment. If an employee has 20 years of service or more and is Retirement Eligible, the factors range from 72% at age 55 to 100% at age 62. If an employee does not have 20 years of service at the end of employment, the factors range from 54.8% at age 55 to 100% at age 65.

However, attaining Retirement Eligibility does not affect Personal Retirement Account benefits. Personal Retirement Account participants qualify to be paid their full vested benefit when their employment ends. Because Personal Retirement Account benefits are based on total amounts credited for the employee and not final average compensation, those benefits are not reduced for any early retirement.

66	MetLife 2013 Proxy Statement

Attaining Retirement Eligibility also affects whether an employee retains stock-based long-term incentive awards. See the text accompanying the table entitled “Potential Payments upon Termination or Change-in-Control” on page 73 for a discussion of these effects as of 2012 year-end.

None of the Named Executive Officers based in the U.S. was Retirement Eligible during 2012.

Compliance with Section 409A Requirements.    Amounts that were vested in the Auxiliary Pension Plan after 2004 are subject to the requirements of U.S. Internal Revenue Code Section 409A (Section 409A). Participants had the opportunity in 2008 to choose their form of payment (including a lump sum) for their accrued benefit, so long as they did not begin receiving payments in the year of the election. Payments of amounts that are subject to the requirements of Section 409A to the top 50 highest paid officers in the Company that are due upon separation from service are delayed for six months following their separation, as required by Section 409A.

Present Value Calculation Assumptions.    The present value of each Named Executive Officer participant’s accumulated pension benefits is reported in the table above using certain assumptions. In the case of each Named Executive Officer with a benefit determined in part under the Traditional Formula, the assumptions used in the determination of present value as of December 31, 2012 include assumed retirement at the earliest date the executive could retire with full pension benefits. This was the earlier of the date the executive reached at least age 62 with at least 20 years of service, or the normal retirement date (age 65). Otherwise, the assumptions used were the same as those used for financial reporting under GAAP. For a discussion of the assumptions made regarding this valuation, see Notes 1 and 18 to the Consolidated Financial Statements included in the 2012 Form 10-K.

In the case of each Named Executive Officer with a benefit determined exclusively under the Personal Retirement Account Formula, the present value of his benefit as of December 31, 2012 is equal to his Personal Retirement Account balance. Each such Named Executive Officer was vested in his benefit as of that date, and vested Personal Retirement Account balances may be paid in full upon termination of employment at any time.

Pension Benefits for Mr. Khalaf

Mr. Khalaf participates in the Overseas Pension Plan. The purpose of the Overseas Pension Plan is to provide retirement benefits to eligible employees, reduced by retirement benefits provided by defined benefit or defined contribution plans sponsored by Company affiliates or mandated by government. Benefits are based on final average compensation and length of service. Selected salaried employees who were employed outside the United States as of October 31, 2011 are eligible. Eligible employees qualify for pension benefits after six months of service and become vested in their benefits after five years of service. The Overseas Pension Plan is unfunded, and benefits under that plan are general promises of payment not secured by any rights to property.

Mr. Khalaf’s service for purposes of the Overseas Pension Plan includes his period of service with Alico and its affiliates prior to the Company’s acquisition of Alico on the same basis as such service is credited to other similarly-situated employees. The Overseas Pension Plan does not recognize service by any employee for the first six months of employment or service by an employee in the United States while the employee is a U.S. taxpayer, resident, or citizen.

An employee’s annual benefit under the Overseas Pension Plan is determined by multiplying the employee’s years of service since January 1, 1966, but not exceeding 40 years, by 1.75% of the employee’s average final compensation, less each of the following: (1) approximately 1.43% of any social security benefit which the employee is eligible to receive, multiplied by the employee’s years of service, limited to 35 years; (2) the actuarial equivalent of the employer-contributed portion of any government-mandated defined contribution retirement plan, i.e., a “Provident Fund”; (3) any termination indemnity or severance allowance due under applicable law or labor agreement, not including any Company or affiliate severance plan, policy or agreement; (4) the actuarial equivalent of any employer contributions to any applicable defined contribution plan, and earnings on such contributions; and (5) the actuarial equivalent of the amount due to a participant from any other defined benefit plan sponsored by the Company or a Company affiliate.

An employee’s final average compensation is calculated by looking back at the 10-year period prior to retirement or termination of employment and determining the consecutive three-year period during which the employee’s eligible compensation produces the highest average annual compensation. Compensation includes base salary, but does not include items such as commissions, premium pay, shift differential, foreign service allowance, bonuses and pay for overtime, or compensation for services rendered while a U.S. taxpayer, a resident of the U.S. or a green card holder.

MetLife 2013 Proxy Statement	67

A participant may choose to receive benefits under the Overseas Pension Plan as a 100% joint and survivor annuity, a 75% joint and survivor annuity, a 50% joint and survivor annuity, life annuity, or life and 10 year term certain annuity. The actuarial value of all forms of payment is substantially equivalent.

Benefits may not be paid to an employee before the employee becomes retirement eligible. Participants qualify for normal retirement at age 65 with at least five years of service, and early retirement beginning at age 55 with at least 10 years of service.

Early retirement payments are reduced from normal retirement benefits by an early retirement factor that depends on the employee’s age and years of service at the time payments begin. For each year prior to normal retirement that benefit payments begin, the annual payment is reduced by a stated percentage. For employees who were not yet age 54 as of January 1, 2006, including Mr. Khalaf, benefits accrued prior to January 1, 2006 are reduced by an early retirement factor of 3%. Benefits for such employees that accrued on or after January 1, 2006 are subject to the following early retirement reduction factors:

Minimum Age	Minimum Number of Years of Service	Reduction Factor
60	30	3%
60	25	4%
55	10	5%

Mr. Khalaf was not eligible for early retirement benefits in 2012.

The present value of Mr. Khalaf’s accumulated pension benefits is reported in the table above using assumed retirement at the earliest date Mr. Khalaf could retire with full benefits. This is the date Mr. Khalaf will reach age 65. Otherwise, the assumptions used were the same as those used for financial reporting under GAAP. The discount rates used to determine the present value of the benefits under the Overseas Pension Plan were 4.75% as of December 31, 2011 and 4% as of December 31, 2012. For a discussion of the other assumptions made regarding this valuation, see Notes 1 and 18 of the Notes to Consolidated Financial Statements included in the 2012 Form 10-K.

The Overseas Pension Plan was amended effective January 1, 2012. As a result of the Amendment, a participant who was obligated to pay United States income tax for a given year will accrue credited service and covered compensation for that year for purposes of calculating benefits under the Overseas Pension Plan reduced pro rata for the portion of the participant’s annual compensation attributable to services performed in the United States and subject to U.S. income tax. Any impact on the amounts otherwise payable to Mr. Khalaf under the Overseas Pension Plan as a result of the amendment will depend, in part, on the portion of Mr. Khalaf’s credited service and covered compensation under the Overseas Pension Plan for 2012 and subsequent calendar years, if any, that are attributable to services performed in the United States and subject to U.S. income tax. For purposes of presenting Mr. Khalaf’s present value of accumulated benefits under the Overseas Pension Plan in the table above, the assumptions used were the same as those used for financial reporting under GAAP, in accordance with SEC rules. Those assumptions include no reduction for credited services or covered compensation attributable to services in the United States in 2012.

68	MetLife 2013 Proxy Statement

Nonqualified Deferred Compensation

The Company’s nonqualified deferred compensation program offers savings opportunities to the U.S.-based Named Executive Officers, as well as hundreds of other eligible employees. Neither Mr. Hele (who began employment in 2012) nor Mr. Khalaf participated in a defined contribution nonqualified deferred compensation program in 2012.

The program for U.S.-based employees consists of a plan for amounts that are subject to the requirements of Section 409A (the MetLife Leadership Deferred Compensation Plan, or Leadership Plan) and a plan for amounts that were vested by December 31, 2004 and are not subject to the requirements of Section 409A (the MetLife Deferred Compensation Plan for Officers, or Officers Plan). Under this program, employees may elect to defer receipt of their base salary and incentive compensation. Income taxation on such compensation is delayed until the employee receives payment. Employees also receive Company contributions under the Auxiliary Savings and Investment Plan.

The following table includes the amount of their own compensation that each Named Executive Officer deferred under the Leadership Plan in 2012 and the amount the Company credited to the Named Executive Officer’s Leadership Plan and Auxiliary Savings and Investment Plan accounts in 2012, as well as aggregate earnings in 2012 on all deferred compensation, any distributions made in 2012, and the aggregate deferred compensation balance at the end of 2012. The aggregate balance includes any deferrals and earnings on deferrals during all years of employment, not limited to 2012. In the table below, the Auxiliary Savings and Investment Plan is referred to as the Auxiliary SIP.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)		Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)(6)
Steven A. Kandarian	Leadership Plan	$3,302,236	$0	$(220,726	)(4)	$0		$3,311,956
	Officers Plan	$0	$0	$0		$0		$0
	Auxiliary SIP	$0	$152,667	$12,964		$0		$442,093

John C.R. Hele	Leadership Plan	$0	$0	$0		$0		$0
	Officers Plan	$0	$0	$0		$0		$0
	Auxiliary SIP	$0	$0	$0		$0		$0

Eric T. Steigerwalt	Leadership Plan	$0	$0	$56,381		$0		$752,446
	Officers Plan	$0	$0	$914		$34,061	(5)	$0
	Auxiliary SIP	$0	$25,500	$12,977		$0		$224,170

William J. Wheeler	Leadership Plan	$3,885,002	$0	$(41,532	)(4)	$0		$6,807,777
	Officers Plan	$0	$0	$0		$0		$0
	Auxiliary SIP	$0	$100,000	$22,685		$0		$723,691

Michel Khalaf	Leadership Plan	$0	$0	$0		$0		$0
	Officers Plan	$0	$0	$0		$0		$0
	Auxiliary SIP	$0	$0	$0		$0		$0

Steven J. Goulart	Leadership Plan	$0	$0	$24,760		$0		$175,264
	Officers Plan	$0	$0	$0		$0		$0
	Auxiliary SIP	$0	$43,567	$16,156		$0		$152,605

MetLife 2013 Proxy Statement	69

(1)

The amount in this column reflects payouts of Performance Shares for the performance period of January 1, 2009 to December 31, 2011 less amounts withheld under tax rules or otherwise not deferred. The full payout amount is included in the table entitled “Option Exercises and Stock Vested in 2012” on page 64. The amounts reported in this column do not appear in the Summary Compensation Table. No employee contributions are made under the Auxiliary SIP.

(2)

Amounts in this column are reported as components of the Company savings and investment program contributions for 2012 in the “All Other Compensation” column of the Summary Compensation Table on page 53.

(3)

None of the amounts in this column are reported for 2012 in the Summary Compensation Table. See the text pertaining to the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of that table on page 53.

(4)

The price of Shares on the NYSE was higher on the date that Mr. Kandarian’s and Mr. Wheeler’s Deferred Shares were credited to them than it was on December 31, 2012. The result of this fluctuation in Share price was a negative simulated investment return for their respective Leadership Plan accounts for 2012 as a whole.

(5)	The distribution to Mr. Steigerwalt was made at the time previously chosen by him for payment.

(6)

A portion of the amounts reported in this column is attributable to Company savings and investment program contributions to the Auxiliary SIP. These contributions are reflected in the “All Other Compensation” column of the Summary Compensation Tables in the Company’s previous proxy statements (beginning in 2007) for Named Executive Officers who appeared in those proxy statements:

Executive	Amounts Reported in Prior Proxy Statements
Steven A. Kandarian	$279,950
Eric T. Steigerwalt	$32,750
John C.R. Hele	$0
William J. Wheeler	$464,399
Michel Khalaf	$0
Steven J. Goulart	$0

Deferred Compensation Program for U.S.-Based Employees

Under the Company’s deferred compensation program for U.S.-based employees, Named Executive Officers based in the U.S. may elect to defer receipt of up to 75% of their base salary, all of their AVIP awards, and any payouts for Performance Share awards. These deferrals are voluntary contributions of the Named Executive Officers’ own earnings.

In addition, to the extent a U.S.-based participant deferred base salary payments in 2012 and had elected to participate in (and was eligible for Company contributions under) the Savings and Investment Plan, the Company made a contribution to the Leadership Plan equivalent to a contribution to the Savings and Investment Plan.

Employee Contribution (as a percentage of eligible compensation)	Company Contribution (as a percentage of eligible compensation)
3%	3%
4%	3.5%
5% or more	4%

AVIP awards are also generally eligible for the same such matching, but the executives’ annual incentive compensation paid in 2010 was not paid under AVIP.

Payments that would have been made in Shares, but are deferred, remain payable in Shares. This includes deferred payments from Performance Shares, Restricted Stock Units, and the Share payments under the Long Term Performance Compensation Plan formerly maintained by the Company. Cash awards under the Long Term Performance Compensation Plan that were irrevocably deferred in the form of Shares are also payable in Shares. All other deferred compensation is payable in cash.

Participants may elect to receive compensation they have deferred at a specified date before, upon or after retirement. In addition, participants may elect to receive payments in a single lump sum or in up to 15 annual installments. However, despite a participant’s election, payment is generally made in full in a single lump sum should the executive terminate employment with the Company before becoming Retirement Eligible or Bridge

70	MetLife 2013 Proxy Statement

Eligible. Payments to the top fifty highest paid officers that are due upon separation from service are delayed for six months following their separation, in compliance with Section 409A.

The terms of the Officers Plan and the Leadership Plan are substantially similar, except that: (1) under the Officers Plan, participants may choose to receive amounts not subject to Section 409A at any time with a 10% reduction; and (2) payments under the Leadership Plan to the top 50 highest paid officers in the Company that are due upon separation from service are delayed for six months following their separation.

The Company offers a number of simulated investments under the deferred compensation program. Participants may generally choose the simulated investments for their deferred cash compensation at the time they elect to defer compensation, and may change the simulated investment selections for their existing account balances up to six times each calendar year. The table below reflects the simulated investment returns for 2012 on each of the alternatives offered under the program. The MetLife Deferred Shares Fund is available exclusively for deferred Shares. The MetLife Common Stock Fund is available for deferred cash compensation. Each of these two funds reflects changes in value of Shares plus the value of imputed reinvested dividends.

Simulated Investment	2012 Return
Auxiliary Fixed Income Fund	3.37%
Lord Abbett Bond Debenture Fund	13.19%
Oakmark Fund	20.97%
Small Cap Equity Fund	15.23%
Oakmark International Fund	29.22%
S&P 500© Index	16.00%
Russell 2000© Index	16.35%
MSCI EAFE© Index	17.32%
Barclays Capital U.S. Aggregate Bond Index	4.22%
BofA Merrill Lynch U.S. High Yield Index	15.58%
MSCI Emerging Markets Index	18.22%
MetLife Deferred Shares Fund	8.10%
MetLife Common Stock Fund	8.10%

Each simulated investment was available for the entirety of 2012.

Auxiliary Savings and Investment Plan for U.S.-Based Employees

Eligible U.S.-based Named Executive Officers and other eligible U.S.-based employees who elected to contribute a portion of their eligible compensation under the tax-qualified Savings and Investment Plan in 2012 received a Company contribution of their eligible compensation in that plan in 2012:

Employee Contribution (as a percentage of eligible compensation)	Company Contribution (as a percentage of eligible compensation)
3%	3%
4%	3.5%
5% or more	4%

The employee’s eligible compensation under the Savings and Investment Plan includes base salary and eligible annual incentive awards.

The U.S. Internal Revenue Code limits compensation that is eligible for employer contributions under the Savings and Investment Plan. In 2012, the Company could not make contributions based on compensation over $250,000. Named Executive Officers and other eligible employees who elected to participate in the Savings and Investment Plan during 2012 were credited with a percentage of their eligible compensation beyond that limit. The Company contribution was determined using the same employee contribution rate as applied under the Savings and Investment Plan. This Company contribution is credited to an account established for the employee under the nonqualified Auxiliary Savings and Investment Plan.

Employees can elect to receive their Auxiliary Savings and Investment Plan balances in a lump sum or in up to fifteen annual installments, in either case beginning one year after termination of employment. Employees can also elect to delay their payment, or the beginning of their annual payments, up to 10 years after termination of employment.

Amounts in the Auxiliary Savings and Investment Plan are subject to the requirements of Section 409A. Participants were able to elect the time and form of their payments through 2008, which was within the time period permitted for such elections under Section 409A. Participants may change the time and form of their payments after 2008, but the election must be made during employment, is not effective until 12 months after it is made, and must delay the start of benefit payments by at least five years. Payments to the top 50 highest paid officers that are due upon separation from service are delayed for six months following their separation, in compliance with Section 409A.

Employees may choose from a number of simulated investments for their Auxiliary Savings and Investment Plan accounts. These simulated investments were

MetLife 2013 Proxy Statement	71

identical to the core funds offered under the Savings and Investment Plan in 2012, except that the rate set for the fixed income fund available under the Auxiliary Savings and Investment Plan cannot exceed 120% of the applicable federal long term rate under U.S. Internal Revenue Code Section 1274(d) at the time that rate is set. Employees may change the simulated investments for new Company contributions to their Auxiliary Savings and Investment Plan accounts at any time.

Employees could change the simulated investments for their existing Auxiliary Savings and Investment Plan accounts up to four times a month in 2012. Beginning in 2010, employees could not allocate more than 10% of their existing Auxiliary Savings and Investment Plan account balances to the MetLife Company Stock Fund (except for any account balance already in the MetLife Company Stock Fund as of January 1, 2010), and could not allocate more than 10% of future contributions to that fund. Fees are charged to employees for moving existing balances out of certain international simulated investments prior to the expiration of pre-established holding periods.

The table below reflects the simulated investment returns for 2012 on each of the alternatives offered under the Auxiliary Savings and Investment Plan.

Simulated Investment	2012 Return
Auxiliary Fixed Income Fund	3.37%
Bond Index Fund	3.96%
Large Cap Equity Index Fund	15.94%
Large Cap Value Index Fund	17.34%
Large Cap Growth Index Fund	15.17%
Mid Cap Equity Index Fund	17.77%
Small Cap Equity Fund	15.23%
International Equity Fund	19.89%
MetLife Company Stock Fund	7.83%

The MetLife Company Stock Fund includes a limited proportion of simulated investments in instruments other than Shares.

Each simulated investment was available for the entirety of 2012.

72	MetLife 2013 Proxy Statement

Potential Payments upon Termination or Change-in-Control

The table and accompanying narrative below reflect estimated additional payments or benefits that would have been earned or accrued, or that would have vested or been paid out earlier than normal, had any Named Executive Officer been terminated from employment or had a change-in-control of the Company occurred on the last business day of 2012 (the Trigger Date). The table reflects hypothetical payments and benefits. None of the payments or benefits has actually been made. The table and accompanying narrative also do not include payments or benefits under arrangements available on the same basis generally to all salaried employees in the jurisdiction in which the Named Executive Officer is employed. The Named Executive Officers’ pension benefits and nonqualified deferred compensation are described in the tables entitled “Pension Benefits” on page 65 and “Nonqualified Deferred Compensation” on page 69, respectively.

		Death		Qualifying Termination (No Change-in-Control)			Change-in-Control		Qualifying Termination (Change-in-Control)
	Voluntary Resignation	Accelerated Stock Options	Payout of Share Awards	Severance Pay	Outplacement	Pro-Rata Payout of Share Awards	Accelerated Stock Options	Payout of Share Awards	Severance Pay	Benefits Continuation
Steven A. Kandarian	$0	$0	$14,090,085	$740,385	$18,500	$3,761,800	$0	$14,090,085	$5,933,333	$128,761

John C.R. Hele	$0	$0	$2,160,535	$323,076	$18,500	$418,600	$0	$2,160,535	$4,200,000	$75,035

Eric T. Steigerwalt	$0	$0	$1,953,342	$323,077	$18,500	$416,800	$0	$1,953,342	$0	$0

William J. Wheeler	$0	$0	$8,992,620	$620,192	$18,500	$2,562,500	$0	$8,992,620	$5,033,333	$132,789

Michel Khalaf	$0	$0	$1,605,825	$0	$18,500	$466,500	$0	$1,605,825	$1,820,572	$27,844

Steven J. Goulart	$0	$0	$2,322,270	$359,615	$18,500	$485,500	$0	$2,322,270	$1,392,440	$67,979

Voluntary Resignation

None of the Named Executive Officers has a preferential arrangement that calls for any severance pay in connection with a voluntary resignation from employment prior to a change-in-control. Nor in such a case would any additional preferential payments or benefits have been earned or accrued, or have vested or been paid out earlier than normal, in favor of any Named Executive Officer. Mr. Khalaf would receive payments determined on the same basis as applies to all other employees in Dubai.

A Named Executive Officer who had resigned but was Retirement Eligible as of the Trigger Date would have continued to receive the benefit of the executive’s existing stock-based awards, unless the executive had been involuntarily terminated for cause. For this purpose, “cause” is defined as engaging in a serious infraction of Company policy, theft of Company property or services or other dishonest conduct, conduct otherwise injurious to the interests of the Company, or demonstrated unacceptable lateness or absenteeism. Each of the executive’s Performance Shares and Performance Units would have been paid after the conclusion of the performance period, the executive’s Restricted Stock Units and Restricted Units would have been paid after the conclusion of the restriction period, and all of the executive’s unexercised Stock Options and Unit Options would have continued to vest and remain exercisable for the remainder of their full ten-year term. The executive would also have been eligible for an annual cash incentive award for 2012, at the discretion of the Compensation Committee. These terms apply to all employees who meet the age and service qualifications to become Retirement Eligible and have received such awards. See the table entitled “Outstanding Equity Awards at 2012 Fiscal Year-End” on page 62 for details on the Performance Shares and Stock Options. None of the Named Executive Officers was Retirement Eligible as of the Trigger Date.

Any Named Executive Officer who had resigned but was not Retirement Eligible as of the Trigger Date would have received any 2010-2012 Performance Shares and Performance Units previously awarded to him or her, which vested on December 31, 2012. The executive would have had 30 days from the Trigger Date to exercise any Stock Options that had vested as of the Trigger Date. Such a Named Executive Officer would have forfeited all other outstanding stock-based compensation awards.

Death

In the unlikely event that a Named Executive Officer listed in the table above had died on the Trigger Date, that executive’s stock-based awards would have vested and become payable immediately. The Company would have paid the executive’s unvested Performance Shares and Performance Units using 100% of Performance Shares granted (Target Performance), and would have paid out the executive’s unvested Restricted Stock Units

MetLife 2013 Proxy Statement	73

and or Restricted Units. All of the executive’s Stock Options and Unit Options would have become immediately exercisable. These terms apply to all employees of the Company who have been granted such awards. The payment on stock-based awards reflected in the table above was calculated using the closing price of Shares on the Trigger Date (the Trigger Date Closing Price).

Qualifying Termination (No Change-in-Control)

None of the Named Executive Officers has an employment agreement or other arrangement that calls for any severance pay in connection with a termination of employment for cause. If one of these Named Executive Officers had been terminated for cause, the executive’s unvested Performance Shares, Performance Units, and Restricted Stock Units, and all of the executive’s Stock Options and Unit Options would have been forfeited and the executive would have received no annual award for 2012 performance. For the definition of cause for this purpose, see above under “Voluntary Resignation.”

Had such a Named Executive Officer (except for Mr. Khalaf) been terminated from employment due to job elimination without a change-in-control having occurred, the executive would have been eligible for severance pay under a severance program for all officer-level employees. The severance pay would have been equal to 28 weeks base salary plus one week for every year of service, up to 52 weeks base salary. In order to receive any severance pay, the executive would have had to enter into a separation agreement that would have included a release of employment-related claims against the Company (a Separation Agreement). Each executive would also have been entitled to outplacement services. The cost of these payments and services is reflected in the table above.

If such a Named Executive Officer’s termination had been due to performance, the amount of severance pay would have been one-half of what it would have been in the case of job elimination.

Mr. Khalaf is not eligible for severance pay under any program that applies without a change-in-control having occurred, except for terms and conditions of employment that apply on the same basis to all employees in Dubai.

An employee who would have been Bridge Eligible had the employee been involuntarily terminated with severance pay on the Trigger Date would have received the benefit of all stock-based awards made in 2005 or later on the same basis as those who were Retirement Eligible. In order to be Bridge Eligible, an employee must enter into a Separation Agreement. None of the Named Executive Officers had the requisite age and service to qualify for Bridge Eligibility as of the Trigger Date.

Any of the Named Executive Officers whose employment was terminated with severance pay and who was neither Retirement Eligible nor Bridge Eligible as of the Trigger Date would have had 30 days from the Trigger Date to exercise any Stock Options and Unit Options that had vested as of the Trigger Date. Nevertheless, each would have received payout for his 2010-2012 Performance Shares and Performance Units, because these awards vested at the end of the performance period on December 31, 2012.

Such a Named Executive Officer would have been offered pro rata payments in consideration of any 2011-2013 and 2012-2014 Performance Shares and Performance Units, contingent on a Separation Agreement. The amount of payment for these Performance Shares and Performance Units would have been determined using the amount of time that had passed in the performance period through the date of the termination of employment, the number of Performance Shares or Performance Units granted, the lesser of the performance factor ultimately determined for that three-year performance period or target performance (100%), and the lesser of the closing price of Shares on the date of grant and the closing price of Shares on the date the Compensation Committee determined the performance factor for that performance period. Such payments would not have been made until after the end of the applicable performance period.

Such a Named Executive Officer would also have been offered pro rata payments in consideration of any unvested Restricted Stock Units and Restricted Units previously awarded to him or her, contingent on a Separation Agreement. The amount of payment would have been determined using the amount of time that had passed in the performance period through the date of the termination of employment, the number of Restricted Stock Units and Restricted Units granted, and the closing price of Shares on the date of grant.

The estimated cost of these pro rata payments for each Named Executive Officer is reflected in the table above, using the closing price of Shares on the date of grant and a hypothetical 100% performance factor.

Change-in-Control

The Company’s definition of change-in-control is: any person acquires beneficial ownership of 25% or more of MetLife’s voting securities (for this purpose, persons

74	MetLife 2013 Proxy Statement

include any group under Rule 13d-5(b) under the Exchange Act, not including MetLife, any affiliate of MetLife, any Company employee benefit plan, or the MetLife Policyholder Trust); a change in the majority of the membership of MetLife’s Board of Directors (other than any director nominated or elected by other directors) occurs within any 24-month period; or a completed transaction after which the previous shareholders of MetLife do not own the majority of the voting shares in the resulting company, or do not own the majority of the voting shares in each company that holds more than 25% of the assets of MetLife prior to the transaction.

Had a change-in-control occurred on the Trigger Date, the Company could have chosen to substitute an award with at least the same value and at least equivalent material terms that complies with Section 409A (an Alternative Award), rather than accelerate or pay out the existing stock-based award. Otherwise, the Company would have paid out the executive’s unvested Performance Shares and Performance Units in cash using Target Performance and the change-in-control price of Shares, and would have paid out the executive’s unvested Restricted Stock Units and Restricted Units using the change-in-control price of Shares. Payment would have been made within 30 days after the change-in-control, except that if the event did not qualify as a change-in-control as defined in Section 409A, then payment would have been made following the end of the three-year performance period originally applicable to the Performance Shares or Performance Units, or following the end of the restriction period applicable to the Restricted Stock Units or Restricted Units.

In addition, if no Alternative Award had been made, each executive’s unvested Stock Options and Unit Options would have become immediately exercisable, and the Compensation Committee could have chosen to cancel each option in exchange for a cash payment equal to the difference between the exercise price of the Stock Option or Unit Option and the change-in-control price.

The estimated cost of these payments and benefits (assuming no Alternative Award) is reflected in the table above. The payment related to unvested stock-based awards was calculated using the Trigger Date Closing Price.

Qualifying Termination (Change-in-Control)

In addition to being eligible to receive the payments described above under “Change-in-Control,” each of the Named Executive Officers is eligible to participate in the Executive Severance Plan. Under this plan, had a change-in-control occurred on the Trigger Date, and such a Named Executive Officer’s terms and conditions of employment during the three-year period beginning with the Trigger Date (Employment Period) not satisfied specified standards, the Named Executive Officer could have terminated employment and received severance pay and related benefits. These standards include:

•	base pay no lower than the level paid before the change-in-control;

•	annual bonus opportunities at least as high as other Company executives;

•	participation in all long-term incentive compensation programs for key executives at a level at least as high as for other executives of the Company of comparable rank;

•	aggregate annual bonus and long-term compensation awards at least equal to the aggregate value of such awards for any of the three years prior to the change-in-control;

•

a pro rata annual bonus for any fiscal year that extends beyond the end of the three-year period at least equal to the same pro rata portion of any of the three annual bonuses awarded prior to the change-in-control;

•	participation in all Company pension, deferred compensation, savings, and other benefit plans at the same level as or better than those made available to other similarly-situated officers;

•	vacation, indemnification, fringe benefits, and reimbursement of expenses on the same basis as other similarly-situated officers; and

•	a work location at the same office as the executive had immediately prior to the change-in-control, or within 50 miles of that location.

In addition, if the Company had terminated a Named Executive Officer’s employment without cause during the Employment Period, the executive would have received severance pay and related benefits. For these purposes, cause is defined as the executive’s conviction or plea of nolo contendere to a felony, dishonesty or gross misconduct which results or is intended to result in material damage to the Company’s business or reputation, or repeated, material, willful and deliberate violations by the executive of the executive’s obligations.

Had a Named Executive Officer listed in the table above qualified for severance pay as of the Trigger Date, the amount would have been two times the sum of the executive’s annual salary rate plus the average of the executive’s annual incentive awards for the three fiscal

MetLife 2013 Proxy Statement	75

years prior to the change-in-control. If the executive would have received a greater net after-tax benefit by reducing the amount of severance pay below the U.S. Internal Revenue Code’s change-in-control excise tax threshold, the severance pay would have been reduced to an amount low enough to avoid that excise tax. Mr. Goulart’s severance pay would have been reduced to avoid the excise tax.

The executive’s related benefits would have included up to three years continuation of existing medical, dental, and long-term disability plan benefits.

The estimated cost of these payments and benefits is reflected in the table above, using the Trigger Date Closing Price and the actuarial present value of continuation of benefits using the same assumptions or principles that are used by the Company for financial reporting purposes under GAAP.

If severance pay and related benefits had become due because the executive voluntarily terminated employment, payment would have been delayed for six months in order to comply with Section 409A.

76	MetLife 2013 Proxy Statement

Security Ownership of Directors and Executive Officers

The table below shows the number of MetLife equity securities beneficially owned by each of the Directors and Named Executive Officers of MetLife and all the Directors and Executive Officers, as a group. Other than as disclosed in note (6) below, information reported in this table is given as of March 1, 2013.

Securities beneficially owned include securities held in each Director’s or Executive Officer’s name, securities held by a broker for the benefit of the Director or Executive Officer, securities which the Director or Executive Officer could acquire within 60 days (as described in notes (3) and (4) below), securities held indirectly in the Savings and Investment Plan and other securities for which the Director or Executive Officer may directly or indirectly have or share voting power or investment power (including the power to direct the disposition of the securities). Other than as disclosed below, as of March 1, 2013, none of the Directors or Executive Officers of the Company beneficially owned the Company’s Floating Rate Non-Cumulative Preferred Stock, Series A, 6.50% Non-Cumulative Preferred Stock, Series B (Series B Preferred Stock) or Common Equity Units.

	Common Stock
Name	Amount and Nature of Beneficial Ownership (1)(2)(3)(4)	Percent of Class
Steven A. Kandarian	557,635	*
Sylvia Mathews Burwell	19,684	*
Steven J. Goulart	96,418	*
Cheryl W. Grisé	11,604	*
Carlos M. Gutierrez	—	*
John C.R. Hele	—	*
R. Glenn Hubbard	25,871	*
John M. Keane	27,456	*
Alfred F. Kelly, Jr.	11,488	*
Michel Khalaf	20,634	*
James M. Kilts(5)	6,256	*
Catherine R. Kinney	20,167	*
Hugh B. Price	18,111	*
David Satcher	4,948	*
Kenton J. Sicchitano	29,358	*
Eric T. Steigerwalt	139,552	*
Lulu C. Wang	15,282	*
William J. Wheeler	612,534	*
Board of Directors of MetLife, but not in each Director’s individual capacity(6)	201,024,039	18.4%
All Directors and Executive Officers, as a group(7)	1,887,420	*

*	Number of Shares represents less than one percent of the number of Shares outstanding at March 1, 2013.

(1)	Each Director and Named Executive Officer has sole voting and investment power over the Shares shown in this column opposite his or her name, except as indicated in notes (2), (3) and (4) below.

MetLife 2013 Proxy Statement	77

(2)	Includes Shares held by the MetLife Policyholder Trust allocated to the Directors and Named Executive Officers in their individual capacities as beneficiaries of the trust, as follows:

Name	Shares Held in Policyholder Trust	Name	Shares Held in Policyholder Trust	Name	Shares Held in Policyholder Trust
Hugh B. Price	10	David Satcher	260	William J. Wheeler	10

Directors and Executive Officers as of March 1, 2013, as a group, were allocated 280 Shares as beneficiaries of the MetLife Policyholder Trust in their individual capacities. The beneficiaries have sole investment power and shared voting power with respect to such Shares. Note (6) below describes additional beneficial ownership attributed to the Board of Directors as an entity, but not to any Director in an individual capacity, of Shares held by the MetLife Policyholder Trust.

(3)

Includes Shares that are subject to options which were granted under the 2000 Directors Stock Plan, the 2000 Stock Plan or the 2005 Stock Plan and are exercisable within 60 days of March 1, 2013. The number of such options held by individual Directors and Named Executive Officers is shown in the following table:

Name	Number of Options Exercisable within 60 Days	Name	Number of Options Exercisable within 60 Days	Name	Number of Options Exercisable within 60 Days
Steven A. Kandarian	546,209	John M. Keane	1,210	Kenton J. Sicchitano	1,536
Sylvia Mathews Burwell	553	Michel Khalaf	15,634	Eric T. Steigerwalt	121,150
Steven J. Goulart	87,734	Hugh B. Price	2,588	William J. Wheeler	594,367
Cheryl W. Grisé	178

All Directors and Executive Officers as of March 1, 2013, as a group, held 1,609,470 options exercisable within 60 days of March 1, 2013.

(4)

Includes Shares deferred under the Company’s nonqualified deferred compensation program (Deferred Shares) that the Director or Executive Officer could acquire within 60 days of March 1, 2013, such as by ending employment or service as a Director, or by taking early distribution of the Shares with a 10% reduction as described on page 71. The number of such Deferred Shares held by individual Directors and Named Executive Officers is shown in the following table:

Name	Number of Deferred Shares That Can Be Acquired within 60 Days	Name	Number of Deferred Shares That Can Be Acquired within 60 Days	Name	Number of Deferred Shares That Can Be Acquired within 60 Days
Sylvia Mathews Burwell	11,906	John M. Keane	22,722	Catherine R. Kinney	9,081
Cheryl W. Grisé	6,590	Alfred F. Kelly, Jr.	2,510	Hugh B. Price	15,235
R. Glenn Hubbard	18,093	James M. Kilts	5,742	David Satcher	3,390

Does not include Deferred Shares to the extent the Company would delay payment in order to comply with Section 409A, as described on page 71. All Directors and Executive Officers as of March 1, 2013, as a group, held 98,532 Deferred Shares that could be acquired within 60 days of March 1, 2013.

78	MetLife 2013 Proxy Statement

(5)

Mr. Kilts also beneficially owns and has sole voting and investment power over 145 shares of Series B Preferred Stock. Such ownership interest represents less than 1% of the number of Series B Preferred Stock outstanding as of March 1, 2013. Holders of Series B Preferred Stock do not vote in the election of Directors, and otherwise have limited voting rights.

(6)

This information is given as of February 26, 2013. The Board of Directors of MetLife, as an entity, but not any Director in his or her individual capacity, is deemed to beneficially own the Shares held by the MetLife Policyholder Trust because the Board will direct the voting of those Shares on certain matters submitted to a vote of shareholders. This number of Shares deemed owned by the Board of Directors is reflected in Amendment No. 52 to Schedule 13D referred to below under the heading “Security Ownership of Certain Beneficial Owners” on page 80.

(7)

Does not include Shares held by the MetLife Policyholder Trust that are beneficially owned by the Board of Directors, as an entity, as described in note (6), but includes the Shares allocated to the Directors in their individual capacities, as described in note (2). Includes 1,609,470 Shares that are subject to options that are exercisable, and 98,532 Deferred Shares that could be acquired, within 60 days of March 1, 2013, by all Directors and Executive Officers of the Company, as a group, as of March 1, 2013, as described in notes (3) and (4), respectively.

Deferred Shares Not Beneficially Owned and Deferred Share Equivalents

Deferred Shares that could not be acquired within 60 days of March 1, 2013 are not considered beneficially owned. Deferred cash compensation or auxiliary benefits measured in Share value (Deferred Share Equivalents) are also not deemed beneficially owned because their payment is not made in Shares. Each, however, aligns the Directors’ and Named Executive Officers’ interests with the interests of the Company’s shareholders since the value of Deferred Shares and Deferred Share Equivalents depends upon the price of Shares. The table below sets forth information on Deferred Shares that could not be acquired within 60 days and Deferred Share Equivalents, as of March 1, 2013, for Directors and Named Executive Officers serving as Executive Officers as of March 1, 2013.

Name	Deferred Shares Not Beneficially Owned and/or Deferred Share Equivalents
Steven A. Kandarian	100,545
Sylvia Mathews Burwell	6,896
Cheryl W. Grisé	16,132
R. Glenn Hubbard	6,409
Alfred F. Kelly, Jr.	10,039
James M. Kilts	26,188
Hugh B. Price	38,026
David Satcher	15,161
William J. Wheeler	206,672

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Directors, certain officers of the Company, and beneficial owners of more than 10% of the Shares to file with the SEC initial reports of ownership and reports of changes in ownership of Shares and other equity securities of the Company. The Form 3 filed on November 29, 2011 on behalf of the Company’s President, EMEA, Michel Khalaf, inadvertently did not include the 26,250 Unit Options previously granted to him by the Company’s Compensation Committee before he became subject to Section 16(a) reporting requirements. Mr. Khalaf has not yet exercised any of these Unit Options. Based solely upon a review of the filings furnished to the Company during 2012 or written representations that no Form 5 was required, the Company believes that all other filings required to be made by reporting persons were timely made in accordance with the requirements of the Exchange Act.

MetLife 2013 Proxy Statement	79

Security Ownership of Certain Beneficial Owners

The following person has reported to the SEC beneficial ownership of more than 5% of the Shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Beneficiaries of the MetLife Policyholder Trust(1)	201,024,039	18.4%
c/o Wilmington Trust Company, as Trustee, Rodney Square North, 1100 North Market Street Wilmington, Delaware 19890

(1)

The Board of Directors of the Company has reported to the SEC that, as of February 19, 2013, it, as an entity, had shared voting power over 201,024,039 Shares held in the MetLife Policyholder Trust. The Board’s report is in Amendment No. 52, filed on February 27, 2013, to the Board’s Schedule 13D. MetLife created the trust when MLIC, a wholly-owned subsidiary of MetLife, converted from a mutual insurance company to a stock insurance company in April 2000. At that time, eligible MLIC policyholders received beneficial ownership of Shares, and MetLife transferred these Shares to a trust, which is the record owner of the Shares. Wilmington Trust Company serves as trustee. The trust beneficiaries have sole investment power over the Shares, and can direct the trustee to vote their Shares on matters identified in the trust agreement that governs the trust. However, the trust agreement directs the trustee to vote the Shares held in the trust on some shareholder matters as recommended or directed by MetLife’s Board of Directors and, on that account, the Board, under SEC rules, shares voting power with the trust beneficiaries and the SEC has considered the Board, as an entity, a beneficial owner under the rules.

80	MetLife 2013 Proxy Statement

Information About the 2013 Annual Meeting and Proxy Voting

The Board is not aware of any matters to be presented for a vote at the 2013 Annual Meeting other than those described in this Proxy Statement. If any other matters properly arise at the meeting, your proxy, together with the other proxies received, will be voted at the discretion of the proxy holders designated on the proxy card.

Attending the 2013 Annual Meeting.

MetLife shareholders of record or their duly appointed proxies are entitled to attend the 2013 Annual Meeting.

Holders of record.    If you are a MetLife shareholder of record and wish to attend the meeting, please so indicate on the proxy card or as prompted by the telephone or Internet voting systems and an admission card will be sent to you. On the day of the meeting, please bring your admission card with you to gain entrance to the MetLife Auditorium on the 23rd floor of MetLife’s offices at 1095 Avenue of the Americas, New York, New York.

Holders in street name.    Beneficial owners whose Shares are held in street name in a stock brokerage account or by a bank or other nominee also are entitled to attend the meeting. However, because the Company may not have evidence that you are a beneficial owner, you will need to bring proof of your ownership to be admitted to the meeting. A recent statement or letter from the record owner (your bank, broker or other nominee) confirming your beneficial ownership would be acceptable proof.

Shares outstanding and holders of record entitled to vote at the 2013 Annual Meeting.

There were 1,096,799,341 Shares outstanding as of the March 1, 2013 record date. Each of those Shares is entitled to one vote on each matter to be voted on at the 2013 Annual Meeting.

All holders of record of Shares at the close of business on the March 1, 2013 record date are entitled to vote at the 2013 Annual Meeting.

Your vote is important.

Whether or not you plan to attend the 2013 Annual Meeting, please take the time to vote your Shares as soon as possible. If you wish to return your completed proxy card by mail, the Company has included a postage-paid, pre-addressed envelope for your convenience. You also may vote your Shares on the Internet or by using a toll-free telephone number (see the proxy card for complete instructions).

Voting your Shares.

Holders of record.    If you are a shareholder of record or a duly appointed proxy of a shareholder of record, you may vote by:

•	attending the 2013 Annual Meeting and voting in person;

•	mailing your proxy card so that it is received by MetLife, c/o Computershare Investor Services, P.O. Box 43102, Providence, RI 02940-5068, prior to the 2013 Annual Meeting; or

•	voting on the Internet or by telephone no later than 11:59 p.m., Eastern Time, April 22, 2013.

Instructions about these ways to vote appear on your proxy card. If you vote on the Internet or by telephone, please have your proxy card available for reference when you vote.

For shareholders of record, votes submitted by mail, on the Internet or by telephone will be voted by the individuals named on the proxy card in the manner you indicate. If you do not specify how your Shares are to be voted, the proxies will vote your Shares FOR all Proposals.

Holders in street name.    If you are a beneficial owner whose Shares are held in street name and you wish to vote in person at the 2013 Annual Meeting, you will have to contact your bank, broker or other nominee to obtain its proxy. Bring that document with you to the meeting.

As a beneficial owner, you will receive voting instructions from the bank, broker or other nominee that is the shareholder of record of your Shares. You must provide your broker with instructions on how to vote your Shares in order for them to be voted on your behalf on Proposal 1 (election of the Class I and Class II Directors) and Proposal 3 (advisory vote to approve compensation paid to the Company’s Named Executive Officers) as they are considered “non-routine” matters. If you do not instruct your broker how to vote on any of these matters, your Shares will not be voted (a broker non-vote). See “Tabulation of abstentions and broker

MetLife 2013 Proxy Statement	81

non-votes” on page 83 for additional details. Contact your bank, broker or other nominee directly if you have questions.

Changing your vote or revoking your proxy after it is submitted.

Holders of record.    You may change your vote or revoke your proxy by:

•

signing another proxy card with a later date and returning it so that it is received by MetLife, c/o Computershare Investor Services, P.O. Box 43102, Providence, RI 02940-5068 prior to the 2013 Annual Meeting;

•

sending your notice of revocation so that it is received by MetLife, c/o Computershare Investor Services, P.O. Box 43102, Providence, RI 02940-5068 prior to the 2013 Annual Meeting or sending your notice of revocation to MetLife via the Internet at www.investorvote.com/MET no later than 11:59 p.m., Eastern Time, April 22, 2013;

•	subsequently voting on the Internet or by telephone no later than 11:59 p.m., Eastern Time, April 22, 2013; or

•	attending the 2013 Annual Meeting and voting in person.

Holders in street name.    If you hold your shares in street name in a stock brokerage account or at a bank or other nominee, please contact the brokerage firm, bank or other nominee for instructions on how to change your vote.

Voting by participants in retirement and savings plans.

The Bank of New York Mellon is trustee for the portion of the Savings and Investment Plan for Employees of Metropolitan Life and Participating Affiliates Trust which is invested in the MetLife Company Stock Fund. It is also the trustee of the portion of each of the following plans which is invested in the MetLife Company Stock Fund: the New England Life Insurance Company 401(k) Savings Plan and Trust; the New England Life Insurance Company Agents’ Retirement Plan and Trust; and the New England Life Insurance Company Agents’ Deferred Compensation Plan and Trust. As trustee, it will vote the Shares in these plans in accordance with the voting instructions given by plan participants to the trustee. Instructions on voting appear on the voting instruction form distributed to plan participants. The trustee must receive the voting instructions of a plan participant no later than 6:00 p.m., Eastern Time, April 19, 2013. The trustee will generally vote the Shares held by each plan for which it does not receive voting instructions in the same proportion as the Shares held by such plan for which it does receive voting instructions.

Voting of Shares held in the MetLife Policyholder Trust.

The beneficiaries of the MetLife Policyholder Trust may direct Wilmington Trust Company, as trustee, to vote their Shares held in the trust on certain matters that are identified in the trust agreement governing the trust, including approval of mergers and contested Directors’ elections. On all other matters, which would include all proposals described in this Proxy Statement that are to be voted on at the 2013 Annual Meeting, the trust agreement directs the trustee to vote the Shares held in the trust as recommended or directed by the Company’s Board of Directors.

Vote required to elect Directors.

Under the Company’s By-laws, as amended by the Board of Directors in February 2013, in an uncontested election, such as the election of Directors at the 2013 Annual Meeting, the vote of a majority of the votes cast with respect to a Director’s election at a meeting at which a quorum is present will determine the election of the Director. In a contested election, where the number of nominees exceeds the number of Directors to be elected, which is not the case for the election of Directors at the 2013 Annual Meeting, the standard for election of Directors would be a plurality of the votes cast with respect to the election, so that the nominees who receive the largest number of votes cast are elected, up to the maximum number of Directors to be elected.

Under Delaware law, a Director holds office until the Director’s successor is elected and qualified or until the Director’s earlier resignation or removal. The Company’s By-Laws provide that, following the certification of the shareholder vote in an uncontested election, such as the election of Directors at the 2013 Annual Meeting, any incumbent Director who is a nominee for election as Director who receives a greater number of votes “against” his or her election than votes “for” his or her election will promptly tender his or her resignation. The Governance and Corporate Responsibility Committee of the Board will promptly consider the offer to resign and recommend to the Board whether to accept or reject it. The Board of Directors will decide within 90 days following certification of the shareholder vote whether to accept or reject the tendered resignation. The Board’s decision and, if applicable, the reasons for rejecting the tendered resignation, will be disclosed in a Current Report on Form 8-K filed with the SEC.

Vote required to approve matters other than the election of Directors.

A majority of the Shares voting will be sufficient to ratify the appointment of Deloitte as MetLife’s independent

82	MetLife 2013 Proxy Statement

auditor for 2013 (Proposal 2) and approve the advisory vote to approve the compensation paid to the Company’s Named Executive Officers (Proposal 3).

Tabulation of abstentions and broker non-votes.

If a shareholder abstains from voting as to a particular matter, the shareholder’s Shares will not be counted as voting for or against that matter. If brokers or other shareholders of record return a proxy card indicating that they do not have discretionary authority to vote as to a particular matter, those Shares will not be counted as voting for or against that matter.

If you are a beneficial owner whose Shares are held in street name and you do not submit voting instructions to your broker, your broker may generally vote your Shares in its discretion on routine matters. Proposal 2 is considered routine and may be voted upon by your broker if you do not submit voting instructions. However, brokers do not have the discretion to vote their clients’ Shares on non-routine matters, unless the broker receives voting instructions from the beneficial shareholder. Proposals 1 and 3 are considered non-routine matters. Consequently, if your Shares are held in street name, you must provide your broker with instructions on how to vote your Shares in order for your Shares to be voted on these Proposals.

Quorum.

To conduct business at the 2013 Annual Meeting, a quorum must be present. A quorum will be present if shareholders of record of one-third or more of the Shares entitled to vote at the meeting are present in person or are represented by proxies. Abstentions and broker non-votes will be counted to determine whether a quorum is present.

Proposal	Vote Required (of Shares Voted)	Effect of Abstentions	Effect of Broker Non-Votes
1. Election of four Class I and four Class II Directors to one-year terms	Majority(a)	No effect	No effect
2. Ratification of the appointment of Deloitte & Touche LLP as MetLife’s independent auditor for 2013	Majority	No effect	Not applicable
3. Advisory (non-binding) vote to approve compensation paid to the Named Executive Officers	Majority	No effect	No effect
(a)	See “Vote required to elect Directors” on page 82.

Inspector of Election and confidential voting.

The Board of Directors has appointed IVS Associates, Inc. to act as Inspector of Election at the 2013 Annual Meeting. The Company’s By-Laws provide for confidential voting.

Directors’ attendance at annual meetings.

Directors are expected to attend annual meetings of shareholders, and 11 out of 12 Directors attended the 2012 Annual Meeting.

Cost of soliciting proxies for the 2013 Annual Meeting.

The Company has retained Georgeson Inc. to assist with the solicitation of proxies from the Company’s shareholders of record. For these services, the Company will pay Georgeson Inc. a fee of approximately $10,000, plus expenses. The Company also will reimburse banks, brokers or other nominees for their costs of sending the Company’s proxy materials to beneficial owners. Directors, officers or other MetLife employees also may solicit proxies from shareholders in person, or by telephone, facsimile transmission or other electronic means of communication, but will not receive any additional compensation for such services.

MetLife 2013 Proxy Statement	83

Other Information

Deadline for submission of shareholder proposals for the 2014 Annual Meeting.

Rule 14a-8 under the Exchange Act establishes the eligibility requirements and the procedures that must be followed for a shareholder’s proposal to be included in a public company’s proxy materials. Under the Rule, proposals submitted for inclusion in MetLife’s 2014 proxy materials must be received by MetLife, Inc. at 1095 Avenue of the Americas, New York, NY 10036, Attention: Corporate Secretary, on or before the close of business on November 22, 2013. Proposals must comply with all the requirements of Rule 14a-8.

A shareholder who wishes to present a matter for action at MetLife’s 2014 Annual Meeting, but chooses not to do so under Rule 14a-8, must deliver to the Corporate Secretary of MetLife on or before December 24, 2013, a notice and accompanying disclosure questionnaire containing the information required by the advance notice and other provisions of the Company’s By-Laws. Copies of the By-Laws and disclosure questionnaire may be obtained by written request to MetLife, Inc., 1095 Avenue of the Americas, New York, NY 10036, Attention: Corporate Secretary. The By-Laws and disclosure questionnaire also are available on MetLife’s website at www.metlife.com/corporategovernance by selecting the appropriate category under the heading “Related Links.”

Where to find the voting results of the 2013 Annual Meeting.

The Company will announce preliminary voting results at the 2013 Annual Meeting and publish preliminary or final voting results in a Form 8-K within four business days following the meeting. If only preliminary voting results are available for reporting in the Form 8-K, the Company will amend the Form 8-K to report final voting results within four business days after the final voting results are known.

Electronic delivery of the proxy statement and annual report to shareholders.

If you are a shareholder of record, you may elect to receive future proxy statements and annual reports to shareholders electronically by consenting to electronic delivery online at: www.computershare.com/investor. If you choose to receive your proxy materials electronically, your choice will remain in effect until you notify MetLife that you wish to discontinue electronic delivery of these documents. You may provide your notice to MetLife via the Internet at www.computershare.com/investor.

If you hold your Shares in street name in a stock brokerage account or at a bank or other nominee, refer to the information provided by that entity for instructions on how to elect this option.

Principal executive offices.

The principal executive offices of MetLife are located at 200 Park Avenue, New York, NY 10166.

Communications with the Company’s Directors.

The Board of Directors provides procedures through which security holders may send written communications to individual Directors or the Board of Directors, and procedures through which interested parties may submit communications to the Non-Management Directors. In addition, the Audit Committee of the Board of Directors provides procedures through which interested parties may submit communications regarding accounting, internal accounting controls or auditing matters to the Audit Committee. Information about these procedures is available on MetLife’s website at www.metlife.com/corporategovernance by selecting “Corporate Conduct” and then the appropriate link under the “Corporate Conduct” section.

MetLife’s Annual Report on Form 10-K.

MetLife, Inc. will provide to shareholders without charge, upon written request, a copy of MetLife, Inc.’s Annual Report on Form 10-K (including financial statements and financial statement schedules, but without exhibits) for the fiscal year ended December 31, 2012. MetLife, Inc. will furnish to requesting shareholders any exhibit to the Form 10-K upon the payment of reasonable expenses incurred by MetLife, Inc. in furnishing such exhibit. Requests should be directed to MetLife Investor Relations, MetLife, Inc., 1095 Avenue of the Americas, New York, New York 10036 or via the Internet by going to http://investor.metlife.com and selecting “Information Requests.” The Annual Report on Form 10-K may also be accessed at http://investor.metlife.com by selecting “Financial Information,” “SEC Filings,” “MetLife, Inc. — View SEC Filings” as well as at the website of the U.S. Securities and Exchange Commission at www.sec.gov.

84	MetLife 2013 Proxy Statement

Appendix A — Non-GAAP Financial Measures

Any references in this Proxy Statement (except in this Appendix) to net income (loss), net income (loss) per share, operating earnings, operating earnings per share, book value per common share, premiums, fees & other revenues and operating return on equity, should be read as net income (loss) available to MetLife, Inc.‘s common shareholders, net income (loss) available to MetLife, Inc.‘s common shareholders per diluted common share, operating earnings available to common shareholders, operating earnings available to common shareholders per diluted common share, book value per common share, excluding accumulated other comprehensive income (loss) (AOCI), premiums, fees & other revenues (operating) and operating return on MetLife, Inc.’s common equity, excluding AOCI, respectively.

Operating earnings is the measure of segment profit or loss that MetLife uses to evaluate segment performance and allocate resources. Consistent with accounting principles generally accepted in the United States of America (GAAP) accounting guidance for segment reporting, operating earnings is MetLife’s measure of segment performance. Operating earnings is also a measure by which MetLife senior management’s and many other employees’ performance is evaluated for the purposes of determining their compensation under applicable compensation plans.

Operating earnings is defined as operating revenues less operating expenses, both net of income tax. Operating earnings available to common shareholders is defined as operating earnings less preferred stock dividends.

Operating revenues and operating expenses exclude results of discontinued operations and other businesses that have been or will be sold or exited by MetLife, Inc. (Divested Businesses). Operating revenues also excludes net investment gains (losses) (NIGL) and net derivative gains (losses) (NDGL). Operating expenses also excludes goodwill impairments.

The following additional adjustments are made to GAAP revenues, in the line items indicated, in calculating operating revenues:

•

Universal life and investment-type product policy fees excludes the amortization of unearned revenue related to NIGL and NDGL and certain variable annuity guaranteed minimum income benefits (GMIB) fees (GMIB Fees);

•

Net investment income: (i) includes amounts for scheduled periodic settlement payments and amortization of premium on derivatives that are hedges of investments but do not qualify for hedge accounting treatment, (ii) includes income from discontinued real estate operations, (iii) excludes post-tax operating earnings adjustments relating to insurance joint ventures accounted for under the equity method, (iv) excludes certain amounts related to contractholder-directed unit-linked investments, and (v) excludes certain amounts related to securitization entities that are variable interest entities (VIEs) consolidated under GAAP; and

•	Other revenues are adjusted for settlements of foreign currency earnings hedges.

The following additional adjustments are made to GAAP expenses, in the line items indicated, in calculating operating expenses:

•

Policyholder benefits and claims and policyholder dividends excludes: (i) changes in the policyholder dividend obligation related to NIGL and NDGL, (ii) inflation-indexed benefit adjustments associated with contracts backed by inflation-indexed investments and amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets, (iii) benefits and hedging costs related to GMIBs (GMIB Costs), and (iv) market value adjustments associated with surrenders or terminations of contracts (Market Value Adjustments);

•

Interest credited to policyholder account balances includes adjustments for scheduled periodic settlement payments and amortization of premium on derivatives that are hedges of policyholder account balances but do not qualify for hedge accounting treatment and excludes amounts related to net investment income earned on contractholder-directed unit-linked investments;

•

Amortization of deferred policy acquisition costs (DAC) and value of business acquired (VOBA) excludes amounts related to: (i) NIGL and NDGL, (ii) GMIB Fees and GMIB Costs, and (iii) Market Value Adjustments;

•	Amortization of negative VOBA excludes amounts related to Market Value Adjustments;

MetLife 2013 Proxy Statement	A-1

•	Interest expense on debt excludes certain amounts related to securitization entities that are VIEs consolidated under GAAP; and

•	Other expenses excludes costs related to: (i) noncontrolling interests, (ii) implementation of new insurance regulatory requirements, and (iii) acquisition and integration costs.

MetLife believes the presentation of operating earnings and operating earnings available to common shareholders as MetLife measures it for management purposes enhances the understanding of the company’s performance by highlighting the results of operations and the underlying profitability drivers of the business. Operating revenues, operating expenses, operating earnings, operating earnings available to common shareholders, operating earnings available to common shareholders per diluted common share, book value per common share, excluding AOCI, book value per diluted common share, excluding AOCI, operating return on MetLife, Inc.’s common equity, operating return on MetLife, Inc.’s common equity, excluding AOCI, investment portfolio gains (losses) and derivative gains (losses) should not be viewed as substitutes for the following financial measures calculated in accordance with GAAP: GAAP revenues, GAAP expenses, GAAP income (loss) from continuing operations, net of income tax, GAAP net income (loss) available to MetLife, Inc.‘s common shareholders, GAAP net income (loss) available to MetLife, Inc.‘s common shareholders per diluted common share, book value per common share, book value per diluted common share, return on MetLife, Inc.’s common equity, return on MetLife, Inc.’s common equity, excluding AOCI, net investment gains (losses) and net derivative gains (losses), respectively.

Operating return on MetLife, Inc.‘s common equity is defined as operating earnings available to common shareholders divided by average GAAP common equity.

Operating expense ratio is calculated by dividing operating expenses (other expenses net of capitalization of DAC) by premiums, fees & other revenues (operating).

We sometimes refer to sales activity for various products. These sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity. Additionally, the impact of changes in our foreign currency exchange rates is calculated using the average foreign currency exchange rates for the current period and is applied to each of the comparable periods.

A-2	MetLife 2013 Proxy Statement

Total Company - Reconciliation of Operating Earnings Available to Common Shareholders to Net Income (Loss) Available to MetLife, Inc.’s Common Shareholders	2012		2011
	($ in millions, except per share data)
Operating earnings available to common shareholders	$5,686	$5.28	$4,677	$4.38
Adjustments from operating earnings available to common shareholders to net income (loss) available to MetLife, Inc.’s common shareholders:
Add: Net investment gains (losses)	(352)	(0.33)	(867)	(0.81)
Add: Net derivative gains (losses)	(1,919)	(1.78)	4,824	4.52
Add: Goodwill impairment	(1,868)	(1.73)	—	—
Add: Other adjustments to continuing operations	(2,550)	(2.36)	(1,451)	(1.36)
Add: Provision for income tax (expense) benefit	2,195	2.04	(914)	(0.86)
Add: Income (loss) from discontinued operations, net of income tax	48	0.04	24	0.02
Less: Net income (loss) attributable to noncontrolling interests	38	0.04	(8)	(0.01)
Less: Preferred stock redemption premium	—	—	146	0.14

Net income (loss) available to MetLife, Inc.’s common shareholders	$1,202	$1.12	$6,155	$5.76

Weighted average common shares outstanding - diluted (in millions)		1,076.8		1,068.1

Return on MetLife, Inc.’s Common Equity(1)			2012	2011
Operating return on MetLife, Inc.‘s common equity, excluding accumulated other comprehensive income (loss)			11.3%	10.1%
Operating return on MetLife, Inc.‘s common equity			9.6%	9.3%
Return on MetLife, Inc.‘s common equity, excluding accumulated other comprehensive income (loss)			2.4%	13.2%
Return on MetLife, Inc.‘s common equity			2.0%	12.2%

Reconciliation of Operating Premiums, Fees & Other Revenues to Premiums, Fees & Other Revenues			2012	2011
			($ in millions)
Operating premiums, fees & other revenues			$47,879	$45,449
Adjustments from operating premiums, fees & other revenues to premiums, fees & other revenues:
Add: Premiums			64	92
Add: Universal life and investment-type product policy fees			344	278
Add: Other revenues			150	880

Premiums, fees & other revenues			$48,437	$46,699

Book Value Per Common Share(1)			2012	2011
Book value per common share, excluding accumulated other comprehensive income (loss) — (actual common shares outstanding)			$46.73	$46.69
Add: Accumulated other comprehensive income (loss) per common share			10.44	5.74

Book value per common share — (actual common shares outstanding)			$57.17	$52.43

Common shares outstanding, end of period (in millions)			1,091.7	1,058.0

(1)	MetLife Inc.’s common equity excludes $2,043 million of equity related to preferred stock.

MetLife 2013 Proxy Statement	A-3

IMPORTANT ANNUAL MEETING INFORMATION

ENDORSEMENT_LINE_ SACKPACK

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

C123456789

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Voting Instructions

Electronic Voting available 24 hours a day, 7 days a week!

Instead of mailing your Proxy Card/Voting Instruction Form, you may choose one of the other voting methods outlined below to vote your Proxy Card/Voting Instruction Form.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

Go to www.investorvote.com/MET

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Vote by mail

To vote by mail, mark, sign and date your Proxy Card/Voting Instruction Form and return it in the enclosed postage-paid envelope.

Annual Meeting Proxy Card/Voting Instruction Form 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

A Proposals — The following items are more fully described in the Proxy Statement accompanying this card. The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. The Class I and II nominees for Election of Directors are: +

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - R. Glenn Hubbard				02 - Steven A. Kandarian				03 - John M. Keane
04 - Alfred F. Kelly, Jr.				05 - James M. Kilts				06 - Catherine R. Kinney
07 - Hugh B. Price				08 - Kenton J. Sicchitano

	For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP
as independent auditor for 2013
3. Advisory vote to approve the compensation paid to the
Company’s Named Executive Officers

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — THIS SECTION MUST BE COMPLETED FOR YOUR VOTE TO BE COUNTED. — Date and Sign Below

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1UPX 1 4 8 3 5 5 4

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

YOUR VOTE IS IMPORTANT. PLEASE REMEMBER TO CAST YOUR BALLOT TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Common Shareholders - Internet and telephone voting are available through 11:59 PM Eastern Time, April 22, 2013. Proxy Cards submitted by common shareholders who vote by mail must be received prior to the 2013 annual meeting.

MetLife and New England Employee Benefit Plan Participants - Internet and telephone voting are available through 6:00 PM Eastern Time, April 19, 2013. Voting Instruction Forms submitted by plan participants who vote by mail must be received by 6:00 PM, Eastern Time, April 19, 2013.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card/voting instruction form.

Please see reverse for instructions on voting by Internet, telephone or mail.

Common shareholders may consent to receive MetLife, Inc.’s Annual Reports to Shareholders, Proxy Statement and other shareholder communications electronically at www.computershare.com/Investor.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy Card/Voting Instruction Form — MetLife, Inc.

Proxy solicited on behalf of the Board of Directors of MetLife, Inc. for the 2013 Annual Meeting, April 23, 2013

Common Shareholders

The shareholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) Richard S. Collins and Christine M. DeBiase, or any of them, each with full power of substitution, as proxies to vote all shares of MetLife, Inc. Common Stock that the shareholder(s) would be entitled to vote on all matters that may properly come before the 2013 Annual Meeting and at any adjournments or postponements thereof. The proxies are authorized to vote and will vote in accordance with the specifications indicated by the shareholder(s) on the reverse of this Proxy Card. If this Proxy Card is signed and returned by the shareholder(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors of MetLife, Inc. If this Proxy Card is signed and returned, the proxies appointed thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the 2013 Annual Meeting and at any adjournments or postponements thereof.

Plan Participants

The Bank of New York Mellon is the Trustee (the “Plan Trustee”) of (i) the Savings and Investment Plan for Employees of Metropolitan Life and Participating Affiliates Trust; (ii) the New England Life Insurance Company 401(k) Savings Plan and Trust; (iii) the New England Life Insurance Company Agents’ Retirement Plan and Trust; and (iv) the New England Life Insurance Company Agents’ Deferred Compensation Plan and Trust. Each of (i) - (iv) above is referred to herein individually as a “Plan”.

As a Plan participant, you have the right to direct the Plan Trustee how to vote the shares of MetLife, Inc. Common Stock (“Shares”) that are allocated to your Plan account and shown on the reverse of this Voting Instruction Form. The Plan Trustee will hold your instructions in complete confidence except as may be necessary to meet legal requirements.

You may instruct the Plan Trustee how to vote by telephone, Internet or by signing and returning this Voting Instruction Form. See the reverse side of this form for instructions on how to vote. A postage-paid envelope is enclosed. The Plan Trustee must receive your voting instructions no later than 6:00 p.m., Eastern Time, April 19, 2013, to vote in accordance with the instructions.

The Plan Trustee will vote your Plan Shares in accordance with the specifications indicated by you on the reverse of this Voting Instruction Form. If the Plan Trustee does not receive your instructions by 6:00 p.m., Eastern Time, April 19, 2013, or if you sign and return this Voting Instruction Form and no specifications are indicated, the Plan Trustee will vote your Plan Shares in the same proportion as the Plan Shares for which it has received instructions. On any matters other than those described on the reverse of this Voting Instruction Form that may be presented for a vote at the 2013 Annual Meeting and any adjournments or postponements thereof, your Plan Shares will be voted in the discretion of the proxies appointed by the shareholders of MetLife, Inc.

(Continued and to be marked, dated and signed, on the other side)